Exhibit 10(x)

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

EMERSON ELECTRIC CO.

AND

PENTAIR PLC

________________

DATED AS OF AUGUST 18, 2016

#88810454v1

i
#88810454v1

3.29	Step Plan	29
3.30	Fees	30

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER		30
4.1	Due Organization and Power	30
4.2	Authority	30
4.3	No Violation	30
4.4	Financial Capacity	31
4.5	No Litigation or Impediment	31
4.6	Fees	31
4.7	Application to Designated Purchaser	31
4.8	No Other Representations or Warranties; Projections	31

Article V COVENANTS		32
5.1	Access to Information Concerning Properties and Records; Confidentiality	32
5.2	Conduct of the Business Pending the Closing	34
5.3	Reasonable Best Efforts	37
5.4	Notification	39
5.5	Contract Matters	39
5.6	Tax Matters	42
5.7	Employee Matters	52
5.8	Property Transfer Statute Compliance	63
5.9	Asbestos Matters and Other Litigation Matters	64
5.10	Post-Closing Access to Information	65
5.11	Further Assurances	65
5.12	Intellectual Property	66
5.13	No Competition; No Solicitation	68
5.14	Insurance	69
5.15	Step Plan; Certain Restrictions on Intercompany Loan Receivables	70
5.16	Resignations	71
5.17	Title Insurance Cooperation	71
5.18	Transition Services Agreement	71
5.19	Required Financial Statements	71

Article VI CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		73
6.1	Accuracy of Representations and Warranties; Performance of Obligations	73
6.2	No Legal Prohibition	74
6.3	HSR Act and Other Approvals	74
6.4	Delivery of Documents	74
6.5	Buyer’s Frustration of Closing Conditions	74

#88810454v1

Article VII CONDITIONS PRECEDENT TO PARENT’S OBLIGATIONS		74
7.1	Accuracy of Representations and Warranties; Performance of Obligations	74
7.2	No Legal Prohibition	75
7.3	HSR Act and Other Approvals	75
7.4	Delivery of Purchase Price and Documents	75
7.5	Parent’s Frustration of Closing Conditions	75

Article VIII CLOSING		75
8.1	Closing Date	75
8.2	Documents to be Delivered by Parent	76
8.3	Documents to be Delivered by Buyer	76

Article IX SURVIVAL; INDEMNIFICATION		77
9.1	Survival	77
9.2	Indemnification	77
9.3	Third Party Claim Procedures	79
9.4	Direct Claim Procedures	81

Article X TERMINATION		81
10.1	General	81
10.2	Notice of Termination	82
10.3	Effect of Termination	82
10.4	Termination Fee	83

Article XI MISCELLANEOUS		84
11.1	Publicity	84
11.2	Consent to Service of Process; Waiver of Jury Trial; Venue	84
11.3	Entire Agreement; Amendments and Waivers	84
11.4	Governing Law	85
11.5	Notices	85
11.6	Severability	86
11.7	Specific Performance	86
11.8	Binding Effect; Assignment	87
11.9	Expenses	87
11.10	Payment of Sales, Use or Similar Taxes	87
11.11	Schedules	87
11.12	Knowledge	88
11.13	Interpretation	88
11.14	No Strict Construction	88
11.15	Counterparts	89
11.16	Definitions	89

#88810454v1

Schedules
Schedule 3.3    Companies and Subsidiaries; Company Securities
Schedule 3.4    Title
Schedule 3.5    No Violation
Schedule 3.6(a)    Financial Statements
Schedule 3.7    Tax Matters
Schedule 3.8    Absence of Certain Changes
Schedule 3.9    Absence of Undisclosed Liabilities
Schedule 3.10    No Litigation
Schedule 3.11    Compliance With Laws and Orders
Schedule 3.12    Anti-Bribery and Anti-Corruption Laws; Sanctions; Export Controls
Schedule 3.14    Insurance
Schedule 3.15    Environmental Matters
Schedule 3.16    Asbestos Matters and Other Litigation Matters
Schedule 3.17    Title to Assets; Necessary Assets
Schedule 3.18    Material Contracts
Schedule 3.19    Employee Benefit Plans
Schedule 3.20    Labor
Schedule 3.21    Intellectual Property Rights
Schedule 3.22    Intercompany Accounts
Schedule 3.23    Product Liabilities and Recalls
Schedule 3.24    Material Customers
Schedule 3.25    Material Suppliers
Schedule 3.26    Guarantees, Bonds and Letters of Credit
Schedule 3.27    Related Party Transactions
Schedule 3.28    Bank Accounts
Schedule 5.2    Conduct of the Business Pending the Closing
Schedule 5.3    Competition Law Filings and Approvals
Schedule 5.3(c)    Burdensome Condition
Schedule 5.5(a)    Continuing Contracts
Schedule 5.5(b)    Parent Guarantees
Schedule 5.5(c)    Shared Contracts
Schedule 5.5(d)    Transferred Contracts
Schedule 5.5(e)    Company Guarantees
Schedule 5.6(a)    Parent Pre-Closing Returns
Schedule 5.6(l)    Group Relief Elections and Non-U.S. Consolidated Groups
Schedule 5.6(o)    Equity Award Deductions
Schedule 5.6(p)    Specified Carryforwards
Schedule 5.7(a)(ii)    Mixed Foreign Retirement Plans
Schedule 5.7(a)(iii)    UK Pension Plan Guarantee
Schedule 5.7(a)(iv)    Agreements and Bonuses
Schedule 5.7(e)(ii)    Put Option Matters
Schedule 5.7(f)    Cooperation Actions

#88810454v1

Schedule 5.8(a)    New Jersey Entities
Schedule 5.9(c)    Certain Actions
Schedule 5.13(c)    Restricted Employees
Schedule 5.14    Insurance Claims Handling Procedures
Schedule 5.15(b)    Step Plan Contact
Schedule 5.19(a)    Form of Carve-Out Financial Statements
Schedule 8.2(e)    Certificates With Respect to United States Real Property
Schedule 10.4(a)    Termination Fee
Schedule 11.12    Knowledge of Parent
Schedule 11.16(i)    Cash
Schedule 11.16(ii)    Specified Individual Shares
Schedule 11.16(iii)    Losses

v
#88810454v1

Exhibits
Exhibit A        Determination of Net Working Capital and Accounting Protocol
Exhibit B        Step Plan
Exhibit C        Transition Services Agreement
Exhibit D        Form of Equity Transfer Agreement

Schedules and exhibits described in this agreement have been omitted.  The registrant undertakes to furnish supplementally a copy of such schedules and exhibits upon request.

#88810454v1

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of August 18, 2016, by and between Emerson Electric Co., a Missouri corporation (“Buyer”), and Pentair plc, an Irish public limited company (“Parent”).
RECITALS
WHEREAS, Parent, indirectly through its subsidiaries listed as Sellers in Section 3.3 of the Disclosure Schedule (each, a “Seller,” and together, the “Sellers”), owns stock, shares, quotas, investment capital, membership units and interests, capital, limited liability or partnership interests or other equity ownership interests (the “Shares”) of the entities listed as Companies in Section 3.3 of the Disclosure Schedule (each, a “Company,” and together, the “Companies”).
WHEREAS, the Companies and the Subsidiaries are engaged in the Business.
WHEREAS, the parties desire that Parent shall cause the Sellers to sell, convey, assign and transfer to Buyer, and to cause to be sold, conveyed, assigned and transferred to Buyer, and Buyer shall purchase, acquire and accept from the Sellers all of the Purchased Shares and, subject to Section 1.3, the Specified Individual Shares, upon the terms and conditions herein set forth.
WHEREAS, capitalized terms not defined in the context in the section in which such terms first appear shall have the meaning set forth in Section 11.16.
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1

PURCHASE AND SALE OF THE SHARES

1.1    Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, Parent shall cause the Sellers to sell, convey, assign and transfer to Buyer, and to cause to be sold, conveyed, assigned and transferred to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, all right, title and interest in and to the Purchased Shares and, subject to Section 1.3, the Specified Individual Shares; provided that in the case of the Purchased Shares that are Individual Shares (other than the Specified Individual Shares), Parent’s obligation to sell, convey, assign and transfer to Buyer any such Individual Share shall be satisfied if Parent provides to Buyer a copy of an Ancillary Agreement executed by the Individual Owner of such Individual Share transferring such Individual Share to a Company, Subsidiary, Active Employee or other Person designated by Buyer.

1.2     Designated Purchasers. Prior to the Closing Date, Buyer may, upon not less than five Business Days’ prior written notice to Parent, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned subsidiaries (each such entity, a “Designated Purchaser”) for the purpose of carrying out the transactions contemplated hereby; provided, however, that (a) such assignment shall be effective only if such Designated Purchaser

#88810454v1

provides Parent with written acceptance thereof, in form and substance acceptable to Parent, prior to the Closing Date and (b) Buyer shall be and remain jointly and severally liable for all obligations of Buyer and such Designated Purchaser under this Agreement and all Ancillary Agreements to be executed and delivered by Buyer or such Designated Purchaser pursuant hereto. Section 5.6(a) sets forth certain requirements applicable to any Designated Purchaser that purchases Shares of U.S. Holdco.

1.3     Equity Transfer Documents. The transfer of the Purchased Shares and the Specified Individual Shares will be effected at the Closing pursuant to transfer agreements substantially in the form attached as Exhibit D hereto, with only such modifications as required by applicable Law in the jurisdictions of incorporation or organization of the Companies (the “Equity Transfer Documents”), and the parties shall execute any other forms, notarial deeds, instruments or other similar documents necessary pursuant to applicable Law to transfer the Purchased Shares and the Specified Individual Shares to Buyer or a Designated Purchaser (including any necessary notarizations, legalizations or other attestations and execution formalities to the extent required by applicable Law). Parent shall use reasonable best efforts to cause, to the extent permitted by applicable Law, the Individual Owners to execute any Ancillary Agreement required to transfer the Specified Individual Shares to the Companies, the Subsidiaries or Active Employees or, to the extent not so transferred prior to the Closing, at the Closing to Persons designated by Buyer, such Persons to be designated by Buyer at least ten Business Days prior to the Closing Date, in writing to Parent; provided, however, for purposes of clarity, such transfers shall not be a condition to Buyer’s obligation to otherwise consummate the transactions contemplated by this Agreement pursuant to Article VI or otherwise.

1.4    Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Equity Transfer Documents or any other Ancillary Agreement, Buyer and Parent agree, on behalf of themselves and, to the extent permitted by applicable Law, any Designated Purchaser or Seller, that the terms of this Agreement will govern with respect to any such conflict or inconsistency (and then only to the extent provided therein).

ARTICLE II

PURCHASE PRICE; PAYMENT

2.1    Purchase Price. The purchase price (the “Purchase Price”) payable by Buyer in consideration for the Purchased Shares and the Specified Individual Shares shall be calculated in accordance with the methods and procedures set forth in this Article II and Exhibit A and shall be an amount equal to (a) the Base Purchase Price, (b) plus the amount of Final Cash, (c) plus (solely in the event that the Final Net Working Capital exceeds the Collar Ceiling) the amount, if any, by which the Final Net Working Capital exceeds the Working Capital Target or minus (solely in the event that the Collar Floor exceeds the Final Net Working Capital) the amount, if any, by which the Working Capital Target exceeds the Final Net Working Capital, (d) minus the amount of Final Indebtedness and (e) minus the amount of Final Accrued Tax Liabilities (with each of clauses (b), (c), (d) and (e) determined in accordance with Section 2.3(c)). Notwithstanding anything to the contrary herein, if any portion of the Purchase Price is required under applicable Law, or as otherwise agreed to by the parties, to be paid in a Foreign Currency and/or to a specific Seller, the applicable United States

#88810454v1

Dollar amount (allocated pursuant to Section 5.6(m) or as otherwise mutually agreed by the parties hereto) shall be converted into the applicable Foreign Currency at the Exchange Rate and paid by Buyer to Parent or the relevant Seller in accordance with Section 2.2.

2.2    Payment. Immediately prior to the Closing, Buyer shall pay, by wire transfer of immediately available funds, (a) the Estimated Purchase Price to an account or accounts designated by Parent, at least two Business Days prior to the Closing Date, in writing to Buyer and (b) the Debt Payoff Amount, if any, to the lenders of the Companies and the Subsidiaries in retirement of the related Indebtedness in accordance with the terms of the applicable Payoff Letters. All calculations of Indebtedness outstanding as of the Effective Time pursuant to this Article II shall disregard the effect of any payment made or to be made pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary herein or in any Ancillary Agreement, any consideration paid by Buyer to Parent or the relevant Seller pursuant to an Ancillary Agreement shall be deemed for all purposes to comprise part of, and not be in addition to, the Purchase Price payable hereunder.

2.3    Determination of Purchase Price Adjustments.

(a)Estimated Closing Statement. Not less than three Business Days prior to the Closing Date, Parent shall prepare and deliver to Buyer a statement (as updated pursuant to Section 2.3(b), the “Estimated Closing Statement”) setting forth Parent’s good-faith estimate of each of the following, together with reasonably detailed documentation supporting each estimate: (i) the amount of Cash as of the Effective Time (the “Estimated Cash”), (ii) the amount of Net Working Capital as of the Effective Time (the “Estimated Net Working Capital”), (iii) the amount of Indebtedness as of the Effective Time (the “Estimated Indebtedness”) and (iv) the amount of Accrued Tax Liabilities as of the Effective Time (the “Estimated Accrued Tax Liabilities”). The Estimated Closing Statement shall also set forth the “Estimated Purchase Price,” which shall be equal to the sum of (A) the Base Purchase Price, (B) plus the Estimated Cash, (C) plus (solely in the event that the Estimated Net Working Capital exceeds the Collar Ceiling) the amount, if any, by which the Estimated Net Working Capital exceeds the Working Capital Target or minus (solely in the event that the Collar Floor exceeds the Estimated Net Working Capital) the amount, if any, by which the Working Capital Target exceeds the Estimated Net Working Capital, (D) minus the Estimated Indebtedness and (E) minus the Estimated Accrued Tax Liabilities.

(b)Pre-Closing Review. Buyer shall have the opportunity to review and make reasonable objections to the matters and amounts set forth on the Estimated Closing Statement and any updates made thereto pursuant to this Section 2.3(b). Parent will cooperate, and will cause the Companies and the Subsidiaries to cooperate, with Buyer in the review of the Estimated Closing Statement, including providing Buyer and its representatives with reasonable access during normal business hours to the relevant books and records, including accounting work papers, pertaining to the Companies and the Subsidiaries and the finance employees of Parent, the Companies and the Subsidiaries. Based on Buyer’s reasonable objections, Parent and Buyer will cooperate reasonably to update the initial Estimated Closing Statement delivered by Parent under Section 2.3(a) prior to the Closing Date. In the event Buyer and Parent are unable to agree regarding any of the matters and/or amounts set forth on the Estimated Closing Statement, such matters and amounts set forth on

#88810454v1

the Estimated Closing Statement delivered by Parent pursuant to Section 2.3(a) shall be used for the purpose of the payment set forth in Section 2.2.

(c)Post-Closing Reconciliation.

(i)No later than 60 days after the Closing Date, Buyer will prepare and deliver to Parent a statement (the “Preliminary Closing Statement”) setting forth Buyer’s calculation of each of the following, together with reasonably detailed documentation supporting its calculation: (A) the amount of Cash as of the Effective Time, (B) the amount of Net Working Capital as of the Effective Time, (C) the amount of Indebtedness as of the Effective Time and (D) the amount of Accrued Tax Liabilities as of the Effective Time.

(ii)For the 30-day period following Parent’s receipt of the Preliminary Closing Statement (such 30-day period, the “Response Period”), Buyer will cooperate, and will cause the Companies and the Subsidiaries to cooperate, with Parent in the review of the Preliminary Closing Statement, including providing Parent and its representatives with reasonable access during normal business hours to the relevant books and records, including accounting work papers, pertaining to the Companies and the Subsidiaries and the finance employees of Buyer, the Companies and the Subsidiaries. At any time before the end of the Response Period, Parent may deliver a written objection to the amounts set forth in the Preliminary Closing Statement, specifying the item(s) and amount(s) in dispute, accompanied by materials showing in reasonable detail Parent’s support for its position (such notice and supporting materials, the “Objection Notice”), and Parent shall be deemed to have agreed with all other items and amounts contained in the Preliminary Closing Statement.

(iii)If Parent delivers an Objection Notice to Buyer within the Response Period, Buyer and Parent will meet within 15 days after the delivery of the Objection Notice to discuss each other’s position and to attempt to resolve their differences. If Buyer and Parent are not able to resolve their differences at such meeting (or by any later date that Buyer and Parent may mutually agree upon), Buyer and Parent will prepare a single list of the items that remain in dispute (the “Disputed Items”); any items not set forth in the Disputed Items shall be deemed resolved, final and binding upon all of the parties hereto, and will be non-appealable and may be enforced by a court of competent jurisdiction. Buyer and Parent will separately prepare statements (the “Position Statements”) specifying in reasonable detail their respective positions on each of the Disputed Items (including the United States Dollar amount for each item). Buyer and Parent will exchange their Position Statements within 30 days after the Disputed Items list was prepared (such 30-day period, the “Exchange Period”).

(iv)Following the end of the Exchange Period, either of Buyer or Parent may submit the Disputed Items (together with both Position Statements) to be resolved by Ernst & Young LLP or, if such firm is unable or unwilling to perform the

#88810454v1

services required under this Section 2.3(c), such other nationally recognized independent accounting firm as is mutually agreed to by Buyer and Parent (the “Accounting Firm”), who shall act as an expert and not as an arbitrator. Regardless of whether Buyer or Parent submits the matter to the Accounting Firm for resolution, both Buyer and Parent will enter into the Accounting Firm’s standard engagement letter and both will instruct the Accounting Firm to resolve each Disputed Item (but no other items) as soon as practicable, but in any event within 60 days of being engaged. Buyer and Parent will cooperate with the Accounting Firm in all reasonable respects, but neither Buyer nor Parent will have ex parte meetings, teleconferences or other correspondence with the Accounting Firm, as it is intended for Buyer and Parent to be included in all discussions and correspondence with the Accounting Firm. In resolving each Disputed Item, the Accounting Firm will not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Parent or less than the least value for such item claimed by either Buyer or Parent (as each item had been disclosed by Buyer or Parent to the other in its respective Position Statement, as amended in the manner provided below). If either Buyer or Parent fails to provide the other with its Position Statement within the Exchange Period or fails to enter into the Accounting Firm’s standard engagement letter, the Accounting Firm must resolve every Disputed Item in the manner set forth in the opposing party’s Position Statement.

(v)If both Buyer and Parent present each other with their respective Position Statements within the Exchange Period, the Accounting Firm will schedule a hearing (which may occur on one or more Business Days) commencing on a Business Day within the 15-Business Day period following the end of the Exchange Period. At the hearing, the Accounting Firm will be permitted to ask questions of Buyer and Parent with respect to either or both Position Statements, and Buyer and Parent will each have an opportunity to explain their respective Position Statements, as well as their respective objections to the opposing party’s Position Statement. All questions and explanations at the hearing will be conducted in a manner that Buyer and Parent are able to hear the responses and explanations of the other. Following the hearing, the Accounting Firm will give Buyer and Parent 10 days (the “Amendment Period”) to amend their respective Position Statements, if they desire, but if either party fails to deliver an amended Position Statement before the end of the Amendment Period, such party will be deemed to have elected not to amend its Position Statement. When amending their respective Position Statements, neither Buyer nor Parent will be permitted to raise new items of dispute or new arguments not presented in such party’s initial Position Statement or to revise the amount of any Disputed Item in a manner that increases the aggregate adjustment requested relative to such party’s initial Position Statement. The Accounting Firm will notify Buyer and Parent in writing of its determination of each Disputed Item, together with a reasonably detailed explanation of its determination of each Disputed Item, and, to the extent affected by the Accounting Firm’s determination of the Disputed Item(s), its calculation of (A) the amount of Cash as of the Effective Time, (B) the amount of Net Working Capital as of the Effective Time, (C) the amount of Indebtedness as of the

#88810454v1

Effective Time and (D) the amount of Accrued Tax Liabilities as of the Effective Time.

(vi)The fees and expenses of the Accounting Firm will be paid one half by Buyer and one half by Parent.

(vii)The determination of the Accounting Firm with respect to the Disputed Items will be final and binding upon the parties hereto, will be non-appealable and may be enforced by a court of competent jurisdiction.

(viii)The final amount of the Cash as of the Effective Time (the “Final Cash”), the final amount of the Net Working Capital as of the Effective Time (the “Final Net Working Capital”), the final amount of Indebtedness as of the Effective Time (the “Final Indebtedness”) and the final amount of Accrued Tax Liabilities as of the Effective Time (the “Final Accrued Tax Liabilities”) will be:

(A)As stated in the Preliminary Closing Statement, if Parent fails to deliver an Objection Notice with respect thereto during the Response Period; or

(B)If Parent delivers an Objection Notice with respect thereto during the Response Period, (1) the amount mutually agreed to by Buyer and Parent or (2) in the absence of such agreement, the amount determined by the Accounting Firm computed by using the line items agreed to by Buyer and Parent (i.e., the line items that are not Disputed Items) and each Disputed Item as resolved by the Accounting Firm; provided that in the case of the preceding clause (2) if either Buyer or Parent fails to provide the opposing party with its Position Statement or fails to enter into the Accounting Firm’s standard engagement letter in the time periods specified under this Section 2.3(c), then each Disputed Item will be as stated in the opposing party’s Position Statement and the Final Cash, Final Net Working Capital, Final Indebtedness and Final Accrued Tax Liabilities, as applicable, will be determined on such basis.

The “Final Closing Statement” shall mean the Preliminary Closing Statement if Parent does not deliver any Objection Notice during the Response Period or the Preliminary Closing Statement as adjusted for the amounts determined pursuant to clause (B) if Parent delivers an Objection Notice during the Response Period.
(d)Adjustment Payment to Buyer. In the event the Purchase Price is less than the Estimated Purchase Price, Parent shall make an adjustment payment to Buyer in an amount equal to the difference of (i) the Estimated Purchase Price minus (ii) the Purchase Price. Any payment required by the first sentence of this Section 2.3(d) shall be made by Parent to Buyer, together with interest thereon at an annual rate equal to the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to

#88810454v1

time) and published on the Closing Date by the Federal Reserve Bank of New York as the federal funds effective rate as of the Closing Date (the “Applicable Rate”) calculated on the basis of the number of days elapsed from and including the Closing Date to and excluding the date of payment, in immediately available funds within five Business Days after the determination of the Final Closing Statement.

(e)Adjustment Payment to Parent. In the event the Purchase Price is greater than the Estimated Purchase Price, Buyer shall make an adjustment payment to Parent in an amount equal to the difference of (i) the Purchase Price minus (ii) the Estimated Purchase Price. Any payment required by the first sentence of this Section 2.3(e) shall be made by Buyer to Parent, together with interest thereon at the Applicable Rate calculated on the basis of the number of days elapsed from and including the Closing Date to and excluding the date of payment, in immediately available funds within five Business Days after the determination of the Final Closing Statement.

2.4    Withholding. Buyer and each Designated Purchaser shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement any Taxes required to be deducted and withheld under any provision of applicable Law. No less than five Business Days prior to the Closing Date, Buyer shall furnish to Parent such information regarding the amounts and types of Taxes to be deducted and withheld as may reasonably be requested by Parent. Buyer and Parent shall reasonably cooperate with each other to minimize the amounts required to be deducted and withheld. In the event that any withholding Taxes (with respect to amounts otherwise payable pursuant to this Agreement) arise solely by reason of the Designated Purchaser being incorporated in a jurisdiction other than (i) the United States or (ii) the jurisdiction in which the relevant Company or Seller is located, the Purchase Price shall be increased as necessary so that, after all such withholding Taxes have been imposed (including any such withholding Taxes that apply to additional sums payable under this sentence), Parent receives and retains an amount equal to the sum it would have received and retained had such withholding Taxes not been imposed. If any Tax is withheld pursuant to this Section 2.4, the withheld amount shall be treated for all purposes of this Agreement as having been paid to the applicable payee. Within 30 days after the date of payment by Buyer or the Designated Purchaser of any Taxes so withheld, Buyer or the Designated Purchaser, as the case may be, shall furnish to Parent evidence of payment thereof satisfactory to Parent.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.11, except as set forth in the disclosure schedule delivered by Parent to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), Parent hereby represents and warrants to Buyer that, as of the date hereof and as of the Closing Date:
3.1    Due Organization and Power. Each of Parent and the Sellers is a corporation or other entity duly organized, validly existing and in good standing (or the local legal equivalent thereof, if any) under the laws of its jurisdiction of incorporation or organization. Each of Parent and the Sellers has all requisite corporate or other power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. Each of Parent

#88810454v1

and the Sellers has all requisite corporate (or comparable) power to enter into this Agreement (in the case of Parent) and the Ancillary Agreements to be executed and delivered by Parent and the Sellers and to carry out the transactions contemplated hereby and thereby.

3.2    Authority. The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed, delivered and performed by Parent and the Sellers and the consummation of the transactions contemplated hereby and thereby are within the organizational powers of Parent and the Sellers and have been duly authorized by the Board of Directors of Parent and, to the extent required by applicable Law, prior to the Closing will be duly authorized by the Boards of Directors and, to the extent required by applicable Law, shareholders of the Sellers. No other organizational act or proceeding on the part of Parent or its shareholders or the Sellers is necessary to authorize this Agreement or the Ancillary Agreements to be executed, delivered and performed by Parent and the Sellers or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Ancillary Agreements to be executed, delivered and performed by Parent and the Sellers will constitute (assuming the due authorization, execution and delivery by the other parties hereto and thereto), valid and binding agreements of Parent and the Sellers, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights and remedies generally, and by general equitable principles (to the extent recognized by applicable Law).

3.3    Companies and Subsidiaries.

(a)(i) Section 3.3 of the Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company and Subsidiary assuming the transactions contemplated by the Step Plan are completed. The authorized capital stock, voting securities and equity ownership interests of each Company and, assuming the transactions contemplated by the Step Plan are completed, the outstanding shares of capital stock, voting securities and other equity ownership interests of each Company and the holders thereof are set forth on Section 3.3 of the Disclosure Schedule (in the case of the Individual Shares as of the date of this Agreement). Assuming the transactions contemplated by the Step Plan are completed, Parent and its Affiliates will not own, directly or indirectly, any capital stock, voting securities or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any Person engaged in the Business other than the Companies and the Subsidiaries. Assuming the transactions contemplated by the Step Plan are completed, the Business will not be conducted by Parent or its Affiliates through any Person other than the Companies and the Subsidiaries. (ii) All of the outstanding equity ownership interests of each Company and Subsidiary owned by the Sellers, the Companies, the Subsidiaries or the Individual Owners are free and clear of any Liens, have been duly authorized and are validly issued, fully paid and nonassessable. (iii) Except as set forth in this Section 3.3, there are no outstanding (A) shares of capital stock, voting securities or equity ownership interests of any Company, (B) securities of any Company convertible into or exchangeable for the capital stock, voting securities or other equity ownership interests of any Company; (C) options, warrants or other rights to purchase or subscribe to capital stock, voting securities or equity ownership interests of any Company, or securities which are convertible into or exchangeable for capital stock, voting securities or other equity ownership interests of any Company;

#88810454v1

or (D) Contracts, commitments or other obligations of any Company relating to the issuance, sale or transfer of any capital stock, voting securities or other equity ownership interests of any Company, any such securities convertible or exchangeable for capital stock, voting securities or other equity ownership interests of any Company or any such options, warrants or other rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Company Securities are (or will be prior to the Closing) owned by a Seller, a Company or a Subsidiary except for the Specified Individual Shares.

(b)(i) Each Company, Subsidiary and Individual Owner has valid title to the shares of capital stock, voting securities and other equity ownership interests of each Subsidiary owned or purported to be owned by such Person, free and clear of all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock, voting securities and other equity ownership interests). (ii) Except as set forth in this Section 3.3, there are no outstanding (A) shares of capital stock, voting securities or equity ownership interests of any Subsidiary, (B) securities of any Company or any Subsidiary convertible into or exchangeable for the capital stock, voting securities or other equity ownership interests of any Subsidiary; (C) options, warrants or other rights to purchase or subscribe to capital stock, voting securities or equity ownership interests of any Subsidiary, or securities which are convertible into or exchangeable for capital stock, voting securities or other equity ownership interests of any Subsidiary; or (D) Contracts, commitments or other obligations of any Subsidiary relating to the issuance, sale or transfer of any capital stock, voting securities or other equity ownership interests of any Subsidiary, any such securities convertible or exchangeable for capital stock, voting securities or other equity ownership interests of any Subsidiary or any such options, warrants or other rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of any Company or any Subsidiary to repurchase, redeem or otherwise acquire any Subsidiary Securities. All outstanding Subsidiary Securities are (or will be prior to the Closing) owned by a Company or a Subsidiary except for the Specified Individual Shares.

(c)Each Company and Subsidiary (i) is a corporation or other entity duly organized, validly existing and in good standing (or the local legal equivalent thereof, if any) under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate or other power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted and (iii) is in good standing (or the local legal equivalent thereof, if any) and is duly qualified or licensed to do business as a foreign corporation or other entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business makes such licensing or qualification necessary, except, in the case of clause (iii), where the failure to so qualify or be in good standing (or the local legal equivalent thereof, if any) would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries, taken as a whole. Parent has heretofore made available to Buyer true and complete copies of the certificates of formation, certificates of incorporation, articles of association, bylaws, limited liability company operating agreements and other organizational documents of each Company as currently in effect.

#88810454v1

3.4    Title. Each Seller and Individual Owner has valid title to the Purchased Shares and Individual Shares owned or purported to be owned by such Person, free and clear of all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Purchased Shares and Individual Shares). Upon payment for the Purchased Shares and Individual Shares as contemplated herein, the Sellers and Individual Owners will convey to Buyer all of such Person’s right, title and interest in and to, and valid title to, the Purchased Shares or the Individual Shares, free and clear of all Liens and any such limitation or restriction.

3.5    No Violation. Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements to be executed, delivered and performed by Parent and the Sellers nor the consummation by Parent and the Sellers of the transactions contemplated hereby and thereby, including the transactions contemplated by the Step Plan, (a) will violate any Law or any Order of any Government Entity applicable to Parent, the Sellers, the Business, the Companies or the Subsidiaries, (b) except for applicable requirements of the HSR Act and any other applicable Competition Laws, will require any action, authorization, consent or approval by, filing with or notice to any Government Entity other than any action, authorization, consent or approval by, filing with or notice to any Government Entity that is required as a result of the status of Buyer, its Affiliates or any Designated Purchaser, (c) will require any consent or other action by any Person under, violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in or give rise to any right to the termination or cancellation of, or to the acceleration of the performance required by, or to a loss of benefit to which Parent, the Sellers, the Business, the Companies or the Subsidiaries are entitled under, or result in the creation of any Liens upon the Purchased Shares or the Specified Individual Shares or any of the assets of the Business, the Companies or the Subsidiaries under, the express terms of any Contract to which Parent, the Sellers, the Business, the Companies or the Subsidiaries are a party or by which Parent, the Sellers, the Business, the Companies or any Subsidiary or any of their respective assets or properties may be bound or affected, or (d) will violate any term or provision of the respective charter or organizational documents of Parent, the Sellers, the Companies or the Subsidiaries, except, in the case of clauses (a), (b) and (c), for such violations, conflicts, defaults, terminations, cancellations, accelerations, losses of benefits or Liens that would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries, taken as a whole, or to have a material adverse effect on Parent’s ability to perform its obligations hereunder.

3.6    Financial Statements.

(a)Section 3.6(a) of the Disclosure Schedule contains (i) an unaudited combined balance sheet of the Companies and the Subsidiaries as of December 31, 2015 and the related unaudited combined statements of income for the fiscal years ended December 31, 2015 and 2014 and (ii) an unaudited combined balance sheet of the Companies and the Subsidiaries as of June 30, 2016 (the “Recent Balance Sheet”) and the related combined statement of income for the six-month period then ended (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP, as in effect on the date of such Financial Statements and applied on a consistent basis in such Financial Statements, and such Financial Statements fairly present the

#88810454v1

consolidated financial position and operating results of the Companies and the Subsidiaries as of their respective dates and for the respective periods covered thereby.

(b)When delivered pursuant to Section 5.19(a), the Carve-Out Financial Statements shall have been prepared in accordance with GAAP, as in effect on the date of such Carve-Out Financial Statements and applied on a consistent basis in such Carve-Out Financial Statements, and with the requirements of Rule 3-05 of Regulation S-X promulgated under the Securities Exchange Act of 1934 (“Rule 3-05”) that would be applicable to Buyer if Buyer were required to file such Carve-Out Financial Statements with the United States Securities and Exchange Commission (the “SEC”) pursuant to Rule 3-05, except that the Carve-Out Financial Statements do not include statements of comprehensive income, stockholders’ equity, cash flows, notes required for audited financial statements or an audit opinion.

(c)When delivered pursuant to Section 5.19 if required to be delivered pursuant to Section 5.19, the Required Financial Statements shall have been prepared in accordance with GAAP, as in effect on the date of such Required Financial Statements and applied on a consistent basis in such Required Financial Statements, and with the requirements of Rule 3-05 that would be applicable to Buyer if Buyer were required to file such Required Financial Statements with the SEC pursuant to Rule 3-05, and shall fairly present the combined financial position, operating results and cash flows of the Business as of their respective dates and for the respective periods covered thereby.

3.7    Tax Matters.

(a)All material Tax returns required to be filed on or prior to the Closing Date by or on behalf of the Companies or the Subsidiaries have been timely filed in accordance with all applicable Law, and when filed were true, correct and complete in all material respects. All material Taxes due and owing by the Companies and the Subsidiaries have either been timely paid or adequately accrued in accordance with GAAP.

(b)(i) There is no claim, audit, examination, proceeding, suit, deficiency or proposed adjustment now pending or threatened in writing against the Companies or the Subsidiaries with respect to any Taxes or Tax asset and (ii) none of the Companies or the Subsidiaries has waived any statute of limitations that is currently in effect with respect to Taxes or has agreed to an extension of time that is currently in effect with respect to a Tax assessment or deficiency.

(c)Section 3.7(c) of the Disclosure Schedule identifies each affiliated group of corporations that filed a consolidated U.S. federal income Tax return (other than an affiliated group the common parent of which was U.S. Holdco) that included a Company or Subsidiary at any time after September 28, 2012, or, to the knowledge of Parent, at any time on or before September 28, 2012. Section 3.7(c) of the Disclosure Schedule also identifies each group of corporations that, at any time after September 28, 2012, or, to the knowledge of Parent, at any time on or before September 28, 2012, included any Company or Subsidiary if (i) all members of such group filed a consolidated income Tax return pursuant to the Tax Laws of any country other than the United States, and such group included an entity other than a Company or Subsidiary, or (ii) pursuant to “group relief” or similar provisions under the Tax Laws of any country other than the United States,

#88810454v1

a Company or a Subsidiary surrendered or received Tax items to a group member that is neither a Company nor a Subsidiary.

(d)No Company or Subsidiary has any liability for the Taxes of any Person (other than a Company or a Subsidiary), whether such liability arises under Treasury Regulations Section 1.1502-6 or under any comparable provision of state, local, or foreign law, or arises by contract (excluding contracts executed in the ordinary course of business that customarily include Tax provisions, but do not primarily relate to Taxes (e.g., leases and credit agreements)), or as a transferee or successor, or otherwise.

(e)None of the Companies is, or has been at any time within the five years preceding the Closing Date, a “United States real property holding corporation” within the meaning of Code Section 897(c).

(f)No Company or Subsidiary is or has been at any time after September 28, 2012, or, to the knowledge of Parent, at any time on or before September 28, 2012, a party to any “listed transaction” as defined in Code Section 6707A and Treasury Regulations Section 1.6011-4.

(g)During the three-year period ending on the date hereof, there has been no transaction intended to be governed by Code Sections 355 or 361 in which any Company or Subsidiary was a distributing corporation or a controlled corporation.

(h)To Parent’s knowledge, none of the Companies or the Subsidiaries has any liability for Taxes pursuant to Code Section 4980H.

(i)Section 3.7(i) of the Disclosure Schedule sets forth a true and correct listing of the U.S. federal income tax classification for (i) each of U.S. Holdco and any Subsidiary in which U.S. Holdco owns, directly or indirectly, any interest, and (ii) to the knowledge of Parent, each Company or Subsidiary that is not described in clause (i).

(j)Section 3.7(j) of the Disclosure Schedule sets forth a true and correct listing of all (i) grants, subsidies and other similar funds received after September 28, 2012, or, to the knowledge of Parent, received on or prior to September 28, 2012, from any Governmental Entity and (ii) Tax exemptions, reductions, incentives and concessions procured after September 28, 2012, or, to the knowledge of Parent, procured on or prior to September 28, 2012, in each case, of any of the Companies and the Subsidiaries.

(k)None of Parent, the Sellers, the Companies or the Subsidiaries has received any written notice in the prior four years from any Tax authority that (i) any Company or Subsidiary has a permanent establishment in any jurisdiction in which the Company or Subsidiary has not filed Tax returns, or (ii) any of the Companies or the Subsidiaries that does not file Tax returns in a jurisdiction is or may be subject to taxation by that jurisdiction. None of the Companies or Subsidiaries has at any time been treated (including under any double taxation arrangement) as resident for any Tax purpose in any jurisdiction other than the jurisdiction of its incorporation.

#88810454v1

(l)There are no outstanding powers of attorney granted by any of the Companies or the Subsidiaries with respect to Taxes.

(m)None of the Companies or the Subsidiaries will be required to include for a taxable period ending after the Closing Date any item of income in, or exclude any item of deduction from, taxable income for such period as a result of any of the following actions taken after September 28, 2012 and on or prior to the Closing Date (or, to the knowledge of Parent, taken on or prior to September 28, 2012): (i) change in method of accounting; (ii) closing agreement executed under Code Section 7121 (or any similar provision of U.S. state Tax law or U.S. local Tax law), or any other agreement executed in connection with the settlement of an audit by a Tax authority or of any other Tax proceeding; (iii) intercompany transaction occurring, or excess loss account created, as described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of U.S. state Tax law or U.S. local Tax law); (iv) except as contemplated by Section 5.6(l) of the Disclosure Schedule, any transaction occurring between members of a group of corporations that file a consolidated income Tax return for non-U.S. Tax purposes; (v) prepaid amount received on or prior to the Closing Date; (vi) installment sale or open transaction disposition; or (vii) election under Code Section 108(i) (or any corresponding or similar provision of U.S. state Tax law, U.S. local tax law, or non-U.S. Tax law), or any election to defer the recognition of cancellation of debt income under a similar provision of non-U.S. Tax law.

(n)(i) Each of the Companies and the Subsidiaries has filed all reports and has created and retained all records required under Code Section 6038A with respect to its ownership by, and transactions with, related parties, and (ii) each of the Companies and the Subsidiaries that files U.S. federal income Tax returns has disclosed on its U.S. federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(o)Neither Parent nor any of its Affiliates has made any requests for rulings or determinations, with respect to any Tax of any of the Companies or the Subsidiaries, that are currently pending before a Tax authority.

(p)Except as contemplated by Section 5.6(l) of the Disclosure Schedule, neither Parent nor any of its Affiliates has entered into an agreement or arrangement with any Tax authority with regard to Tax liabilities of any of the Companies or the Subsidiaries, other than settlements or compromises with respect to asserted Tax liabilities for taxable periods ending on or prior to the Closing Date that do not impose any payment obligation (other than a payment obligation reflected in Final Accrued Tax Liabilities on the Final Closing Statement) on any of the Companies or the Subsidiaries after the Closing Date.

(q)There are no Liens for Taxes on any of the assets of the Business, the Companies or the Subsidiaries other than Permitted Liens.

(r)All related party transactions to which any Company or Subsidiary has been a party, in any taxable year, and which are required to be on an arms’-length basis under applicable Tax law and for which the relevant statute of limitations (taking into account any extensions thereof)

#88810454v1

with respect to Taxes has not yet expired, have been, in all material respects, on an arms’-length basis in accordance with Code Section 482 and any state or foreign law equivalent.

(s)All material Taxes that any Company or any Subsidiary is (or was) required by applicable Law to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities.

(t)No Company that is a “disregarded entity” for U.S. federal income tax purposes holds any United States real property interest within the meaning of Code Section 897(c).

(u)No Company or Subsidiary has any material “intercompany items” that remain to be taken into account with respect to “intercompany transactions” within the meaning of Treasury Regulations Section 1.1502-13.

(v)There is no Contract covering any current or former employee of any Company or any Subsidiary that provides or could provide for the payment of any amount that will or would not be deductible under Code Sections 162(a)(1) or 404.

(w)As of the date hereof, there were no Intercompany Loan Receivables between any Companies or Subsidiaries other than the Intercompany Loan Receivables set forth on Section 3.7(w) of the Disclosure Schedule.

(x)Notwithstanding any of the foregoing provisions of this Section 3.7, no representation or warranty is being made by Parent under this Section 3.7 with respect to (i) the amount of any Tax attributes that will be available to the Companies or the Subsidiaries for taxable periods ending after the Closing Date, or (ii) the Tax effects in taxable periods ending after the Closing Date of related-party pricing arrangements entered into on or prior to the Closing Date.

3.8    Absence of Certain Changes.

(a)Since the date of the Recent Balance Sheet, the Business has been conducted in the ordinary course (except for actions taken to implement or give effect to the Step Plan in compliance with the terms and conditions of this Agreement), and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)Since the date of the Recent Balance Sheet until the date hereof, there has not been any action taken by any Company or any Subsidiary that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.2.

3.9    Absence of Undisclosed Liabilities. Except as disclosed in the Recent Balance Sheet, the Companies and the Subsidiaries do not have any liabilities, commitments or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected

#88810454v1

to result in such a liability, other than (a) liabilities reflected or reserved for on the Recent Balance Sheet or the Final Closing Statement (to the extent reflected in Final Indebtedness, Final Net Working Capital or Final Accrued Tax Liabilities), (b) executory obligations pursuant to (i) the Contracts disclosed on Section 3.18 of the Disclosure Schedule, (ii) Contracts that are not required to be disclosed on Section 3.18 of the Disclosure Schedule or (iii) Contracts entered into after the date of this Agreement as permitted by Section 5.2(m) (but not in each case liabilities for breaches of such Contracts), (c) liabilities disclosed in the Disclosure Schedule, or that are of the type or kind required to be disclosed in the Disclosure Schedule but are not disclosed solely because they fall below the minimum threshold amount, term or materiality of the disclosures required by the terms of this Agreement to be set forth in the Disclosure Schedule and (d) liabilities that have arisen after the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice or otherwise in compliance with the terms and conditions of this Agreement.

3.10    No Litigation. There is no action, suit, arbitration, proceeding, investigation, claim or dispute (or, to the knowledge of Parent, any basis therefor) pending or, to the knowledge of Parent, threatened against the Business, the Companies or the Subsidiaries, and there is no outstanding Order of any Government Entity against or affecting the Business, the Companies or the Subsidiaries, except for such actions, suits, arbitrations, proceedings, investigations, claims, disputes or Orders that would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries, taken as a whole, or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

3.11    Compliance With Laws and Orders. Since January 1, 2013, the Business has been conducted in compliance with all, and not in violation of any, and, to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, and has not conducted any internal investigations or received any internal claims with respect to, any violation of any, Laws applicable to the Business, the Companies, the Subsidiaries or the Company Facilities, except for instances of noncompliance or violations that would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries, taken as a whole. There is no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Business, the Companies or the Subsidiaries that would, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries, taken as a whole, or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

#88810454v1

3.12    Anti-Bribery and Anti-Corruption Laws; Sanctions; Export Controls.

(a)Neither the Companies nor the Subsidiaries, nor any of their respective officers, directors, employees, agents, representatives, intermediaries, consultants, contractors or other persons acting on behalf of the Business, the Companies or the Subsidiaries, including any joint ventures in which the Companies or the Subsidiaries have participated and joint venture partners acting on behalf of such joint venture or the Business, the Companies or the Subsidiaries have (x) to the knowledge of Parent, prior to September 28, 2012, or (y) on and after September 28, 2012:
(i)taken any action, directly or indirectly, that violated any applicable Anti-Corruption Law;

(ii)made any offer, payment, or promise, or authorized the offer, payment or promise, of any money or other property, gift, or anything of value, regardless of form, directly or indirectly, to any Government Official for purposes of influencing any act or decision of such Government Official in his or her official capacity to secure an improper advantage, obtain or retain business or direct business to any Person or away from any Person, in each case, in violation of applicable Law;

(iii)accepted or received any unlawful contributions, payments, gifts, or expenditures in connection with the Business, the Companies or the Subsidiaries; or

(iv)been under administrative, regulatory, civil or criminal investigation, indictment, audit or internal investigation with respect to any suspected, alleged or actual violation of any Anti-Corruption Law, and neither Parent, the Sellers, the Companies or the Subsidiaries are aware of any circumstances reasonably likely to give rise to such action or investigation.

(b)To the extent applicable, each of the Companies and the Subsidiaries is and has been in compliance in all respects with the Non-Prosecution Agreement, dated as of September 20, 2012, between the United States Department of Justice and Tyco International, Ltd. and the Plea Agreement, filed on September 24, 2012, between the United States Department of Justice and Tyco Valves & Controls Middle East. None of the Companies or the Subsidiaries have ever been debarred or blacklisted by any customer or any direct or indirect International Funding Institution due to (i) alleged fraudulent conduct or (ii) alleged conduct that would result in a violation of any applicable Anti-Corruption Law.

(c)Each of the Companies and the Subsidiaries has established and maintains reasonable internal controls and procedures:

(i)to ensure compliance with all applicable Anti-Corruption Laws; and

(ii)which each of the Companies and the Subsidiaries reasonably believes to be adequate to prevent employees, agents, contractors and other persons acting on behalf of the Business, the Companies or the Subsidiaries from bribing any person.

#88810454v1

(d)Neither the Companies or the Subsidiaries nor any of their respective officers, directors, shareholders or employees is a target of U.S. economic sanctions or trade controls, including but not limited to the List of Specially Designated Nationals and Blocked Persons administered by the United States Treasury Department’s Office of Foreign Assets Control (the “SDN List”). Without limitation to the foregoing, neither the Companies or the Subsidiaries nor any of their respective officers, directors, shareholders or employees is (i) named on the SDN List, (ii) owned or controlled, in whole or in part, by any Person named on the SDN List, or (iii) acting for or on behalf of any Person on the SDN List.

(e)Since January 1, 2013, the Business, the Companies and the Subsidiaries have been and are in material compliance with all applicable export control and sanctions requirements, including sanctions administered by the Office of Foreign Assets Control of the Treasury Department, the requirements of the Export Administration Regulations (EAR), the International Traffic In Arms Regulations (ITAR) and any orders and licenses issued thereunder, which requirements include obtaining all proper authorizations or licenses from the Department of Commerce or the Department of State for the export or re-export of any item, product, article, commodity or technical data.

3.13    Licenses and Permits. The Companies and the Subsidiaries have all licenses, permits, franchises, approvals, authorizations and consents (the “Permits”) of all Government Entities required for the conduct of the Business as presently conducted and the operation of the Company Facilities, except for failures to have such Permits that would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries, taken as a whole. The Permits are in full force and effect, and the Business, the Companies and the Subsidiaries are in compliance with all such Permits except for such instances of noncompliance as would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries, taken as a whole.

3.14    Insurance. Section 3.14 of the Disclosure Schedule contains a list of all insurance policies (other than any owner’s title insurance policies relating to Owned Real Property) and fidelity bonds, issued under Parent’s insurance programs, which include the Companies or any Subsidiary as an insured, including self-insurance programs and those which pertain to the Companies’ and the Subsidiaries’ assets, business, employees, officers, directors or operations. All such insurance policies are in full force and effect and none of Parent, the Sellers, the Companies or the Subsidiaries have received any written notice of cancellation or nonrenewal of any such insurance policies. There is no claim by any of the Companies or Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, and no further premiums or adjustments are, or will be, due in the future, and each of the Companies and the Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds.

3.15    Environmental Matters.

(a)Each of the Business, the Companies, the Subsidiaries and the Company Facilities are, and have been since January 1, 2013, in compliance with applicable Environmental

#88810454v1

Laws except for instances of noncompliance that would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries, taken as a whole. Each Company and Subsidiary has obtained, and are in compliance, with all Permits required to be obtained by the Business, the Companies or the Subsidiaries under applicable Environmental Laws (“Environmental Permits”) except for failures to have Environmental Permits or instances of noncompliance that would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries, taken as a whole. The Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the Step Plan transactions contemplated hereby.

(b)No Hazardous Substances have been produced, sold, used, stored, transported, handled, released, dumped, leaked, spilled, emitted, discharged or disposed of at, on, under, to or from (i) any Company Facility, (ii) any property to which the Business, any Company or any Subsidiary has transported or arranged for the transportation of any Hazardous Substances or (iii) any property currently or formerly owned, leased or operated by the Business, any Company or any Subsidiary, including each Company Facility, in the case of each of clauses (i), (ii) and (iii) which would result in a material liability to the Business, the Companies and the Subsidiaries, taken as a whole.

(c)(i) Parent, the Sellers, the Companies and the Subsidiaries have not received written notice from any Government Entity that the Company Facilities are in violation or allegedly in violation of, do not comply or allegedly do not comply with, or are the basis for liability or alleged liability under any applicable Environmental Law and (ii) no other written notice has been received, no complaint filed, no penalty assessed and no investigation, action, claim, suit, proceeding or review is pending, or to Parent’s knowledge, threatened by any Person with respect to the Business, any Company or any Subsidiary and relating to any Environmental Law or Hazardous Substance, in the case of each of (i) and (ii), which would result in a material liability to the Business, the Companies and the Subsidiaries, taken as a whole.

(d)None of the Companies nor any Subsidiary has contractually assumed, or otherwise assumed by operation of law, the liabilities of any third party relating to any Environmental Law or Hazardous Substance (other than any indemnity provided pursuant to a commercial Contract entered into by a Company or a Subsidiary in the ordinary course of business consistent with past practice whereby such Company or Subsidiary indemnifies the counterparty to such Contract for the actions of subcontractors of the Companies or the Subsidiaries engaged to install products under such Contract and pursuant to which the applicable Company or Subsidiary is not liable (i) for consequential damages in excess of $5,000,000 or (ii) damages that are uncapped or capped at an amount more than the amount of sales under such Contract other than damages for gross negligence or willful misconduct (any such indemnity, a “Contractor Indemnity”)).

(e)Other than with respect to the facilities listed on Section 3.15(e) of the Disclosure Schedule, the transactions contemplated herein and the transactions contemplated by the Step Plan will require no filings or other actions be taken pursuant to the New Jersey Industrial Site Recovery Act or the Connecticut Property Transfer Act, each as amended.

#88810454v1

(f)Parent has made available to Buyer all material written environmental audits, and reports (including “Phase I” and “Phase II” environmental reports) in its possession or control, relating to the Business, the Companies, the Subsidiaries or any property currently or formerly owned, leased or operated by the Business, any Company or any Subsidiary (including the Company Facilities).

3.16    Asbestos Matters.

(a)Section 3.16(a) of the Disclosure Schedule lists all Company Asbestos Actions pending as of August 15, 2016 with (i) the plaintiff name and docket number; (ii) the manufacturer, seller or brand to which the pending Company Asbestos Action relates; and (iii) alleged disease.

(b)Section 3.16(b) of the Disclosure Schedule lists as of August 15, 2016 all settled Company Asbestos Actions with (i) the plaintiff name and docket number; (ii) the manufacturer, seller or brand to which the settled Company Asbestos Action relates; (iii) alleged disease; and (iv) all amounts paid with respect to such settled Company Asbestos Action for defense and settlement.

(c)Section 3.16(c) of the Disclosure Schedule lists as of August 15, 2016 all Company Asbestos Actions dismissed without payment since September 28, 2012.

(d)(i) Only the Companies or the Subsidiaries (or their respective predecessors) listed on Section 3.16(d)(i) of the Disclosure Schedule may have ever manufactured, distributed, sold, serviced or placed into commerce any product containing asbestos and no other Companies or Subsidiaries have manufactured, distributed, sold, serviced or placed into commerce any product containing asbestos and (ii) only the Companies or the Subsidiaries (or their respective predecessors) listed on Section 3.16(d)(ii) of the Disclosure Schedule have been named as a defendant in a Company Asbestos Action.

(e)None of the Business, the Companies or the Subsidiaries or any of their respective predecessors manufactured, sold, distributed or otherwise placed into commerce any asbestos or asbestos-containing products after 1992.

(f)Section 3.16(f) of the Disclosure Schedule identifies by Company or Subsidiary all insurance policies or missing insurance policies supported by secondary evidence of coverage, insurance coverage in place agreements, and indemnities to the knowledge of Parent that may provide coverage with respect to Company Asbestos Actions subject to the liability limits, deductibles or self-insured retentions listed therein (the “Coverage Documents”). Each of the Coverage Documents is valid and enforceable by the Companies and the Subsidiaries in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights and remedies generally, and by general equitable principles (solely to the extent recognized by applicable and binding Law) and has not been cancelled or rescinded (other than Coverage Documents that pursuant to their terms have been fully exhausted). The consummation of the transactions contemplated herein and contemplated by the Step Plan will not modify, alter, void, abrogate or otherwise diminish any coverage to the Business,

#88810454v1

the Companies or the Subsidiaries (or their predecessors, if relevant) under the Coverage Documents. To the knowledge of Parent, the Coverage Documents are not subject to limit erosion as a result of any claims presented, or that could be presented, by any Person other than a Company or a Subsidiary.

(g)Parent has made available to Buyer true and complete copies of all Coverage Documents and insurance coverage charts relating to Company Asbestos Actions.

3.17    Title to Assets; Necessary Assets.

(a)The Companies and the Subsidiaries have good and valid title to (or its equivalent under applicable Law), or, in the case of leased property and assets, valid leasehold interests in, all of their respective properties and assets (whether real, personal, intangible or intangible), including those properties and assets reflected in the Recent Balance Sheet or acquired after the date of the Recent Balance Sheet, except for property and assets sold since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice. Such properties and assets are held free and clear of any Liens, except for Permitted Liens.

(b)Section 3.17(b) of the Disclosure Schedule sets forth the street address (or other description) and owner of each real property owned by the Companies or any of the Subsidiaries (the “Owned Real Property”). With respect to each Owned Real Property: (i) a Company or a Subsidiary (as the case may be) holds valid title to such Owned Real Property, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens, (ii) except for Permitted Liens, such Company or Subsidiary has not leased or otherwise granted to any Person the right to use or occupy any Owned Real Property that is material to the Business, the Companies and the Subsidiaries, taken as a whole, or any portion thereof; (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property that is a manufacturing facility or otherwise material to the Business, the Companies and the Subsidiaries, taken as a whole, or any portion thereof or interest therein, (iv) there are no pending, or to the knowledge of Parent, threatened condemnation or similar proceedings related to any Owned Real Property and (v) the current use, occupancy and operation of each Owned Real Property complies, in all material respects, with applicable Laws.

(c)Section 3.17(c) of the Disclosure Schedule sets forth the street address (or other description) of each real property leased, subleased, licensed or otherwise occupied pursuant to similar agreements by any Company or Subsidiary (the “Leased Real Property”) as of the date of this Agreement. A Company or Subsidiary (as the case may be) has a valid leasehold, license or similar interest in all Leased Real Property, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens.

(d)All buildings, plans, improvements and structures located on the Company Facilities have, to the knowledge of Parent, no material defects, are in suitable working condition and repair for use in the ordinary course of business and have been reasonably maintained consistent with standards generally followed in the industry in which the Business, the Companies and the Subsidiaries operate, ordinary wear and tear and scheduled maintenance excepted.

#88810454v1

(e)The Companies and the Subsidiaries collectively own, or hold under valid leases, all material machinery, equipment and other tangible personal property used in the conduct of the Business as currently conducted, free and clear of all Liens except for Permitted Liens. Such machinery, equipment and other tangible personal property have no material defects, are in suitable working condition and repair for use in the ordinary course of business and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted).

(f)Except for services provided pursuant to the Transition Services Agreement, the assets and properties of the Companies and the Subsidiaries as of the Closing will comprise all of the material assets and properties used or held for use in connection with the Business and are adequate to conduct the Business as currently conducted and as conducted during the twelve months preceding the date hereof.

3.18    Material Contracts. Section 3.18 of the Disclosure Schedule sets forth a true and complete list as of the date hereof of each of the following types of Contracts to which any Company or any Subsidiary is a party or bound, other than any Carve-Out Document (each such Contract disclosed or required to be disclosed pursuant to this Section 3.18, a “Material Contract”):

(a)Any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

(b)Any Contract (other than any Contract for the lease of Leased Real Property) (i)(A) that requires annual payments or consideration furnished by any of the Companies or the Subsidiaries of more than $1,000,000 or its Foreign Currency equivalent on the date hereof, (B) that requires aggregate payments or consideration furnished by any of the Companies or the Subsidiaries of more than $5,000,000 or its Foreign Currency equivalent on the date hereof or (C) pursuant to which there were during 2015 payments or consideration furnished by any of the Companies or Subsidiaries of more than $2,000,000 or (ii)(A) that requires annual payments or consideration furnished to any of the Companies or the Subsidiaries of more than $1,000,000 or its Foreign Currency equivalent on the date hereof, (B) that requires aggregate payments or consideration furnished to any of the Companies or the Subsidiaries of more than $5,000,000 or its Foreign Currency equivalent on the date hereof; or (C) pursuant to which there were during 2015 payments or consideration furnished to any of the Companies or Subsidiaries of more than $5,000,000;

(c)Any employment Contract with the President of the Business, the employees of the Companies or the Subsidiaries who are his direct reports and the employees of the Companies or the Subsidiaries who are the direct reports of his direct reports;

(d)Any joint venture or partnership Contract, or other similar Contract, with a party that is not a Company or a Subsidiary;

(e)Any Contract (other than distribution Contracts) that contains covenants that restrict the business activity of any Company or Subsidiary or limits the freedom of any Company or any Subsidiary to compete in any line of business or with any Person in any area or which would so limit the freedom of any Company or any Subsidiary after the Closing;

#88810454v1

(f)Any Contract relating to the borrowing of money with a party that is not a Company or a Subsidiary;

(g)Any Contract for the lease of personal property that has future liability in any calendar year in excess of $500,000 or its Foreign Currency equivalent on the date hereof;

(h)Any Contract for the lease of Leased Real Property either (i) consisting of (A) a manufacturing facility containing 50,000 rentable square feet or more or (B) any other facility containing 50,000 rentable square feet or more and with a future liability in any calendar year in excess of $500,000 or its Foreign Currency equivalent on the date hereof or (ii) that has future liability in any calendar year in excess of $500,000 or its Foreign Currency equivalent on the date hereof;

(i)Any Contract (excluding licenses for commercial off the shelf Software that are generally available on nondiscriminatory pricing terms) pursuant to which any of the Companies or the Subsidiaries (i) obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right or (ii) grants the right to use, or a covenant not to be sued under, any Intellectual Property Right;
(j)Any sales agent or sales representative agreement pursuant to which the Companies and/or the Subsidiaries made aggregate payments to the sales agent or sales representative of at least $500,000 or its Foreign Currency equivalent during 2015;

(k)Any dealer or distribution agreement pursuant to which the Companies and/or the Subsidiaries received aggregate payments of at least $2,000,000 or its Foreign Currency equivalent during 2015;

(l)Any Contract with any director or officer of any of the Companies or any Subsidiary, other than any Contracts disclosed in Section 3.18(c) of the Disclosure Schedule;

(m)Any Contract relating to the acquisition or disposition of (i) any material business (whether by merger, sale of stock, sale of assets or otherwise) entered into during the five-year period immediately preceding the date hereof relating to the Business or (ii) any business (whether by merger, sale of stock, sale of assets or otherwise) with respect to which any Company or Subsidiary will have any liabilities or obligations after giving effect to the Closing;

(n)Any Contract with any Material Customer or Material Supplier that is not otherwise disclosed in Section 3.18(b) of the Disclosure Schedule;

(o)Any Contract or purchase order providing for the sale of products or the provision of services (i) pursuant to which any Company or any Subsidiary has agreed to indemnify or hold harmless the other party thereto for any actions of a Person other than a Company or a Subsidiary or any employee thereof, other than any such Contract or purchase order where a Company or Subsidiary has agreed to such indemnification solely pursuant to a Contractor Indemnity, or (ii) pursuant to which the other party thereto has the right to set off amounts owed by

#88810454v1

any Company or Subsidiary against amounts owed by or claims against a Person other than a Company or Subsidiary thereof;

(p)Any Contract, bid or offer providing for the sale of products or the provision of services to third parties which (i) to the knowledge of Parent, is at a price which would result in a net loss of $250,000 or more on the sale of such products or provision of such services, (ii) contains terms or conditions which such Company or Subsidiary cannot reasonably be expected to satisfy or fulfil in whole or in part, (iii) would permit such third party to seek or recover consequential, special or similar damages or provides for liquidated damages, in each case that does not contain a cap on damages of $5,000,000 or less, or (iv) does not contain a cap on damages other than damages for gross negligence or willful misconduct; or

(q)Any other Contract not made in the ordinary course of business that is material to the Business, the Companies and the Subsidiaries, taken as a whole.

Each Material Contract is in full force and effect and is valid and enforceable by the Companies or the Subsidiaries in accordance with its terms. The Companies and the Subsidiaries are in compliance with all material terms and requirements of each Material Contract, and none of the Companies, the Subsidiaries or, to the knowledge of Parent, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the knowledge of Parent, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of all Material Contracts have been made available to Buyer.
3.19    Employee Benefit Plans.

(a)Section 3.19(a)(i) of the Disclosure Schedule lists each Company Benefit Plan, except that, with respect to employment agreements, only those agreements specified in Section 3.18(c) and those in effect with the direct reports of any such individual described in Section 3.18(c) are listed. “Company Benefit Plan” means each (i) “employee benefit plan” (within the meaning of ERISA, whether or not subject to ERISA), (ii) stock option, stock appreciation right, phantom stock, restricted stock, consulting, severance, termination protection, change in control, transaction bonus, retention, or other compensation or benefits plan, program, arrangement, agreement or understanding or (iii) other plan, program, arrangement, agreement or understanding providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers' compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits) that, in each case, is maintained or contributed to by the Companies or the Subsidiaries, or by Parent or any of its Affiliates for the benefit of current or former Service Providers, or for which the Business or any of the Companies or the Subsidiaries have any direct or indirect liability, other than in each case plans, programs, arrangements, housing funds, agreements or other understandings (collectively, “Government Plans”) that are mandated by applicable Law and that are maintained either solely by a Government Entity or on behalf of a Government Entity by a third-party entity other than Parent or one of its Affiliates (including the

#88810454v1

Company or any Subsidiary) (such as Social Security contributions or the foreign equivalent thereof). Section 3.19(a)(i) of the Disclosure Schedule identifies which Company Benefit Plans are sponsored or maintained by the Companies or the Subsidiaries (“Purchased Entity Plans”), which Company Benefit Plans are sponsored or maintained by Parent or one of its Affiliates (other than the Companies or the Subsidiaries) and which Company Benefit Plans are defined benefit pension plans. Except for those non-material, non-U.S., welfare-related plans and non-material bonus and commission plans set forth on Section 3.19(a)(ii) of the Disclosure Schedule, with respect to each of the Company Benefit Plans listed in Section 3.19(a)(i) of the Disclosure Schedule, if applicable, Parent has made available to Buyer a true and complete copy of (A) each Company Benefit Plan (or a description, if such Company Benefit Plan is not written), (B) the summary plan description for each such Company Benefit Plan, (C) the most recent actuarial or financial valuation reports, (D) the trust (and any amending trust documentation) or other funding agreement and (E) the most recently issued favorable determination letter from the IRS or by the equivalent Government Entity in relation to the Foreign Plans, as may be applicable. With respect to those documents listed in Section 3.19(a)(ii) of the Disclosure Schedule, Parent shall make such documents available to Buyer not later than 30 days after the date hereof. Without limiting clause (C) of the immediately preceding sentence, Parent has used reasonable best efforts to make available to Buyer prior to the date hereof, with respect to each Company Benefit Plan that is a defined benefit plan, a true and complete copy of the most recent actuarial reports (if such reports exist) signed by an independent local actuary that meet the reporting requirements of local actuarial standards of practice and, to the extent that Parent has not made such reports available to Buyer prior to the date hereof, Parent shall make such reports (if such reports exist) available to Buyer not later than 30 days after the date hereof.

(b)Each Company Benefit Plan has been maintained in compliance in all respects with all provisions of ERISA, the Code or their foreign equivalents, and other Laws applicable to the Company Benefit Plans, and each such plan has been administered in accordance with its terms, except where the failure to do so would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries taken as a whole. With respect to each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Code Section 401(a), the IRS has issued a favorable determination letter or a determination letter with respect to such plan is pending, and no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. None of the Companies or the Subsidiaries maintain or contribute to (or have within the past six years maintained or contributed to) or have any actual or contingent liability with respect to any plan subject to Title IV of ERISA (including any “multiemployer plan,” as defined in Section 3(37) of ERISA), ERISA Section 302 or Code Sections 412 or 4971(a).

(c)With respect to Company Benefit Plans subject to ERISA or the Code, there are and have been no “prohibited transactions” (within the meaning of ERISA Sections 406 or 407 or Code Section 4975) with respect to any Company Benefit Plan for which a statutory or administrative exemption does not exist. With respect to each Company Benefit Plan, there is no litigation, action, suit, investigation, audit, proceeding or claim pending (other than routine claims for benefits) or, to Parent’s knowledge, threatened with respect to such plan or against the assets of any such plan.

#88810454v1

(d)None of the Companies or the Subsidiaries are required to provide any current or former Service Providers with a gross-up, make-whole or other additional payment with respect to Taxes, interests or penalties imposed under any Tax provisions, including Code Sections 409A or 4999.

(e)None of the Companies or the Subsidiaries have any current or projected liabilities for, and no Company Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by applicable Law).

(f)All contributions, premiums and payments that are due have been made for each Company Benefit Plan and Government Plan within the time periods prescribed by the terms of such plan and applicable Law.

(g)There has been no action or announcement (whether or not written) by the Companies or the Subsidiaries or by Parent or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase in any material respect the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Benefit Plan or (iii) limit or restrict the right of the Companies or any of the Subsidiaries or, after the Closing, Buyer, to merge, amend or terminate any Company Benefit Plan that is maintained by the Companies or any of the Subsidiaries.

(i)No Company Benefit Plan, individually or collectively, would reasonably be expected to provide for the payment of any amount that would not be deductible under Section 280G of the Code as a result of the transactions contemplated by this Agreement (either alone or together with any event).

(j)Each Company Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Companies and the Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(k)Parent has provided to Buyer a true and complete list, as of a date that is within 15 days prior to the date of execution of this Agreement, of all Active Employees in all executive, technical, sales, administrative and marketing positions, which indicates for each such employee his or her position, base compensation, bonus opportunity, date of hire, employment status

#88810454v1

and for U.S. employees, job classification (exempt or non-exempt); provided that no later than the Closing Date, Parent will provide Buyer with a revised version of such list, updated as of the most recent practicable date (and in no event as of earlier than 15 days prior to the Closing Date); provided, further, that such information shall be provided for Active Employees in Germany and The Netherlands on an (i) anonymized basis to the extent required by applicable Law and (ii) individualized basis no later than the Closing Date (and in no event as of earlier than 15 days prior to the Closing Date).

(l)The only Company Benefit Plan that is a pension plan that is required in respect of the Companies or Subsidiaries in The Netherlands is the pension plan of the Metal and Engineering Industry Pension Fund and no other pension plans apply in The Netherlands under any other collective labor agreements or mandatory industry wide pension funds.

3.20    Labor.

(a)The Business, the Companies and the Subsidiaries are, and have been since January 1, 2013, in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except for instances of noncompliance that would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries, taken as a whole.

(b)There are no pending grievances, labor arbitrations or other labor disputes relating to Service Providers, except for grievances, arbitrations or disputes that would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Companies and the Subsidiaries, taken as a whole. None of the Companies or the Subsidiaries have engaged in any unfair labor practices, as defined in the National Labor Relations Act or breached the requirements of any local Laws applicable to such employees, and there is no unfair labor practice charge or complaint against the Business, any of the Companies or the Subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board, relevant national authorities or any similar Government Entity.

(c)None of the Companies or the Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining, works council or other labor agreement. Since January 1, 2013, no employees or groups of employees of the Companies or any of the Subsidiaries have engaged in any strike, picketing, labor disturbance, slowdown or work stoppage affecting the Business, the Companies or the Subsidiaries. To the knowledge of Parent, there is no union organizing effort under way, pending or threatened with respect to the Companies or any of the Subsidiaries.

(d)The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby.

#88810454v1

(e)None of Parent, the Sellers, the Companies or the Subsidiaries have taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any liability or other obligation following the Closing Date under the WARN Act.

(f)The Business, the Companies and the Subsidiaries have all necessary visas, work permits, registrations or other arrangements in place as required by applicable Law in relation to all applicable employees.

3.21    Intellectual Property Rights.

(a)Section 3.21(a) of the Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all patents, trademarks, trade names, copyrights, design rights and domain names in any jurisdiction that, in each case, are registered (including applications therefor) and that, in each case, are owned by the Companies and the Subsidiaries. To the knowledge of Parent, the conduct of the Business as currently conducted does not conflict with any valid patents, trademarks, trade names, design rights or copyrights of others.

(b)The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the Business as currently conducted. To the knowledge of Parent, there exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights or (ii) encumber any of the Intellectual Property Rights licensed or owned by Buyer.

(c)None of the Business, the Companies or the Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, any of the Business, the Companies or any of the Subsidiaries, or any present or former officer, director or employee of any of the Companies or any of the Subsidiaries, (i) based upon, or challenging or seeking to deny or restrict, the rights of any of the Companies or any of the Subsidiaries in any of the Owned Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by any of the Companies or any of the Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that any of the Business, the Companies or any of the Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, or (iv) offering an “invitation to license” as a means to avoid infringement or potential infringement of any Intellectual Property Rights of any third party.

(d)The Companies and the Subsidiaries are the sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights and licensed right in and to the Licensed Intellectual Property Rights, free and clear of any Lien (other than any Permitted Lien). The Companies and the Subsidiaries have taken all commercially reasonable actions necessary to maintain and protect the Owned Intellectual Property

#88810454v1

Rights, including payment of applicable maintenance fees and filing of applicable statements of use. The Companies and the Subsidiaries have taken all commercially reasonable actions necessary to maintain their rights in Licensed Patent Rights, and are in good standing under all agreements with third parties regarding such Licensed Patent Rights. None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of Parent, all such Owned Intellectual Property Rights are valid and enforceable.

(e)To the knowledge of Parent, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right in a manner that is material to the Business. The Companies and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Companies and the Subsidiaries that are material to the Business, the Companies and the Subsidiaries, taken as a whole, and the value of which to the Business, the Companies and the Subsidiaries is contingent upon maintaining the confidentiality thereof, and none of such Intellectual Property Rights have been disclosed other than to employees, representatives and agents of any Company or any Subsidiary, all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer.

(f)The IT Assets operate and perform in a manner that permits the Companies and the Subsidiaries to conduct the Business as currently conducted. The Companies and the Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity, operation and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures and (iv) encryption and other security protocol technology. There has been no unauthorized use, access, interruption, modification or corruption of any IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

3.22    Intercompany Accounts. Section 3.22 of the Disclosure Schedule contains a true and complete list of all intercompany balances as of the date of the Recent Balance Sheet between Parent and its Affiliates (other than any Company or any Subsidiary), on the one hand, and each of the Companies and the Subsidiaries, on the other hand. Since the date of the Recent Balance Sheet, there has not been any accrual of liability by any Company or any Subsidiary to Parent or any of its Affiliates (other than any Company or any Subsidiary) or any other transaction between any Company or any Subsidiary, on the one hand, and Parent or any of its Affiliates (other than any Company or any Subsidiary), on the other hand, except in the ordinary course of business consistent with past practice and except for actions taken to implement or give effect to the Step Plan in compliance with the terms and conditions of this Agreement.

3.23    Product Liabilities and Recalls. Section 3.23 of the Disclosure Schedule sets forth a list of (a) each product and service warranty claim, or group of claims arising from substantially similar occurrences, events or set of facts, of the Business, the Companies and the Subsidiaries involving an amount in excess of $100,000 and that is reflected on the Recent Balance Sheet and (b)

#88810454v1

each product liability and product recall claim of the Business, the Companies and the Subsidiaries, in each of clauses (a) and (b) outstanding or experienced since January 1, 2013.

3.24    Material Customers. Section 3.24 of the Disclosure Schedule lists the ten largest customers of the Business (measured by aggregate payments to the Business) for the last full fiscal year and the six months ended June 30, 2016 of the Business. Since January 1, 2013, to the knowledge of Parent, no customer listed or required to be listed on Section 3.24 of the Disclosure Schedule (each a “Material Customer”) has notified, in writing, Parent, the Sellers, the Business, the Companies or the Subsidiaries that such customer intends to terminate buying services from any of the Business, the Companies or the Subsidiaries. There are no claims against or by, or material disputes pending or, to the knowledge of Parent, threatened with, any of the Material Customers.

3.25    Material Suppliers. Section 3.25 of the Disclosure Schedule lists the ten largest suppliers of the Business (measured by aggregate payments by or in respect of the Business) for the last full fiscal year and the five months ended May 31, 2016 of the Business. Since January 1, 2013, to the knowledge of Parent, no supplier listed or required to be listed on Section 3.25 of the Disclosure Schedule (each a “Material Supplier”) has notified, in writing, Parent, the Sellers, the Business, the Companies or the Subsidiaries that such supplier intends to terminate supplying services to any of the Business, the Companies or the Subsidiaries. There are no claims against or by, or material disputes pending or, to the knowledge of Parent, threatened with, any of the Material Suppliers.

3.26    Guarantees, Bonds and Letters of Credit. Section 3.26 of the Disclosure Schedule lists all material guarantees (including of performance under Contracts including under foreign exchange Contracts), letters of credit or other credit arrangements, including surety and performance bonds and similar documents, agreements or arrangements, issued and outstanding or entered into by or on behalf of, or in support of any liability or obligation of, any of the Business, the Companies or the Subsidiaries, or that, to the knowledge of Parent, are required to be issued by any Company or Subsidiary pursuant to any existing Contract or awarded bid or request for proposals, in each case guaranteeing obligations of the Business, the Companies or the Subsidiaries in excess of $100,000 in any instance, indicating in each case the obligor with respect to such guarantee, letter of credit or other credit arrangement and the beneficiary thereof.

3.27    Related Party Transactions. Section 3.27 of the Disclosure Schedule lists all material Contracts and transactions between Parent and its Affiliates (other than any Company or Subsidiary), on the one hand, and a Company or Subsidiary, on the other hand, except for actions taken to implement or give effect to the Step Plan in compliance with the terms and conditions of this Agreement.

3.28    Bank Accounts. Section 3.28 of the Disclosure Schedule lists all bank accounts, safety deposit boxes, securities accounts and lock-boxes of the Companies and the Subsidiaries.

3.29    Step Plan. Parent has made available to Buyer a true and complete copy of the Step Plan and has or will make available prior to the Closing true and complete copies of the implementing documents in respect thereof (the “Carve-Out Documents”). Each of the Carve-Out Documents (a) is or when executed will be a valid and binding agreement of the parties thereto,

#88810454v1

enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights and remedies generally, and by general equitable principles, (b) does not (or, when executed and consummated, will not) violate any applicable Law and (c) will not result in any liability or cost to any Company or any Subsidiary, except as specifically provided in such Carve-Out Document (including the assumption of any liability or cost specifically provided in such Carve-Out Document) and consented to by Buyer in accordance with Section 5.15.

3.30    Fees. Except for the fees payable to Citigroup Global Markets Inc. and Goldman, Sachs & Co., which shall be paid by Parent, none of Parent, the Sellers, the Companies or the Subsidiaries have paid or become obligated to pay any fee or commission to any broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions provided for herein or in connection with the negotiation thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth herein, Buyer hereby represents and warrants to Parent that, as of the date hereof and as of the Closing Date:
4.1    Due Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Missouri. Buyer has all requisite corporate power to enter into this Agreement and the Ancillary Agreements to be executed by Buyer and to carry out the transactions contemplated hereby and thereby.

4.2    Authority. The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed, delivered and performed by Buyer and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the Ancillary Agreements to be executed, delivered and performed by Buyer or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Ancillary Agreements to be executed, delivered and performed by Buyer will constitute (assuming the due authorization, execution and delivery by the other parties hereto and thereto), valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

4.3    No Violation. Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements to be executed, delivered and performed by Buyer nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate any Law or any Order of any Government Entity applicable to Buyer, (b) except for applicable requirements of the HSR Act and any other applicable Competition Laws, will require any action, authorization, consent or approval by, filing with or notice to any Government Entity, (c) will require any consent or other action by any Person under, violate or conflict with, or constitute a default (or an event which, with

#88810454v1

notice or lapse of time, or both, would constitute a default) under, or result in or give rise to any right to the termination or cancellation of, or to the acceleration of the performance required by, or to a loss of benefit to which Buyer is entitled under, the express terms of any Contract to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected, or (d) will violate any term or provision of the charter of Buyer, except, in the case of clauses (a), (b) and (c), for such violations, conflicts, defaults, terminations, cancellations, accelerations or losses of benefit that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder.
4.4    Financial Capacity. Buyer has and will have at the Closing cash on hand or undrawn amounts under existing credit facilities necessary to consummate the transactions contemplated by this Agreement. There has not been any event, circumstance or change that would adversely impact Buyer’s ability to have such funds available as of the Closing. For the avoidance of doubt, Buyer’s obligations under this Agreement are not subject to any conditions regarding Buyer’s or its Affiliates’ ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

4.5    No Litigation or Impediment. There are no legal proceedings pending or, to the knowledge of Buyer, threatened that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or of Buyer to consummate the transactions contemplated hereby, and there is no transaction currently contemplated or pending by Buyer or any of its Affiliates that would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

4.6    Fees. Except for the fees payable to Greenhill & Co., LLC, which shall be paid by Buyer, neither Buyer nor any of its Affiliates (including any Designated Purchaser) has paid or become obligated to pay any fees or commissions to any broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions provided for herein or in connection with the negotiation thereof.

4.7    Application to Designated Purchaser. The representations and warranties set forth in this Article IV (other than Section 4.4) are true and correct with respect to each Designated Purchaser to which Buyer assigns any of its rights or obligations under this Agreement in accordance with Section 1.2 (for purposes of this Article IV, the term “Buyer” in each of the representations and warranties set forth in Article IV (other than Section 4.4) shall be deemed to be replaced with the term “Designated Purchaser” and any terms or concepts therein not recognized under the Laws of such Designated Purchaser’s jurisdiction of incorporation or organization shall be replaced with the local legal equivalent thereof).

4.8    No Other Representations or Warranties; Projections.

(a)Buyer acknowledges that the detailed representations and warranties contained herein have been negotiated at arm’s length among sophisticated business entities. Except for the representations and warranties contained in Article III, Buyer agrees that none of Parent nor any other Person acting on behalf of Parent makes or has made any other express or implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding

#88810454v1

the Companies, the Subsidiaries, the Business or the transactions contemplated by this Agreement. Buyer agrees that, except for the representations and warranties contained herein, the assets and the business of the Companies and the Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis. Parent makes no other representation or warranty, express or implied, with respect to the design, condition, capacity, value, utility, performance or quality of such assets (including inventory), and Parent makes no implied warranty of merchantability or fitness for a particular purpose with respect thereto, or as to the condition or the absence of any defects therein. Buyer further agrees that, except as expressly set forth in this Agreement or in the case of fraud, none of Parent or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or their use, of any information, document or material made available or provided to Buyer in certain data rooms, management presentations or any other form in expectation of the transactions contemplated by this Agreement. Buyer acknowledges that it is Buyer’s understanding that the burden to conduct an investigation of the Companies and the Subsidiaries lies solely with Buyer and that Buyer bears the risk that any information, document or material made available or provided to Buyer in the course of its investigation is inaccurate or incomplete, except as expressly set forth in this Agreement or in the case of fraud.

(b)Without limitation, in connection with Buyer’s investigation of the Companies and the Subsidiaries, Buyer has received from or on behalf of Parent certain projections, forecasts and business plans. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that, except in the case of fraud, Buyer shall have no claim against Parent, the Companies or the Subsidiaries or any other Person acting for or on behalf of Parent, the Companies or the Subsidiaries with respect thereto. Accordingly, none of Parent or any Person acting on its behalf makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions or the accuracy of the information underlying such estimates, projections and forecasts).

ARTICLE V

COVENANTS

5.1    Access to Information Concerning Properties and Records; Confidentiality.

(a)Except for information that (i) Parent reasonably believes is competitively sensitive, relating to the trade secrets of the Companies or the Subsidiaries, (ii) if provided, would adversely affect the ability of Parent, the Companies or the Subsidiaries to assert attorney-client or attorney work product privilege or other similar privilege and (iii) in the reasonable opinion of Parent’s legal counsel, may result in a violation of any Law or Contract applicable to Parent, the Companies or the Subsidiaries, Parent agrees to cause the Companies and the Subsidiaries, during the period commencing on the date hereof and ending on the Closing Date, to furnish or cause to be furnished to Buyer and its representatives, at reasonable times and upon reasonable notice, (A) such

#88810454v1

access, during normal business hours, to the Company Facilities as Buyer may from time to time reasonably request with due regard to minimizing disruption of the business of the Companies and the Subsidiaries; (B) such access to the books and records of Parent, the Companies and the Subsidiaries relating to the Companies and the Subsidiaries as Buyer may from time to time reasonably request; and (C) such access to financial and operating data and other information with respect to the Companies and the Subsidiaries, including access to the work papers of Parent’s independent auditors (with the consent of such auditors, which Parent shall use its reasonable best efforts to obtain), as Buyer may from time to time reasonably request. Further, during such period, upon reasonable advance notice to and with the prior consent of Parent in each instance (which consent shall not be unreasonably withheld), Buyer and its representatives shall be entitled to such access to the officers and key employees of the Companies and the Subsidiaries as Buyer may reasonably request; provided that prior to withholding any information described in clauses (i), (ii) or (iii), Parent shall notify Buyer in writing of the nature of such information being withheld and take any actions as may reasonably be requested by Buyer to implement alternate arrangements (including entering into confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow Buyer access to such information to the fullest extent reasonably practicable under the circumstances. Buyer agrees that it will treat all information obtained from Parent, the Companies or the Subsidiaries or otherwise obtained in its due diligence investigation of the Companies and the Subsidiaries, including pursuant to Section 5.9, as “Proprietary Information” under the letter agreement entered into between Buyer and Parent dated April 12, 2016 (the “Confidentiality Agreement”) and will continue to honor its obligations thereunder.

(b)After the Closing, Parent and its Affiliates will hold, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law, all confidential documents and information concerning the Companies and the Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent or any of its Affiliates, (ii) in the public domain through no fault of Parent or its Affiliates or (iii) later lawfully acquired by Parent or any of its Affiliates from sources other than those related to its prior ownership of the Companies and the Subsidiaries. The obligation of Parent and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(c)Prior to the Closing, with respect to the matter described in Item 9 of Section 3.12(a) of the Disclosure Schedule, (i) Parent shall promptly inform Buyer of any material communication received from, or given to, any Government Entity regarding such matter, (ii) Buyer shall have the right to review in advance, and to the extent practicable Parent shall consult with Buyer on and consider in good faith the views of Buyer in connection with, any material filing made with, or material written materials to be submitted to any Government Entity in connection with such matter, (iii) Parent shall make available to Buyer copies of all material filings, notices and other written communications submitted or made by Parent or its Affiliates to any Government Entity or received from any Government Entity in connection with such matter and (iv) Parent shall consult with Buyer in advance of any material meeting, discussion, telephone call or conference with any

#88810454v1

Government Entity, and to the extent not expressly prohibited by the Government Entity or Person, give Buyer the opportunity to attend and participate in such meetings and conferences, in each case, regarding such matter, and (v) Parent shall consult with Buyer with respect to such matter and shall, upon Buyer’s reasonable request and in any event no less often than biweekly, provide Buyer with reasonably detailed oral reports on the progress and status of such matter (including an opportunity to discuss such matter with the counsel for such matter and review any documents discovered or produced in connection with such matter).

5.2    Conduct of the Business Pending the Closing. From the date hereof until the Closing, except (i) as expressly required by this Agreement, (ii) for any actions set forth in Section 5.2 of the Disclosure Schedule, (iii) for actions taken to implement or give effect to the Step Plan in compliance with the terms and conditions of this Agreement, (iv) as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (v) as is required to comply with applicable Law, Parent shall cause each of the following to occur:

(a)The Companies and the Subsidiaries will operate their business in the ordinary course of business on a basis consistent with past practice and (x) use their reasonable best efforts to (i) preserve intact their present business organization, (ii) maintain in effect all of their foreign, federal, state and local Permits, (iii) keep available the services of their directors, officers and employees including maintaining applicable visas where necessary, (iv) maintain satisfactory relationships with their customers, lenders, suppliers and others with which they have material business relationships, (v) maintain satisfactory relationships with relevant trade unions and other employee representative groups, (vi) manage their working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice and (vi) manage their contractual obligations (including the timing of performance of such contractual obligations by the Companies and Subsidiaries and counterparties thereto) in the ordinary course of business consistent with past practice and (y) maintain the Company Facilities and make capital expenditures in the ordinary course of business consistent with past practices taking into account the performance of the Business;

(b)The Companies and the Subsidiaries shall not amend their articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(c)The Companies and the Subsidiaries shall not create, incur, assume, suffer to exist, guarantee or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than through intercompany borrowings from Parent, another Company or another Subsidiary in the ordinary course of business consistent with past practice;

(d)The Companies and the Subsidiaries shall not grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus or change in control agreement with, any current or former Service Providers;

(e)The Companies and the Subsidiaries shall not grant any increase in the compensation, benefits, salaries or wages payable to Service Providers, except (i) for reasonable increases of salaries or wages for Service Providers who are not Key Employees in the ordinary

#88810454v1

course of business and consistent with past practice (including with respect to the timing and amount of such increases), provided that in no event shall any such increase for any such Service Provider exceed 5%, (ii) for reasonable increases of salaries or wages in connection with the promotion of a Service Provider who is not a Key Employee, consistent with the established salary grade guidelines as in effect on the date hereof and as provided to Buyer prior to the date hereof, (iii) for reasonable increases in benefits at the time of renewal of such benefit programs with third-party vendors in the ordinary course of business and consistent with past practice or (iv) as required by a Company Benefit Plan or collective bargaining or other labor agreement existing on the date hereof and provided to Buyer prior to the date hereof;
(f)Except as required by a Company Benefit Plan or collective bargaining or other labor agreement existing on the date hereof or as required by applicable Law, the Companies and the Subsidiaries shall not (i) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Providers, (ii) establish, adopt, enter into or amend any Company Benefit Plan or collective bargaining or other labor agreement, (iii) hire any employees (other than employees who are not Key Employees in the ordinary course of business and consistent with past practice to either fill vacancies arising due to terminations of employment of employees who are not Key Employees or to fill new positions (other than for Key Employees) that have been posted for either internal or external candidates as of the date hereof and provided to Buyer prior to the date hereof), (iv) terminate the employment of any employees other than (A) for cause or (B) on an individual basis in the ordinary course of business consistent with past practice and not involving a plant or division closing, mass layoff or other layoff involving multiple employees or (v) negotiate with any trustee of any Purchased Entity Plan;

(g)None of the Companies or the Subsidiaries shall (i) split, combine or reclassify any shares of capital stock of the Company or any Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any Subsidiary, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities, except for dividends by any Subsidiary on a pro rata basis to the equity owners thereof, (ii) incorporate or form any subsidiary of any Company or any Subsidiary or (iii) make a contribution of capital to any Subsidiary;
(h)(i) None of the Companies or the Subsidiaries shall issue, deliver or sell or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities or (ii) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(i)None of the Companies or the Subsidiaries shall acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Companies and the Subsidiaries in a manner that is consistent with past practice;

(j)None of the Companies or the Subsidiaries shall sell, lease, sublease or otherwise transfer or dispose of, or create or incur any Lien on, or mortgage or pledge, any

#88810454v1

properties, assets, securities, interests or businesses of the Companies or the Subsidiaries, except for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice;

(k)None of the Companies or the Subsidiaries shall incur or commit to any capital expenditures or any obligations or liabilities in respect thereof, except to the extent that all unpaid obligations and liabilities in respect thereof as of the Closing do not exceed $5,000,000 in the aggregate;

(l)Except as contemplated by Section 5.6(l) of the Disclosure Schedule, none of the Companies or the Subsidiaries shall make any loans, advances or capital contributions to, or investments in, any other Person, other than to any of the Companies and/or Subsidiaries;

(m)None of the Companies or the Subsidiaries shall (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect any Company, any Subsidiary or any of their respective Affiliates or any successor thereto or that would, after the Closing Date, limit or restrict in any material respect any Company, any Subsidiary, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, (ii) enter into, amend or modify in any material respect or terminate any Contract required to be disclosed by Section 3.18 (or that would have been required to be disclosed if entered into prior to the date hereof) other than to enter into or renew, in the ordinary course of business, any Contract required to be disclosed by Sections 3.18(b) 3.18(i)(i), 3.18(j), 3.18(k) or 3.18(n) (or that would have been required to be disclosed if entered into prior to the date hereof) that is not also required to be disclosed by any other subsection of Section 3.18 (or that would have been required to be disclosed if entered into prior to the date hereof), or (iii) except as permitted by Section 5.2(p), otherwise waive, release or assign any material rights, claims or benefits of any Company or any Subsidiary;

(n)None of the Companies or Subsidiaries shall change their methods of accounting, except as required by concurrent changes in GAAP, as agreed to by Parent’s independent public accountants;

(o)Except as contemplated by Section 5.6(l) of the Disclosure Schedule, and except for any actions by Tyco International plc or The ADT Corporation pursuant to the Pentair-Tyco TSA with respect to Tax matters relating to the Companies and the Subsidiaries that may be taken without Parent’s consent, none of the Companies or the Subsidiaries shall (i) make or change any Tax election, change any annual Tax accounting period (other than a change that results in the Closing Date, or a day before the Closing Date, becoming the end of a Tax accounting period), adopt or change any method of Tax accounting, file any amended Tax return, enter into any closing agreement under Code Section 7121 (or any similar provision of U.S. state Tax law or U.S. local Tax law), or enter into any other agreement in connection with the settlement of an audit by a Tax authority or of any other Tax proceeding, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or (ii) take or omit to take any other action outside of the ordinary course of business consistent with past practice if it would have the effect of increasing the Tax liability of any of the Companies or the Subsidiaries for any taxable

#88810454v1

period ending after the Closing Date (other than an increase attributable to a reduction in the amount of any Tax asset that would otherwise exist as of the Closing Date);

(p)(i) None of the Companies or Subsidiaries shall settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against the Business, any Company, any Subsidiary or any Company Facility, except for any settlement that solely involves a monetary payment by any Company or Subsidiary in an amount less than or equal to $1,000,000 and that does not involve any equitable or other non-monetary relief, (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, (C) any litigation, proceeding or other claim involving any insurer relating to a Company Asbestos Action, except in a manner consistent with past practice or (D) any Company Asbestos Action, except in the ordinary course of business, provided that new commitments for settlements may not exceed a per month average of $600,000 net of insurance recoveries and (ii) the Companies and the Subsidiaries shall continue to defend all Company Asbestos Actions and other lawsuits pending against any Company or Subsidiary in a manner consistent with past practice; and

(q)None of the Companies or Subsidiaries will agree, resolve or commit to do any of the foregoing clauses (b) through (p).

(r)The Companies and the Subsidiaries shall maintain and protect any and all registrations or applications of registration included in the Owned Intellectual Property Rights (including any Intellectual Property Rights currently intended to be abandoned as set forth in Section 3.21(a) of the Disclosure Schedule) and shall pay all applicable maintenance fees and file all applicable statements of use with respect thereto (it being understood that Parent and Buyer shall cooperate in good faith to determine whether any such Intellectual Property Right is no longer needed for use in the Business such that it may be abandoned instead of maintained).

5.3    Reasonable Best Efforts.

(a)Subject to the terms and conditions hereof, Parent and Buyer shall use their reasonable best efforts (including for purposes of this Section 5.3 with respect to Buyer as described in Section 5.3 of the Disclosure Schedule) to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with each other with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts: (i) to obtain prior to the Closing Date all consents, approvals, Permits and Orders of (A) Government Entities (including those contemplated by Section 5.3(b)) and (B) parties to Contracts with the Companies and the Subsidiaries that are necessary for the consummation of the transactions contemplated hereby; provided, however, that with respect to clause (B), except with respect to the implementation of the Step Plan, such efforts shall not include any requirement of Parent, the Companies or the Subsidiaries to expend money (other than overhead costs, attorneys’ fees and administrative filing fees), commence any litigation or offer or grant any accommodation (financial or otherwise) to any other party; provided, further, that to the extent that any such expenditure or accommodation is contingent upon and payable by the Business, the Companies or the Subsidiaries after the Closing, Parent shall offer or grant such expenditure or accommodation to the extent consented to or directed by Buyer; and (ii) to effect all necessary registrations and filings (including the filings contemplated by Section 5.3(b)).

#88810454v1

(b)Buyer and Parent shall each make or cause to be made, as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within ten Business Days following the date hereof) and (ii) all other necessary filings with other Government Entities under other applicable Competition Laws relating to the transactions contemplated hereby as set forth on Section 5.3 of the Disclosure Schedule, and, in each case, Buyer and Parent shall bear the costs and expenses of their respective filings; provided, however, that Buyer shall pay any filing fees in connection therewith. For purposes of this Section 5.3, Buyer’s “reasonable best efforts” includes an obligation for Buyer and its Affiliates to respond to and comply with at the earliest practical date any requests for additional information and documentary material made by any Government Entities responsible for the enforcement of the Competition Laws, including but not limited to any “Second Request” issued by the Federal Trade Commission or the United States Department of Justice; provided that Parent and its Affiliates cooperate with Buyer to respond to and comply with any such requests.

(c)Notwithstanding the foregoing, each party further agrees that (i) neither Buyer nor any of its Affiliates will be required pursuant to this Agreement to take (and without Buyer’s prior written consent, Parent, the Companies and the Subsidiaries shall be prohibited from taking) any remedial actions, including any Burdensome Condition, or (ii) none of Buyer, Parent or any of their respective Affiliates will be required pursuant to this Agreement to commence or undertake any litigation in order to avoid, vacate, modify or suspend any injunction or other Order in connection with the transactions contemplated by this Agreement. Subject to the preceding sentence, any proposing, negotiating, committing to and effecting any divesture, sale, disposition, hold separate or limitation on freedom of action with regard to any aspect of the Companies or the Subsidiaries that is part of the proposed acquisition by Buyer under this Agreement shall, at the sole discretion of Parent, be subject to the consummation of the transactions contemplated hereby, and in any event nothing in this Agreement imposes any obligation on Parent or its Affiliates as to any other interests or holdings of Parent or its Affiliates either prior to or after the Closing.

(d)In connection with this Section 5.3, Buyer and Parent shall, and shall cause their respective Affiliates to: (i) cooperate in all respects with each other in connection with any filing, submission, investigation, action or inquiry, (ii) promptly inform the other party of any communication received from, or given to any Government Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on and consider in good faith the views of the other party in connection with, any filing made with, or written materials to be submitted to any Government Entity or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby, (iv) make available to the other party copies of all filings, notices and other written communications submitted or made by any party or its Affiliates to any Government Entity or received from any Government Entity in connection with any of the transactions contemplated hereby and (v) consult with each other in advance of any meeting, discussion, telephone call or conference with any Government Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the Government Entity or Person, give the other party the opportunity to attend and participate in

#88810454v1

such meetings and conferences, in each case, regarding any of the transactions contemplated hereby. With regard to any sharing of information contemplated under this Section 5.3, (A) any disclosure of information shall been done in a manner consistent with applicable Law and subject to the confidentiality provisions of this Agreement, (B) information may be withheld as necessary to address reasonable attorney-client privilege concerns or as necessary to comply with restrictions set forth in any Contract, (C) any party may, as it deems advisable or necessary, reasonably designate any confidential or competitively sensitive information as for “outside counsel only” and (D) materials provided to the other party or its counsel may be redacted to remove proprietary information relating to transaction assessment and analysis. Buyer shall, subject to and without limiting Buyer’s obligations under Section 5.3, control the antitrust strategy and defense in all respects; provided that Buyer shall (x) regularly and timely consult with Parent and keep Parent informed regarding the antitrust strategy and defense, and (y) consider in good faith the views of Parent with regard to the antitrust strategy and defense.

5.4    Notification.

(a)Prior to the Closing, Parent shall promptly notify Buyer (after Parent has notice thereof) and Buyer shall promptly notify Parent (after Buyer has notice thereof) and keep such other party advised as to (i) any litigation or administrative proceeding pending and known to such party or, to its knowledge, threatened against such party that challenges the transactions contemplated hereby, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (iii) any event, condition or circumstance that would reasonably be expected to cause any condition set forth in Article VI or Article VII not to be satisfied; and

(b)Prior to the Closing, Parent shall promptly notify Buyer (after Parent has notice thereof) of any material adverse change in the results of operations or financial condition of the Companies and the Subsidiaries taken as a whole other than any Excluded Matter;

provided, however, that the delivery of any notice pursuant to this Section ý5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.
5.5    Contract Matters.

(a)Termination of Intercompany Contracts. Prior to or at the Closing, Parent shall cause all Contracts and intercompany accounts between Parent or any of its Affiliates (other than a Company or a Subsidiary), on the one hand, and any Company or Subsidiary, on the other hand, to be terminated or settled and paid in full in cash (except as contemplated by the Step Plan in compliance with the terms and conditions of this Agreement), as applicable except for those Contracts described in Section 5.5(a) of the Disclosure Schedule, in each case, in such a manner as will not result in any post-Closing liabilities or obligations for any Company or Subsidiary.

(b)Parent Guarantees. Prior to the Closing, Buyer shall use its reasonable best efforts to cause itself or one or more of its Affiliates to be substituted in all respects for any of Parent and its Affiliates and their respective successors and assigns (but excluding the Companies and the Subsidiaries) (collectively, the “Parent Guarantors”) effective as of the Closing, and for each Parent

#88810454v1

Guarantor to be fully and irrevocably released and discharged effective as of the Closing, in respect of all obligations of each Parent Guarantor under any guarantee, indemnity, surety bond, letter of credit, bank guarantee, keepwell agreement, indemnification agreement, financing arrangement or other similar commitment, understanding, agreement or obligation relating to any of the Companies, the Subsidiaries, any Indebtedness or the Business (i) set forth in Section 5.5(b) of the Disclosure Schedule (each such instrument, a “Parent Existing Guarantee”) or (ii) entered into after the date hereof and prior to Closing that (A) is entered into in the ordinary course of business consistent with past practice, (B) to the extent related to a bank guarantee, such bank guarantee is issued by a bank listed in Section 5.5(b) of the Disclosure Schedule and (C) does not exceed $10,000,000 (the instruments in clauses (i) and (ii) collectively, the “Parent Guarantees”). Notwithstanding the preceding sentence, Buyer may, at its sole discretion, seek to implement any other arrangement (the “UK Pension Alternative Mechanism”) which shall, effective as of the Closing, fully and irrevocably release and discharge each Parent Guarantor in respect of all obligations of each Parent Guarantor under the guarantees in respect of the UK Defined Benefits Pension Scheme (the “UK Pension Plan Guarantees”). For any Parent Guarantees for which Buyer or its Affiliate is not substituted in all respects for the applicable Parent Guarantor and for which the applicable Parent Guarantor is not released effective as of the Closing or for which a UK Pension Alternative Mechanism is not adopted, Buyer shall continue using its reasonable best efforts to effect such substitution and release or UK Pension Alternative Mechanism as promptly as practicable after the Closing Date, except that, if four months after the Closing Date, a UK Pension Alternative Mechanism has not been put in place, then Parent may at its sole discretion direct Buyer to use its reasonable best efforts to cause itself or one or more of its Affiliates to be substituted in all respects for any of Parent and its Affiliates and their respective successors and assigns in respect of the UK Pension Plan Guarantees. Notwithstanding anything to the contrary herein, Buyer shall not be required to expend any money or offer or grant any accommodation (financial or otherwise) to any other Person in order to cause the substitutions described in the foregoing part of this Section 5.5(b). Buyer further agrees that, to the extent the beneficiary or counterparty under any Parent Guarantee does not accept any such substitute arrangement proffered by Buyer or its Affiliate or to the extent each Parent Guarantor is not fully and irrevocably released and discharged, Buyer shall reimburse each Parent Guarantor for reasonable out-of-pocket costs or expenses paid in connection with maintaining such Parent Guarantee, whether or not any such Parent Guarantee is drawn upon or required to be performed. From and after the Closing, other than with respect to the UK Pension Plan Guarantees, Buyer shall indemnify and hold harmless the Parent Guarantors against any Losses that any Parent Guarantor suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) any Parent Guarantor issuing, making payment under, or being a party to, any Parent Guarantees; (ii) any claim or demand for payment made on any Parent Guarantor with respect to any of the Parent Guarantees; or (iii) any action, claim or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Parent Guarantee. From and after the Closing, with respect to the UK Pension Plan Guarantees, Buyer shall indemnify and hold harmless the Parent Guarantors against any amounts paid under the UK Pension Plan Guarantees set forth in Section 5.7(a)(iii) of the Disclosure Schedule.

(c)Shared Contracts. Parent shall use reasonable best efforts to cause the Contracts set forth on Section 5.5(c) of the Disclosure Schedule (each, a “Shared Contract”) to be assigned, transferred or conveyed only with respect to (and preserving the meaning of) those parts

#88810454v1

that relate primarily to the Business, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that, to the extent permitted by applicable Law, the Companies and the Subsidiaries shall be entitled to the rights and benefits of those parts of each Shared Contract that relate primarily to the Business and shall assume the portion of the liabilities that relate primarily to the Business under such Shared Contract; provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more consents from third parties and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such consent or consents, then Parent and Buyer will use reasonable best efforts to cooperate to establish an agency type or other similar arrangement as may be permitted by applicable Law so that the Companies and the Subsidiaries shall be entitled to the rights and benefits of those parts of the Shared Contract that relate primarily to the Business and shall assume the portion of the liabilities under such Shared Contract that relate primarily to the Business.

(d)Transferred Contracts. Parent shall use reasonable best efforts to cause the Contracts set forth on Section 5.5(d) of the Disclosure Schedule (each, a “Transferred Contract”) to be assigned, transferred or conveyed, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that, to the extent permitted by applicable Law, the Companies and the Subsidiaries shall be entitled to the rights and benefits of and shall assume the liabilities under each Transferred Contract; provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Transferred Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more consents from third parties and (ii) if any Shared Contract cannot be so assigned by its terms or otherwise, or cannot be amended, without such consent or consents, then Parent and Buyer will use reasonable best efforts to cooperate to establish an agency type or other similar arrangement as may be permitted by applicable Law so that the Companies and the Subsidiaries shall be entitled to the rights and benefits of and shall assume the liabilities under such Transferred Contract.

(e)Prior to the Closing, Parent shall use its reasonable best efforts to cause itself or one or more of its Affiliates (excluding the Companies or the Subsidiaries) to be substituted in all respects for any of the Companies or the Subsidiaries and their respective successors and assigns (collectively, the “Company Guarantors”) effective as of the Closing, and for each Company Guarantor to be fully and irrevocably released and discharged effective as of the Closing, in respect of all obligations of each Company Guarantor under any guarantee, indemnity, surety bond, letter of credit, bank guarantee, keepwell agreement, indemnification agreement, financing arrangement or other similar commitment, understanding, agreement or obligation relating to any of Parent or its Affiliates (but excluding the Companies and the Subsidiaries) set forth in Section 5.5(e) of the Disclosure Schedule (collectively, the “Company Guarantees”). For any Company Guarantees for which Parent or its Affiliates (excluding the Companies and the Subsidiaries) is not substituted in all respects for the applicable Company Guarantor and for which the applicable Company Guarantor is not released effective as of the Closing, Parent shall continue using its reasonable best efforts to effect such substitution and release as promptly as practicable after the Closing Date. Notwithstanding anything to the contrary herein, Parent shall not be required to expend any money or offer or grant any accommodation (financial or otherwise) to any other Person in order to cause the

#88810454v1

substitutions described in the foregoing part of this Section 5.5(e). Parent further agrees that, to the extent the beneficiary or counterparty under any Company Guarantee does not accept any such substitute arrangement proffered by Parent or its Affiliate (excluding the Companies and the Subsidiaries) or to the extent each Company Guarantor is not fully and irrevocably released and discharged, Parent shall reimburse each Company Guarantor for reasonable out-of-pocket costs or expenses paid in connection with maintaining such Company Guarantee, whether or not any such Company Guarantee is drawn upon or required to be performed. From and after the Closing, Parent shall indemnify and hold harmless the Company Guarantors against any Losses that any Company Guarantor suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) any Company Guarantor issuing, making payment under, or being a party to, any Company Guarantees; (ii) any claim or demand for payment made on any Company Guarantor with respect to any of the Company Guarantees; or (iii) any action, claim or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Company Guarantee.

5.6    Tax Matters.

(a)Parent Pre-Closing Returns. Parent, at its sole cost and expense, shall (i) prepare or cause to be prepared (A) all Tax returns (whether original Tax returns or amended Tax returns) of any Company or Subsidiary that relate to taxable periods ending on or prior to the Closing Date and that are due on or prior to the Closing Date and (B) all income or franchise Tax returns (whether original Tax returns or amended Tax returns) listed on Schedule 5.6(a) of any Company or Subsidiary that relate to taxable periods ending on or prior to the Closing Date and that are due after the Closing Date (collectively, the “Parent Pre-Closing Returns”) and (ii) (A) with respect to any Parent Pre-Closing Return due on or prior to the Closing Date, cause the Companies or the Subsidiaries to pay as they fall due all Taxes that are actually payable in respect of the Parent Pre-Closing Return and (B) with respect to each Parent Pre-Closing Return due after the Closing Date, no later than three days before the date on which payment is due in respect of such Taxes, pay to Buyer all Taxes that are actually payable in respect of the Parent Pre-Closing Return, in each case to the extent that such Taxes are not reflected in Final Accrued Tax Liabilities on the Final Closing Statement (or, if the Final Closing Statement has not yet been finalized, to the extent not reflected in Estimated Accrued Tax Liabilities on the estimated Closing Statement). To the extent the amount of Taxes actually payable in respect of a Parent Pre-Closing Return due after the Closing Date is less than the amount reflected in Final Accrued Tax Liabilities on the Final Closing Statement (or, if the Final Closing Statement has not yet been finalized, to the extent not reflected in Estimated Accrued Tax Liabilities on the estimated Closing Statement) for such Taxes, then Buyer shall make a payment to Parent equal to the difference between the amount reflected in Final Accrued Tax Liabilities on the Final Closing Statement (or, if the Final Closing Statement has not yet been finalized, to the extent not reflected in Estimated Accrued Tax Liabilities on the estimated Closing Statement) for such Taxes and the amount of Taxes actually payable in respect of such Parent Pre-Closing Return no later than three days before the date on which payment is due in respect of such Taxes. Any payment made pursuant to the obligations in the immediately preceding two sentences shall be adjusted as necessary if the Final Accrued Tax Liabilities are different from the Estimated Accrued Tax Liabilities. Parent shall deliver unsigned drafts of any Parent Pre-Closing Returns that are due after the Closing Date to Buyer at least 30 days prior to the due date for the respective Parent Pre-Closing

#88810454v1

Return for Buyer’s review and comment. With respect to any Parent Pre-Closing Return that is due after the Closing Date, Parent shall consider Buyer’s reasonable comments with respect to such Tax return, as requested by Buyer within 15 days after a draft of the Parent Pre-Closing Return has been furnished to Buyer. The parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Parent Pre-Closing Return. If Buyer reasonably believes that any position taken by Parent on any such Parent Pre-Closing Return could result in the assertion of penalties, Parent shall reflect any comments that Buyer reasonably believes are necessary to avoid the assertion of penalties unless Parent obtains a written opinion reasonably acceptable to Buyer, delivered for the benefit of the relevant Company or Subsidiary by an accounting or law firm nationally recognized as an expert in the relevant Tax matter, to the effect that such position is supported by substantial authority (or, if applicable, a standard under non-U.S. law that would avoid the imposition of penalties), provided that Buyer shall be responsible for up to the first $50,000 of the costs of each such opinion for each position and Parent shall be responsible for any costs of such opinion in excess of $50,000. The final version of each Parent Pre-Closing Return that is due after the Closing Date shall be delivered by Parent to Buyer no less than five days prior to the due date for the filing of such Parent Pre-Closing Return; and Buyer shall arrange for the signing and timely filing of such Parent Pre-Closing Returns and cause the Companies and the Subsidiaries to timely pay any Taxes that are actually payable in respect of such Parent Pre-Closing Returns. Any original Parent Pre-Closing Return shall not be amended without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed). Unless otherwise required by applicable Laws, all Parent Pre-Closing Returns that are due after the Closing Date shall be prepared in accordance with existing practices and accounting methods of the Companies and the Subsidiaries. Any U.S. federal income Tax return of a U.S. Group Entity for a taxable period ending on the Closing Date shall not include a ratable allocation under Treasury Regulation Section 1.1502-76(b)(2)(ii). Buyer shall cause all the shares of U.S. Holdco that are purchased pursuant to this Agreement to be purchased by a single Designated Purchaser that is a domestic corporation (within the meaning of Code Section 7701(a)), and Buyer shall cause both U.S. Holdco and such Designated Purchaser to be members of an affiliated group (as defined in Code Section 1504(a)) as of the close of business on the Closing Date. Buyer shall cause such affiliated group to file a consolidated U.S. federal income Tax return for a period that includes the day immediately following the Closing Date, as a result of which Buyer and Parent agree and intend that for U.S. federal income Tax purposes the Closing Date shall constitute the end of a taxable period of U.S. Holdco.

(b)Buyer Pre-Closing Returns and Straddle Returns. Buyer, at its sole cost and expense, shall prepare or cause to be prepared (i) all Tax returns (whether original Tax returns or amended Tax returns) that are not listed on Schedule 5.6(a) of any Company or Subsidiary that relate to taxable periods ending on or prior to the Closing Date and that are due after the Closing Date (collectively, the “Buyer Pre-Closing Returns”) and (ii) all Tax returns (whether original Tax returns or amended Tax returns) of any Company or Subsidiary that relate to taxable periods beginning on or before the Closing Date and ending after the Closing Date (collectively, the “Straddle Returns”). Buyer shall deliver unsigned drafts of any Buyer Pre-Closing Returns and Straddle Returns to Parent at least 30 days prior to the due date for the respective Buyer Pre-Closing Return or Straddle Return for Parent’s review and comment. With respect to any Buyer Pre-Closing Return or Straddle Return (i) that is an income Tax return, Buyer shall, to the extent such Tax return could result in a Tax liability for which Parent would be responsible under this Agreement, reflect Parent’s reasonable

#88810454v1

comments with respect to such Tax return, except to the extent that Buyer reasonably believes that the inclusion of such comments could result in the assertion of penalties, unless Parent obtains a written opinion reasonably acceptable to Buyer, delivered for the benefit of the relevant Company or Subsidiary by an accounting or law firm nationally recognized as an expert in the relevant Tax matter, to the effect that the position taken by such comments is supported by substantial authority (or, if applicable, a standard under non-U.S. law that would avoid the imposition of penalties), provided that Buyer shall be responsible for up to the first $50,000 of the costs of each such opinion for each position and Parent shall be responsible for any costs of such opinion in excess of $50,000, and (ii) that is not an income Tax return, Buyer shall consider Parent’s reasonable comments with respect to such Tax return, as requested by Parent within 15 days after a draft of the Buyer Pre-Closing Return or Straddle Return has been furnished to Parent. The final version of each Buyer Pre-Closing Return or Straddle Return shall be delivered by Buyer to Parent no less than five days prior to the due date for the filing of such Buyer Pre-Closing Return or Straddle Return. Parent shall pay to Buyer, no later than three days before the date on which payment is due in respect of such Taxes, (A) in the case of a Buyer Pre-Closing Return, an amount equal to the Taxes actually payable in respect of such Buyer Pre-Closing Return to the extent that such Taxes are not reflected in Final Accrued Tax Liabilities on the Final Closing Statement (or, if the Final Closing Statement has not yet been finalized, to the extent not reflected in Estimated Accrued Tax Liabilities on the estimated Closing Statement) or (B) in the case of a Straddle Return, an amount equal to the portion of the Taxes actually payable in respect of the Straddle Return that are allocable (under Section 5.6(c)) to the portion of the Straddle Period that ends on the Closing Date to the extent that such portion of such Taxes is not reflected in Final Accrued Tax Liabilities on the Final Closing Statement (or, if the Final Closing Statement has not yet been finalized, to the extent not reflected in Estimated Accrued Tax Liabilities on the estimated Closing Statement). To the extent the amount of Taxes actually payable in respect of a Buyer Pre-Closing Return is less than the amount reflected in Final Accrued Tax Liabilities on the Final Closing Statement (or, if the Final Closing Statement has not yet been finalized, to the extent not reflected in Estimated Accrued Tax Liabilities on the estimated Closing Statement) for such Taxes, then Buyer shall make a payment to Parent equal to the difference between the amount reflected in Final Accrued Tax Liabilities on the Final Closing Statement (or, if the Final Closing Statement has not yet been finalized, to the extent not reflected in Estimated Accrued Tax Liabilities on the estimated Closing Statement) for such Taxes and the amount of Taxes actually payable in respect of such Buyer Pre-Closing Return no later than three days before the date on which payment is due in respect of such Taxes. To the extent the amount of the portion of the Taxes actually payable in respect of the Straddle Return that are allocable (under Section 5.6(c)) to the portion of the Straddle Period that ends on the Closing Date is less than the amount reflected in Final Accrued Tax Liabilities on the Final Closing Statement (or, if the Final Closing Statement has not yet been finalized, to the extent not reflected in Estimated Accrued Tax Liabilities on the estimated Closing Statement) for such Taxes, then Buyer shall make a payment to Parent equal to the difference between the amount reflected in Final Accrued Tax Liabilities on the Final Closing Statement (or, if the Final Closing Statement has not yet been finalized, to the extent not reflected in Estimated Accrued Tax Liabilities on the estimated Closing Statement) for such Taxes and the amount of the portion of the Taxes actually payable in respect of the Straddle Return that are allocable (under Section 5.6(c)) to the portion of the Straddle Period that ends on the Closing Date no later than three days before the date on which payment is due in respect of such Taxes. Any payment made pursuant to the obligations in the immediately preceding three sentences shall be adjusted as

#88810454v1

necessary if the Final Accrued Tax Liabilities are different from the Estimated Accrued Tax Liabilities. Buyer shall arrange for the signing and timely filing of such Buyer Pre-Closing Returns and Straddle Returns and cause the Companies and the Subsidiaries to timely pay any Taxes that are actually payable in respect of such Buyer Pre-Closing Returns and Straddle Returns. Any original Buyer Pre-Closing Return or Straddle Return shall not be amended without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed). Unless otherwise required by applicable Laws, (i) all Buyer Pre-Closing Returns and Straddle Returns that are described in Section 5.6(l) of the Disclosure Schedule shall be prepared, and where applicable, payments in respect of such returns shall be made (but, for the avoidance of doubt, without limiting any obligation of any party under Section 5.6(h) or Section 5.6(i)), in accordance with the procedures set forth therein; and (ii) all Buyer Pre-Closing Returns and Straddle Returns shall be prepared in accordance with existing practices and accounting methods of the Companies and the Subsidiaries, provided that Buyer may prepare in any manner permitted by Law any Buyer Pre-Closing Return or Straddle Return, so long as any inconsistency with existing practices and accounting methods does not increase the indemnification obligation of Parent pursuant to Section 5.6(h) and so long as any applicable procedures set forth in Section 5.6(l) of the Disclosure Schedule are followed.

(c)Taxes Relating to Straddle Period. For purposes of determining the amount of Taxes that is allocable to the portion of a Straddle Period that ends on the Closing Date, the following provisions shall apply:

(i)In the case of any Tax other than (i) a Tax based upon or related to income, receipts, wages, capital expenditures or expenses or (ii) a franchise Tax not based on income, the amount of Tax that is allocable to the portion of the Straddle Period that ends on the Closing Date shall be deemed to be the amount of the Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period that ends on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(ii)In the case of a franchise Tax not based on income, the amount of Tax that is allocable to the portion of the Straddle Period that ends on the Closing Date shall be deemed to be equal to the amount of the franchise Tax for the entire Straddle Period that would have been imposed if such franchise Tax were determined based on the assets and liabilities of the Companies or the Subsidiaries as of the Closing, or the amount of the franchise Tax for the Straddle Period based on the number of shares of stock outstanding as of the Closing, whichever amount is applicable, in each case multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period that ends on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(iii)In the case of any Tax based upon or related to income, receipts, wages, capital expenditures or expenses, the amount of Tax that is allocable to the portion of the Straddle Period that ends on the Closing Date shall be deemed to equal the amount which would be payable if the relevant taxable period (of the Company or a Subsidiary, as the case may be, and of any partnership or other “flowthrough” entity

#88810454v1

in which the Company or a Subsidiary holds, directly or indirectly, an interest) had ended on the Closing Date, using the “closing of the books” method of accounting; provided, however, that all exemptions, allowances, or deductions for the entire Straddle Period which are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the two short periods in proportion to the number of days in each period. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date.

(d)Tax Contests.

(i)If any Government Entity issues to a Company or a Subsidiary a written notice of deficiency, or a written notice of its intent to audit, with respect to Taxes of the Company or the Subsidiary for any taxable period ending on or prior to the Closing Date or with respect to any Straddle Period (a “Tax Claim”), Buyer shall promptly (but in any event within 30 days of the receipt of such written notice) notify Parent of its receipt of such written notice from the Government Entity; provided, however, that any failure by Buyer to so notify Parent shall not relieve Parent of any of its indemnification obligations under Section 5.6(h), except to the extent that Parent is materially and actually prejudiced as a result of such failure. Parent shall have the right to control any audit, litigation or other proceeding in respect of a Tax Claim (a “Tax Contest”) if the relevant taxable period ends on or prior to the Closing Date. Buyer shall control (A) any other Tax Contest, including if the relevant taxable period is a Straddle Period, and (B) any Tax Contest if the relevant taxable period ends on or prior to the Closing Date if Parent does not elect to control such a Tax Contest.

(ii)If a Tax Contest is controlled by Buyer: (A) Buyer shall control the Tax Contest in good faith; (B) subject to Parent’s indemnification obligations under Section 5.6(h), Buyer shall bear all of its costs in connection with such Tax Contest; (C) Buyer shall keep Parent reasonably informed regarding the status of such Tax Contest; (D) Parent shall have the right, at the sole cost and expense of Parent, to participate in such Tax Contest (which right shall include the right to receive copies of all documents furnished or received by the applicable Company or Subsidiary in connection with the Tax Contest, the right to be involved, where practicable, in any oral communications between any representative of the Company or Subsidiary and the Government Entity, the right to be consulted about all significant decisions made on behalf of the Company or Subsidiary regarding the conduct of the Tax Contest, and the right to have a reasonable opportunity to provide input to the representatives of the Company or Subsidiary regarding all such significant decisions); and (E) without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), Buyer shall not allow the applicable Company or Subsidiary to settle, resolve or abandon such Tax Contest (or any portion thereof) if such settlement, resolution or abandonment would result in Parent being required

#88810454v1

under this Agreement to make a payment in respect of Taxes or would result in a reduction in any Tax asset of Parent or its Affiliates.

(iii)If a Tax Contest is controlled by Parent: (A) Parent shall control the Tax Contest in good faith; (B) subject to Buyer’s indemnification obligations under Section 5.6(i), Parent shall bear all of its costs in connection with such Tax Contest; (C) Parent shall keep Buyer reasonably informed regarding the status of such Tax Contest; (D) Buyer, at the sole cost and expense of Buyer, shall have the right to participate, or cause the applicable Company or Subsidiary to participate, in such Tax Contest (which right shall include the right to receive copies of all documents furnished or received by Parent in connection with the Tax Contest, the right to be involved in any oral communications, where practicable, between any representative of Parent and the Government Entity, the right to be consulted about all significant decisions made on behalf of Parent regarding the conduct of the Tax Contest, and the right to have a reasonable opportunity to provide input to the representatives of Parent regarding all such significant decisions); and (E) without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Parent shall not settle, resolve or abandon (or allow the applicable Company or Subsidiary to settle, resolve, or abandon) the Tax Contest (or any portion thereof) if such settlement, resolution or abandonment could adversely impact Buyer or any of its Affiliates (including the Companies and the Subsidiaries) with respect to a taxable period ending after the Closing Date.

(iv)In the event of any conflict between the provisions of this Section 5.6(d) and the provisions of Article IX, the provisions of this Section 5.6(d) shall control.

(e)Cooperation. After the Closing Date, each party to this Agreement shall: (i) make available to the other party, as reasonably requested, and to any Tax authority (which such authority is legally permitted to receive pursuant to its subpoena power or its equivalent) all information, records, or documents that are possessed by the cooperating party and that relate to Tax liabilities of the Companies and the Subsidiaries for taxable periods ending on or prior to the Closing Date or for Straddle Periods; and (ii) preserve all such information, records, and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. After the Closing Date, Buyer shall make available to Parent, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant personnel of Buyer and its Affiliates to assist Parent in connection with the preparation of Parent Pre-Closing Returns or participation in a Tax Contest, and Buyer shall take all such action (including the execution and delivery of documents and instruments, and the execution of powers of attorney) as Parent reasonably requests in connection with any Parent Pre-Closing Returns or Tax Contests; provided, however, that Parent shall promptly reimburse Buyer for all reasonable out-of-pocket costs directly relating to such cooperation of any of the personnel of Buyer or its Affiliates who assist Parent. Without limiting the foregoing, Parent shall exercise all of its rights under the Pentair-Tyco TSA to obtain from Parent’s counterparties under such tax sharing agreement any information reasonably requested by Buyer, including any information, records or documents Buyer may request to assist in

#88810454v1

determining the overall foreign losses and separate limitation losses associated with the Companies and the Subsidiaries.

(f)Actions by Buyer. Neither Buyer nor any Affiliate of Buyer will make (i) any election under Code Section 338 with respect to the acquisition of the Shares of a U.S. Group Entity pursuant to this Agreement, or (ii) except as expressly permitted by Section 5.6(l) of the Disclosure Schedule, any election (including any election under Treasury Regulation Section 301.7701-3) that would have effect on or prior to the Closing Date or create Tax liability with respect to any taxable period ending on or prior to the Closing Date or that is allocable (under Section 5.6(c)) to the portion of a Straddle Period that ends on the Closing Date. Buyer shall cause each Company and each Subsidiary to refrain from making any sale (or other disposition) of assets outside the ordinary course of business on the Closing Date after the Closing.

(g)Tax Refunds. Any refunds of Tax (including interest paid thereon) (i) that are received by Buyer or an Affiliate of Buyer (or any credits allowed in lieu of such refunds that reduce Taxes otherwise payable) after the Closing Date of Taxes paid or incurred in respect of taxable periods of the Companies or the Subsidiaries that end on or prior to the Closing Date (or in respect of the portion of a Straddle Period that ends on the Closing Date) and (ii) that were not reflected in the Final Accrued Tax Liabilities on the Final Closing Statement (except, in the case of clause (ii), to the extent that Parent has previously made an indemnity payment in respect of such refund pursuant to Section 5.6(h)(v)) shall be for the account of Parent, and Buyer shall pay over (or, in the event that an Affiliate of Buyer receives the refund or credit, Buyer shall cause such Affiliate to pay over) to Parent the amount of any such refund or credit (after reduction by the amount of any Tax imposed on Buyer or its Affiliate as a result of the receipt of the refund or allowance of the credit) within 15 days after such receipt or allowance.

(h)Indemnification by Parent. Parent shall, or shall cause the relevant Seller to, indemnify, defend and hold harmless Buyer and each of Buyer’s successors, assigns and Affiliates from and against any Losses attributable to (i) notwithstanding anything to the contrary in Section 5.6(l) or Section 5.6(l) of the Disclosure Schedule, any Taxes of the Companies or the Subsidiaries (including any Taxes of the Companies and the Subsidiaries attributable to a transaction undertaken pursuant to the Step Plan) with respect to any taxable period ending on or prior to the Closing Date or that are allocable (under Section 5.6(c)) to the portion of a Straddle Period that ends on the Closing Date, (ii) any liability (whether arising under Treasury Regulation Section 1.1502-6 or under any comparable provision of state, local or foreign Tax Law, or arising by Contract (excluding Contracts executed in the ordinary course of business that customarily include Tax provisions, but do not primarily relate to Taxes (e.g., leases and credit agreements)), or as a transferee or successor, or otherwise) of the Companies or the Subsidiaries for Taxes of any Person other than a Company or a Subsidiary, with respect to taxable periods ending on or prior to the Closing Date or with respect to the portion of a Straddle Period that ends on the Closing Date, (iii) any failure by Parent or its Affiliates to comply with any of its obligations pursuant to this Section 5.6; (iv) any sales, use, transfer, intangible, recordation, documentary, stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the purchase and sale of the Purchased Shares and Specified Individual Shares contemplated by this Agreement, for which Parent is responsible pursuant to Section 11.10; (v) any refund reflected in Final Accrued Tax Liabilities on the Final

#88810454v1

Closing Statement (or, if the Final Closing Statement has not yet been finalized at the time that a claim is made under this clause (v), are reflected in Estimated Accrued Tax Liabilities on the Estimated Closing Statement) that is not received (either in cash or through the allowance of a credit that is available (whether or not actually availed of) to reduce Taxes otherwise payable) by Buyer or any of its Affiliates within the one-year period following the Closing Date; (vi) notwithstanding anything to the contrary in Section 5.6(l) or Section 5.6(l) of the Disclosure Schedule, any Taxes of the Companies or the Subsidiaries attributable to the inclusion of any item of income or gain in, or the exclusion of any item of deduction from, taxable income for any taxable period beginning after the Closing Date or that are allocable (under Section 5.6(c)) to the portion of a Straddle Period that begins on the day after the Closing Date, in each case as a result of any transaction, procedure, agreement or other action undertaken pursuant to Section 5.6(l) of the Disclosure Schedule, if, in the absence of such transaction, procedure, agreement or other action, such item of income or gain would otherwise have been included in, or such item of deduction would otherwise have been excluded from, any taxable period ending on or prior to the Closing Date or allocable (under Section 5.6(c)) to the portion of a Straddle Period that ends on the Closing Date; and (vii) any Taxes of the Companies or the Subsidiaries attributable to any prepaid amounts received on or prior to the Closing Date to the extent such amounts (x) have not been included in taxable income on or prior to the Closing Date and (y) are not reflected as a liability in Final Net Working Capital on the Final Closing Statement; provided, however, that any such obligation to indemnify, defend and hold harmless shall not apply with respect to any Taxes that (A) except as provided under clause (v) above, are reflected in Final Accrued Tax Liabilities on the Final Closing Statement (or, if the Final Closing Statement has not yet been finalized, are reflected in Estimated Accrued Tax Liabilities on the estimated Closing Statement), or (B) are Taxes for which Buyer has an obligation to indemnify pursuant to Section 5.6(i). Any payment made pursuant to this Section 5.6(h) shall be adjusted as necessary if the Final Accrued Tax Liabilities are different from the Estimated Accrued Tax Liabilities.
(i)Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Parent and each of Parent’s successors, assigns and Affiliates from and against any Losses attributable to (i) any Taxes of the Companies or the Subsidiaries with respect to any taxable period beginning after the Closing Date or that are allocable (under Section 5.6(c)) to the portion of a Straddle Period that begins on the day after the Closing Date, (ii) any Taxes arising from any position taken by Buyer or its Affiliates (including, after the Closing Date, the Companies and the Subsidiaries) on any Straddle Return that is not consistent with past practice with respect to prior applicable Tax Returns, unless such position is required by applicable Law, (iii) any failure by Buyer or its Affiliates to comply with any of its obligations pursuant to this Section 5.6, and (iv) any sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the purchase and sale of the Purchased Shares and the Specified Individual Shares contemplated by this Agreement for which Buyer is responsible pursuant to Section 11.10.

(j)Calculation of Losses. The amount of any Loss for which Parent or Buyer shall have an indemnification obligation under Section 5.6(h) or Section 5.6(i), respectively, shall be reduced to take into account any net Tax benefits actually realized as a result of such Loss in or prior to the taxable year such Loss is incurred by the indemnified party or the five taxable years immediately following such year. For this purpose, the indemnified party shall be deemed to realize

#88810454v1

a Tax benefit with respect to a taxable year as a result of such Loss if, and to the extent that, the indemnified party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Loss from all taxable years, exceeds the indemnified party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items relating to such Loss for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year). The amounts of Tax benefits realized or to be realized shall be determined in good faith by the indemnified party, and information regarding this determination shall be promptly furnished by the indemnified party to the indemnifying party in as much detail as reasonably requested by the indemnifying party.

(k)Sale of Tracer. Buyer shall cause Flow Control US Holding Corp., a Delaware corporation (“U.S. Holdco”), to join with Panthro Acquisition Co., a Delaware corporation (“Panthro”), in making an election under Code Section 338(h)(10) (and any corresponding elections under U.S. state Tax law or U.S. local Tax Law) with respect to the shares of Tracer Industries, Inc., a Delaware corporation (“Tracer”), that are sold by U.S. Holdco to Panthro as set forth in the Step Plan, and with respect to the shares of Alliance Integrated Systems, Inc., a Delaware corporation, that are owned by Tracer at the time of such sale.

(l)Group Relief Elections and Non-U.S. Consolidated Groups. Section 5.6(l) of the Disclosure Schedule sets forth procedures relating to the separation of certain Companies and Subsidiaries from other members of groups of corporations that file a consolidated income Tax return, or have filed an election to apply “group relief” or similar provisions, pursuant to the Tax Laws of certain countries other than the United States. Buyer and Parent shall comply, and shall cause their respective Affiliates to comply, with such procedures. To the extent that any provision of this Section 5.6(l) or Section 5.6(l) of the Disclosure Schedule conflicts with any other provision of this Section 5.6, the other provisions of this Section 5.6 shall apply. For the avoidance of doubt, any payment obligations specified in (1) clauses (i), (iv) and (v) of the second paragraph of the portion of Section 5.6(l) of the Disclosure Schedule that relates to France and (2) the second sentence of paragraph (b) of the portion of Section 5.6(l) of the Disclosure Schedule that relates to Germany shall not be treated as conflicting with any other provision of Section 5.6, and shall not limit any obligation of any party under Section 5.6(h) and Section 5.6(i).

(m)Purchase Price Allocation. During the 60 day period following the date of this Agreement, Buyer and Parent shall negotiate in good faith with a view to reaching agreement on a preliminary allocation of the Base Purchase Price among the Shares of the various Companies (the “Preliminary Allocation”). Parent shall furnish Buyer with all information Buyer reasonably requests in connection with the negotiation and drafting of the Preliminary Allocation. If Buyer and Parent are unable to reach an agreement on the Preliminary Allocation by the end of such period, Parent and Buyer shall follow reconciliation procedures similar to those described in Section 2.3(c) and, if necessary, shall submit the dispute to the Accounting Firm for resolution not later than 30 days prior to the Closing Date. Not later than 30 days after the Closing Date, Parent shall prepare and deliver to Buyer for its review a schedule that allocates, in a manner consistent with and based upon the Preliminary Allocation, the Estimated Purchase Price among the Shares of the various Companies for all purposes (including Tax and financial accounting purposes) (the “Final Allocation”). The parties

#88810454v1

agree that any adjustment to the Purchase Price pursuant to Section 2.3 shall be reflected through the allocation amount assigned to the Shares of one or more Companies designated in the Preliminary Allocation and need not be allocated among the Shares of all of the Companies, unless otherwise required by applicable Law. If, within 30 days after Parent delivers the Final Allocation to Buyer, Buyer does not provide a written objection to the Final Allocation, the Final Allocation shall be considered to have been approved by Buyer. If, within 30 days after Parent delivers the Final Allocation to Buyer, Buyer provides a written objection to the Final Allocation, Parent and Buyer shall follow reconciliation procedures similar to those described in Section 2.3(c) and, if necessary, shall submit the dispute to the Accounting Firm. Unless required by applicable Law, and notwithstanding any provisions to the contrary herein, the parties agree that any adjustment payment made by either party pursuant to Section 2.3 shall be made between Parent and Buyer.

(n)No Intermediary Transaction Tax Shelter. After the Closing, Buyer shall not take any action (and shall cause its Affiliates not to take any action) with respect to the Companies or Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notices 2001-16 and 2008-111.

(o)Equity Award Deductions. In the event that Buyer or any of its Affiliates actually realizes a reduction in income Tax liability as a result of any Equity Award Deductions in a taxable period beginning after the Closing Date or in the portion of a Straddle Period beginning on the day after the Closing Date, Buyer shall deliver to Parent, within 30 days after the date on which such reduction in income Tax liability is actually recognized, an amount equal to such reduction, net of the employer share of any employment or other payroll Taxes that are the liability of Buyer or any of its Affiliates and that are attributable to the vesting of any restricted share units or performance share units or the exercise of any options giving rise to such Equity Award Deductions; provided that Buyer’s obligation to pay amounts to Parent pursuant to this Section 5.6(o) shall not apply to any reduction in income Tax liability realized by Buyer or any of its Affiliates in a taxable year beginning more than five years after the Closing Date. For this purpose, Buyer or the applicable Affiliate shall be deemed to realize a reduction in income Tax liability as a result of an Equity Award Deduction if, and to the extent that, the cumulative liability for Taxes of Buyer or its applicable Affiliate through the end of such taxable year, calculated by excluding such Equity Award Deduction, exceeds the actual cumulative liability for Taxes of Buyer or its applicable Affiliate through the end of such taxable year, calculated by taking into account such Equity Award Deduction (to the extent permitted by relevant Tax law and treating such Equity Award Deduction as the last item claimed for the applicable taxable year). Buyer shall promptly furnish Parent with such information regarding the amounts of Equity Award Deductions as is reasonably requested by Parent. All determinations regarding the amount of income Tax liability, and the amount of any reductions in income Tax liability, for purposes of this Section 5.6(o) shall be made by Buyer in its reasonable discretion exercised in good faith. If, after the payment by Buyer to Parent of any amount under this Section 5.6(o), there shall be a final determination which reduces the amount of the reduction in any income Tax liability which gave rise to such payment, as determined pursuant to this Section 5.6(o) taking into account such final determination, Parent shall repay to Buyer, within 90 days after such final determination, any amount which would not have been payable to Parent pursuant to this Section

#88810454v1

5.6(o) had such reduction in income Tax liability been determined taking into account such final determination.

(p)Specified Carryforwards. If Buyer or any of its Affiliates actually realizes a reduction in income Tax liability in a taxable period beginning after the Closing Date or in the portion of a Straddle Period beginning on the day after the Closing Date as a result of the use of any Specified Carryforwards, Buyer shall deliver to Parent, within 30 days after the date on which such reduction in income Tax liability is actually realized, an amount equal to such reduction; provided that Buyer’s obligation to pay amounts to Parent pursuant to this Section 5.6(p) shall not apply to any reduction in income Tax liability recognized by Buyer or its Affiliates in a taxable period beginning more than seven years after the Closing Date. For this purpose, Buyer or the applicable Affiliate shall be deemed to realize a reduction in Tax liability with respect to a taxable year as a result of the use of a Specified Carryforward if, and to the extent that, the cumulative liability for Taxes of Buyer or its applicable Affiliate through the end of such taxable year, calculated by excluding the Specified Carryforward, exceeds the actual cumulative liability for Taxes of Buyer or its applicable Affiliate through the end of such taxable year, calculated by taking into account the Specified Carryforward (to the extent permitted by relevant Tax law and treating such carryforward as the last item claimed for the applicable taxable year). All determinations regarding the amount of income Tax liability, and the amount of any reductions in income Tax liability, for purposes of this Section 5.6(p) shall be made by Buyer in its reasonable discretion exercised in good faith. If, after the payment by Buyer to Parent of any amount under this Section 5.6(p), there shall be a final determination which reduces the amount of the reduction in any income Tax liability which gave rise to such payment, as determined pursuant to this Section 5.6(p) taking into account such final determination, Parent shall repay to Buyer, within 90 days of such final determination, any amount which would not have been payable to Parent pursuant to this Section 5.6(p) had such reduction in income Tax liability been determined taking into account such final determination.

5.7    Employee Matters.

(a)General.

(i)Cessation of Coverage, Benefit Commitment and Notice. On or prior to the Closing Date, Parent, the Companies or the Subsidiaries, as the case may be, shall give notice to Active Employees, Former Employees and any person deriving benefits through them that, except as otherwise provided herein, all benefits (excluding equity compensation) previously provided with respect to such persons under the Parent Sponsored Benefit Plans will, to the extent permitted by applicable Law, cease to be provided thereunder as of the Closing Date. Except as otherwise provided herein with respect to specific plans, programs or arrangements, for the one-year period immediately following the Closing, Buyer shall, or shall cause the Companies and the Subsidiaries to, provide such benefit plans, programs and arrangements, including severance, that are substantially comparable in the aggregate to the Company Benefit Plans, other than the Excluded Plans and other than any Company Benefit Plan or portion thereof pursuant to which benefits are provided in

#88810454v1

the form of Parent shares, rights to such shares, or payments or other benefits directly derived from or directly based upon the value of such shares.

(ii)Mixed Foreign Retirement Plans.

(A)The Company Benefit Plans listed in Section 5.7(a)(ii) of the Disclosure Schedule constitute the “Mixed Foreign Retirement Plans”.  Section 5.7(a)(ii) of the Disclosure Schedule separately identifies the Mixed Foreign Retirement Plans sponsored by Parent or any of its Affiliates (other than any Company or Subsidiary) (the “Parent Sponsored Mixed Foreign Retirement Plans”) and the Mixed Foreign Retirement Plans sponsored by any Company or Subsidiary (the “Company Sponsored Mixed Foreign Retirement Plans”). Where a pension plan has not been listed as a Mixed Foreign Retirement Plan in Section 5.7(a)(ii) of the Disclosure Schedule but either Buyer or Parent identifies to the other in writing that it is, as a matter of fact, a Mixed Foreign Retirement Plan, then the provisions of this Section 5.7(a)(ii) shall, if Buyer directs, apply equally to such plans.

(B)To the extent permitted by applicable Law and except as otherwise agreed by Parent and Buyer, effective as of the Closing Date, Buyer or its Affiliates shall become responsible for sponsorship of the Company Sponsored Mixed Foreign Retirement Plans and Parent or its Affiliates shall retain sponsorship of the Parent Sponsored Mixed Foreign Retirement Plans.

(C)Except as otherwise agreed by Parent and Buyer, Parent or its Affiliates shall use commercially reasonable efforts to establish or maintain as soon as practicable following the Closing Date one or more retirement plans (each, a “New Seller Foreign Retirement Plan”) in each country in which there is a Company Sponsored Mixed Foreign Retirement Plan immediately prior to the Closing Date and shall use commercially reasonable efforts to cause each active member of the Company Sponsored Mixed Foreign Retirement Plans who is an employee of Parent or its Affiliates (excluding the Companies and Subsidiaries) immediately prior to the Closing Date (the “Parent Active Employees”) to cease to be an active member of each Company Sponsored Mixed Foreign Retirement Plan on and from the Closing Date and to become an active member of the applicable New Seller Foreign Retirement Plan on and from the Closing Date.

(D)Where Buyer or its Affiliates does not have a suitable existing pension plan for the purpose of this Section 5.7(a)(ii) (“Existing Buyer Foreign Retirement Plan”), Buyer or its Affiliates shall use commercially reasonable efforts to establish or maintain as soon as practicable following the Closing Date one or more retirement plans (each, a “New Buyer Foreign Retirement Plan”) in each country in which there is a Parent Sponsored

#88810454v1

Mixed Foreign Retirement Plan immediately prior to the Closing Date. The Existing Buyer Foreign Retirement Plans and the New Buyer Foreign Retirement Plans shall be collectively known as the “Buyer Foreign Retirement Plans”. Except as otherwise agreed by Parent and Buyer, Parent or its Affiliates shall use commercially reasonable efforts to cause each Active Employee to cease to be an active member of each Parent Sponsored Mixed Foreign Retirement Plan on and from the Closing Date and Buyer or its Affiliates shall use reasonable best efforts to cause each Active Employee to become an active member of the applicable Buyer Foreign Retirement Plan on and from the Closing Date and shall provide benefits in accordance with Section 5.7(a)(i).

(E)To the extent permitted by applicable Law, as soon as practicable following the Closing Date, Parent or its Affiliates shall use commercially reasonable efforts to cause the Parent Sponsored Mixed Foreign Retirement Plans which provide benefits of a defined contribution nature to transfer, and Buyer or its Affiliates shall use commercially reasonable efforts to cause the New Buyer Foreign Retirement Plans to accept a transfer of, the defined contribution account balances of the Active Employees. To the extent permitted by applicable Law, as soon as practicable following the Closing Date, Buyer or its Affiliates shall use commercially reasonable efforts to cause the Company Sponsored Mixed Foreign Retirement Plans which provide benefits of a defined contribution nature to transfer, and Parent or its Affiliates shall use commercially reasonable efforts to cause the New Seller Foreign Retirement Plans to accept a transfer of, the defined contribution account balances of the Parent Active Employees.

(F)Except as otherwise agreed by Parent and Buyer and to the extent permitted by applicable Law, as soon as practicable following the Closing Date Parent or its Affiliates shall use commercially reasonable efforts to cause the Parent Sponsored Mixed Foreign Retirement Plans which provide benefits of a defined benefit nature to transfer, and Buyer or its Affiliates shall use commercially reasonable efforts to cause the Buyer Foreign Retirement Plans to accept a transfer of: (i) defined benefit liabilities (the “Mixed Foreign Retirement Plan DB Liabilities”) relating to the Active Employees in respect of the period up to the Closing Date; and (ii) assets equal in value to such Mixed Foreign Retirement Plan DB Liabilities calculated in accordance with the rules of the Parent Sponsored Mixed Foreign Retirement Plan concerned and applicable Law. Except as otherwise may be agreed by Parent and Buyer and to the extent permitted by applicable Law, as soon as practicable following the Closing Date Buyer or its Affiliates shall use commercially reasonable efforts to cause the Company Sponsored Mixed Foreign Retirement Plans which provide benefits of a defined benefit nature to transfer, and Parent or its Affiliates shall use commercially

#88810454v1

reasonable efforts to cause the New Seller Foreign Retirement Plans to accept a transfer of: (i) the Mixed Foreign Retirement Plan DB Liabilities relating to the Parent Active Employees in respect of the period up to the Closing Date; and (ii) assets equal in value to such Mixed Foreign Retirement Plan DB Liabilities calculated in accordance with the rules of the Parent Sponsored Mixed Foreign Retirement Plan concerned and applicable Law.

(G)Notwithstanding anything in this Section 5.7(a)(ii) to the contrary, if Buyer and Parent mutually determine that it would not be commercially reasonable to establish a New Buyer Foreign Retirement Plan with respect to Active Employees located in a particular jurisdiction who participate in a Parent Sponsored Mixed Foreign Retirement Plan, then, to the extent permitted by applicable Law, Buyer may elect to provide, as applicable, that (x) the account balances of such Active Employees shall not be transferred to a New Buyer Foreign Retirement Plan or (y) the Mixed Foreign Retirement Plan DB Liabilities relating to such Active Employees and the applicable assets relating thereto shall not be transferred to a New Buyer Foreign Retirement Plan. In addition, if such Parent Sponsored Mixed Foreign Retirement Plan provides benefits of a defined benefit nature, then effective as of the Closing Date, such Active Employees shall cease to accrue benefits under such Parent Sponsored Mixed Foreign Retirement Plan, and Buyer shall provide such Active Employees with compensation or benefits that have a value that is comparable to the value of the benefits provided to such Active Employees under such Parent Sponsored Mixed Foreign Retirement Plan as of immediately prior to the Closing Date in accordance with the second sentence of Section 5.7(a)(i).

(H)Notwithstanding anything in this Section 5.7(a)(ii) to the contrary, if Buyer and Parent mutually determine that it would not be commercially reasonable to establish a New Seller Foreign Retirement Plan with respect to Parent Active Employees located in a particular jurisdiction who participate in a Company Sponsored Mixed Foreign Retirement Plan, then, to the extent permitted by applicable Law, Parent may elect to provide, as applicable, that (x) the account balances of such Parent Active Employees shall not be transferred to a New Seller Foreign Retirement Plan or (y) the Mixed Foreign Retirement Plan DB Liabilities relating to such Parent Active Employees and the applicable assets relating thereto shall not be transferred to a New Seller Foreign Retirement Plan. In addition, if such Company Sponsored Mixed Foreign Retirement Plan provides benefits of a defined benefit nature, then effective as of the Closing Date, such Parent Active Employees shall cease to accrue benefits under such Company Sponsored Mixed Foreign Retirement Plan, and Parent shall provide such Parent Active Employees with compensation or benefits that have a value that is comparable to the value of the benefits provided to such Parent Active

#88810454v1

Employees under such Company Sponsored Mixed Foreign Retirement Plan as of immediately prior to the Closing Date.

(iii)UK Pension Plan. As soon as practicable after the date hereof, but no later than 30 days after the date hereof, Parent shall (or shall cause one of the Companies or the Subsidiaries to) (A) notify the trustees of the UK Defined Benefits Pension Scheme (the “UK Pension Plan”) of the transactions contemplated by this Agreement, (B) use its reasonable best efforts to obtain any relevant documentation that Buyer reasonably determines is necessary, including in respect of advice on the employer covenant, in relation to the UK Pension Plan and (C) provide Buyer, its Affiliates and its advisors with unrestricted access to the trustees of the UK Pension Plan. Parent will not agree to, and will cause the Companies and the Subsidiaries not to agree to, any actuarial valuation, recovery plan, statement of investment principles or schedule of contributions (as defined in Part 3 of the Pensions Act 2004) with respect to the UK Pension Plan without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, if the trustees of the UK Pension Plan consult with Parent, any Company or any Subsidiary in relation to the funding or investment of the UK Pension Plan, Parent shall, and shall cause such Company or Subsidiary to, notify Buyer as soon as practicable and shall enter into such consultation on the reasonable direction of Buyer. Parent shall not, and shall cause the Companies or Subsidiaries not to, take any action prior to the Closing which could result in the triggering of any guarantee to the UK Pension Plan all of which are separately identified as being a guarantee to the UK Pension Plan in Section 5.7(a)(iii) of the Disclosure Schedule together with their guaranteed amounts. In the event that any guarantee to the UK Pension Plan is triggered prior to the Closing, Parent shall indemnify and hold harmless Buyer against any amounts payable by any of the Companies or Subsidiaries in respect of any such guarantee to the UK Pension Plan. If a wind-up of the UK Pension Plan is triggered prior to the Closing, Parent shall indemnify and hold harmless Buyer against any amounts payable by any of the Companies or Subsidiaries to the UK Pension Plan.

(iv)Agreements and Bonuses. From and after the Closing, and subject to Section 5.7(g), Buyer shall or shall cause the Companies and the Subsidiaries to (A) honor in accordance with their terms all existing contractual obligations under Company Benefit Plans that are employment, severance, retention, bonus (not including change of control or transaction bonuses or payments or payments with respect to cash performance unit awards, which are governed by the provisions of clause (B) hereof), consulting or other compensation agreements, plans or contracts (other than any such agreements, plans or contracts relating to equity-based awards or other Parent long-term incentive cash awards) between any Company or any Subsidiary and any current or former officer, director or employee of any Company or any Subsidiary, (B) pay any change of control bonuses due under any agreement listed in Section 5.7(a)(iv) of the Disclosure Schedule; provided that Buyer’s obligation under this clause (B) shall apply only to the extent that such amounts are reflected in the Final Net Working Capital, (C) pay any cash payments due under a

#88810454v1

Parent long-term incentive cash award in effect with any current or former officer or employee of any Company or any Subsidiary and (D) pay any bonus payments that are (or will be) due with respect to calendar year 2016 to any current or former officer or employee of the Companies or any Subsidiary under any cash incentive plan of Parent applicable to such officer or employee and disclosed in Section 3.19(a)(i) of the Disclosure Schedule; provided that Buyer’s obligation under this clause (D) shall apply only to the extent that (x) such officers and employees are employed through the applicable regular payment date of such bonuses (other than any such officer or employee whose employment was earlier terminated by Buyer without cause) unless otherwise provided by the terms of the plan or agreement governing such bonuses as in effect as of the date hereof and disclosed to Buyer and (y) such amounts are reflected in the Final Net Working Capital. Except as provided in this paragraph, Parent shall retain all liability (and Buyer and its Affiliates shall have no liability) for any amounts payable under any employment, severance, retention, change of control, transaction bonus or similar agreement entered into between Parent or any of its Affiliates (other than any Company or Subsidiary) and any Active Employee or Former Employee, and Parent shall not (and shall cause its Affiliates not to) assign or transfer any such agreement to any Company or Subsidiary. With respect to any employee of Parent or its Affiliates (other than any Company or Subsidiary) whose employment is transferred to any Company or Subsidiary pursuant to the Step Plan, if under applicable Law, any agreement between such employee and Parent or its Affiliates (other than any Company or Subsidiary) is transferred to or assumed by any Company or Subsidiary, or any Company or Subsidiary otherwise becomes responsible for any amounts payable under such agreement, Parent shall retain all liability (and Buyer and its Affiliates shall have no liability) for such amounts to the extent such amounts are not reflected in Final Net Working Capital.

(v)Service Credit. Without limiting any other covenant herein, Buyer shall use reasonable best efforts to ensure that all service credited to Active Employees through the Closing Date shall be recognized by Buyer, the Companies and the Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan) under Buyer’s benefit plans without application of any preexisting condition or similar exclusion that did not apply to such employees or their dependents immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent that it would result in the duplication of benefits for the same period of service and subject always to the terms of the applicable benefit plans and local Laws.

(b)401(k) and ESOP.

(i)As of the Closing Date, the Companies and the Subsidiaries shall cease to be participating employers under the Pentair Retirement Savings and Investment Plan (the “RSIP”) and Parent shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation.

#88810454v1

(ii)As soon as reasonably possible after the Closing Date, Active Employees with account balances under the RSIP shall be entitled to request a lump sum distribution of such account balances and, if requested by the participant concerned, Buyer’s existing defined contribution plan or such other qualified defined contribution plan as may be designated or established by Buyer or caused to be designated or established by Buyer (the “Buyer Rollover Plan”) shall accept a direct transfer pursuant to Code Section 401(a)(31) or participant rollover of such account balances; provided, however, (A) no such distribution or transfer shall be made solely by reason of the sale of the Purchased Shares and the Specified Individual Shares to the extent such a distribution or transfer may adversely affect the qualified status of the RSIP or the Buyer Rollover Plan, (B) any such distribution or transfer shall be subject to the otherwise applicable benefit payment rules and procedures under the RSIP and (C) in no event shall the Buyer Rollover Plan be obligated to accept a direct transfer or rollover unless made in cash or a cash equivalent, except that the Buyer Rollover Plan shall be obligated to accept the transfer of promissory notes evidencing participant loans, but subject to Buyer’s reasonable determination that Parent has provided to Buyer adequate information to permit Buyer to administer such loans. Pending such a distribution or transfer or in the event such a distribution or transfer is not made and except as otherwise required under the Code or ERISA, Active Employees shall be entitled to retain or receive their benefits under the RSIP subject to such rules, procedures and limitations which otherwise apply thereunder to terminated vested participants.

(c)Other Retirement Plan Arrangements. As of the Closing Date, the Companies and the Subsidiaries shall cease to be participating employers under the Excluded Plans, and Parent, to the extent permitted by applicable Laws, shall take, or cause to be taken, all such actions as may be necessary to effectuate such cessation of participation. Notwithstanding such cessation, however, the Companies and the Subsidiaries shall timely transmit to the trustee of the grantor trust related to the Parent NQ 401(k) Plans and properly account for, in accordance with the customary procedures under the Parent NQ 401(k) Plans, amounts withheld from Active Employees’ salary, wages or other covered compensation, for deposit with such trustee. For the avoidance of doubt, Buyer shall not assume and Parent shall retain any obligations or liabilities arising under the Excluded Plans or the Parent NQ 401(k) Plans.

(d)Health and Welfare Benefit Plans.

(i)Termination of Coverage. Parent will cause the cessation of coverage under all insurance policies, contracts, programs or similar arrangements through which health or welfare benefits have been provided (each, a “Health and Welfare Benefit Plan”) to or on behalf of (x) Active Employees under Parent Sponsored Benefit Plans and (y) employees of Parent or its Affiliates (other than any Company or Subsidiary) under Company Benefit Plans that are not Parent Sponsored Benefit Plans.

#88810454v1

(ii)Benefit Plan Claims. Subject to Section 5.7(d)(vi), Buyer shall assume, or shall cause the Companies and the Subsidiaries to assume or retain, responsibility for the payment of all covered claims or expenses actually incurred under a Health and Welfare Benefit Plan, whether prior to the Closing Date or on account of a continuous period of hospitalization or other course of treatment which commences prior to the Closing Date and ends on or after the Closing Date, by or on behalf of any Active Employee enrolled in such benefit plan (or the covered spouse or dependent of any such individual); it being understood that Buyer’s responsibility for the payment of such covered claims or expenses shall be deemed met to the extent that the cost of such coverage was allocated to any Company or Subsidiary (e.g., via a deemed premium). Parent shall assume or retain, or shall cause its Affiliates (other than the Companies and the Subsidiaries) to assume or retain, responsibility for the payment of all covered claims or expenses actually incurred under a Health and Welfare Benefit Plan, whether prior to the Closing Date or on account of a continuous period of hospitalization or other course of treatment which commences prior to the Closing Date and ends on or after the Closing Date, by or on behalf of any individual other than an Active Employee enrolled in such benefit plan (or the covered spouse or dependent of any such individual). For the avoidance of doubt, this Section 5.7(d)(ii) does not apply to any Company Benefit Plan which is a pension plan or arrangement.

(iii)COBRA. Parent shall provide or cause to be provided to any Former Employee (and such individual’s “qualified beneficiaries” within the meaning of COBRA) and to the qualified beneficiaries of an Active Employee whose “qualifying event” (within the meaning of COBRA) occurs on or prior to the Closing Date with such COBRA continuation coverage as any such individual has elected or may elect. Buyer shall provide, or shall cause to be provided, COBRA continuation coverage to any Active Employee and such individual’s qualified beneficiaries whose qualifying event occurs after the Closing Date.

(iv)Long-Term Disability. Buyer shall provide or cause to be provided long-term disability benefits with respect to any Active Employee who is or becomes disabled prior to, on or after the Closing Date, regardless of whether such employee has as of the Closing Date, completed the elimination period necessary for the payment of long-term disability benefits to begin; provided, however, that Parent shall retain responsibility for payment of any long-term disability benefits to or on behalf of any individual who, prior to the Closing Date and while an employee of any of the Companies or the Subsidiaries, qualified to receive payment of long-term disability benefits.

(v)Flexible Benefit Plan. For the post-Closing portion of the calendar year in which the Closing Date occurs, Buyer shall, or shall cause the Companies and the Subsidiaries to, make available a cafeteria plan within the meaning of Code Section 125 for Active Employees who were, as of immediately prior to Closing, participants in Parent’s Flexible Benefit Plan.

#88810454v1

(vi)Retiree Medical and Life Insurance. Parent shall indemnify and hold harmless Buyer and its Affiliates against, and shall hold each of them harmless from, any and all liabilities and costs incurred or suffered by Buyer or any of its Affiliates (including any Company or Subsidiary) relating to any retiree health or welfare benefits with respect to any Former Employee, Active Employee or other employee of Parent or its Affiliates. Without limiting the foregoing, effective as of the Closing Date, Parent shall (or shall cause its Affiliates, other than the Companies and Subsidiaries) to assume or retain, as applicable, sponsorship of (and the obligation to provide benefits under) each Company Benefit Plan that provides retiree health or welfare benefits with respect to any Former Employee, Active Employee or other employee of Parent or its Affiliates, and Buyer and its Affiliates (including the Companies and Subsidiaries) shall have no obligation to provide any such benefits to such persons.

(vii)WARN Act. Buyer shall be responsible for all obligations or liabilities under the WARN Act, or under any other Laws which provide to employees protections similar to the WARN Act, resulting from actions taken by Buyer or the Companies or Subsidiaries after the Closing Date, including the relocation of any U.S. operations from their current location. Parent shall be responsible for all obligation or liabilities under the WARN Act, or any other Laws which provide to employees protections similar to the WARN Act, resulting from actions taken by Parent, the Companies or the Subsidiaries on or prior to the Closing Date. Buyer and Parent will work together in good faith to avoid triggering any liabilities to either party under the WARN Act, or any such other Laws.

(e)Information and Consultation.

(i)Parent shall, to the extent permitted by applicable Law, cause each of the Companies and the Subsidiaries to undertake all reasonably necessary or legally required provisions of information to, or consultations, discussions or negotiations with, each union, works council or other employee representative group as required by applicable Law or the applicable agreement with such union, works council or other employee representative group in connection with the transactions contemplated by this Agreement, each in a timely manner, in accordance with applicable Law and any applicable agreement, and Buyer shall provide such reasonable cooperation in connection with the foregoing (and, with respect to any cooperation related to transactions contemplated by Section 5.7(e)(ii)), as is reasonably requested by Parent. Buyer and Parent shall, and shall, to the extent permitted by applicable Law, cause their respective Affiliates to, reasonably cooperate in carrying out such provisions of information to, or consultations, discussions or negotiations with, such unions, works councils or other employee representative groups. Parent shall use reasonable best efforts to complete, or, to the extent permitted by applicable Law, cause to be completed, prior to the Closing, and Buyer shall use reasonable best efforts to assist and cooperate with Parent in causing to be completed, all notifications required by applicable Law to, and all consultations

#88810454v1

required by applicable Law with, the employees, employee representatives, work councils, unions, labor boards and relevant Government Entities concerning the transactions contemplated by this Agreement with respect to the employees of the Companies and the Subsidiaries, including with respect to any cooperation related to transactions contemplated by Section 5.7(e)(ii); provided that in no event will Parent, and Parent will, to the extent permitted by applicable Law, cause its Affiliates not to, make any agreement that would increase Buyer’s or any of its Affiliates’ liabilities or obligations hereunder without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement to sell or purchase the Shares of entities organized in France or The Netherlands. At any time after the date on which the required information and consultation process(es) with each union, works council or other employee representative group with respect to each of entities organized in France or The Netherlands, as applicable, are complete under applicable Law, but prior to the Closing, Parent may, at its sole option (for each such entity, a “Put Option”) determine to sell and transfer (and shall cause the relevant Seller to sell and transfer) to Buyer or the relevant Designated Purchaser all of the Shares of each such entity, if any, and, in such event, shall encourage all employees of each such entity to continue employment with such entity as part of the sale of such Shares; provided that (A) nothing herein shall be interpreted as requiring Parent or any of its Affiliates to provide any employees of the Companies or the Subsidiaries with any additional compensation or benefits to incentivize such Person to continue employment with such entity as part of the sale of such Shares, (B) if Parent does not exercise the Put Option for the entities organized in France prior to the Closing, the Base Purchase Price shall be reduced by the amount set forth in Section 5.7(e)(ii) of the Disclosure Schedule and (C) if Parent does not exercise the Put Option for the entities organized in The Netherlands prior to the Closing, the Base Purchase Price shall be reduced by the amount set forth in Section 5.7(e)(ii) of the Disclosure Schedule. Upon Parent’s exercise of a Put Option, the purchase and sale of such Shares shall be deemed a part of, and undertaken on the same terms and conditions as, the purchase and sale of the Purchased Shares and Specified Individual Shares under Article I of this Agreement (and without the payment of any additional consideration), subject in all respects to the terms and conditions of this Agreement, including this Section 5.7 with respect to the employees of the Companies or the Subsidiaries, and the consummation of the Put Option shall occur simultaneously with, and as part of, the Closing. In case of concerns raised by a union, works council or other employee representative group with respect to any of entities organized in France or The Netherlands in connection with the purchase

#88810454v1

and sale of such Shares in accordance with this Section 5.7(e)(ii), which would reasonably be addressed by updates, modifications or amendments to this Agreement or any section of the Disclosure Schedule to the extent related to such Shares, Parent and Buyer shall negotiate in good faith with respect to any such updates, modifications or amendments designed to carry out, so far as possible while addressing such concerns, the intent and purpose of this Agreement and the purchase and sale of such Shares; provided that none of Parent, any Company or any Subsidiary shall agree to any such updates, modifications or amendments or any matters which could impact the transactions contemplated by, or the terms of, this Agreement without Buyer's express written consent and Buyer may in its sole discretion reject Parent’s exercise of a Put Option if such consent has not been provided.

(f)Cooperation. With respect to such actions as may be necessary to effectuate the provisions of this Section 5.7, but only to the extent otherwise consistent with each party’s duties and responsibilities with respect to employee benefit plans under applicable Law, Parent and Buyer shall, and Buyer shall cause the Companies and the Subsidiaries to, reasonably cooperate with each other with respect to such matters, including (i) sharing notices or other information related to employee benefit plans to be filed or provided to Government Entities pursuant to the Code or ERISA with respect to the sale of the Purchased Shares and the Specified Individual Shares and the transactions described in this Section 5.7, including any notice required under ERISA Section 4043, (ii) gathering information necessary for each party to file annual reports with the IRS or such other governmental filing as may be required with respect to employee benefit plans for reporting periods ending in or with the plan year which includes the Closing Date and (iii) properly effectuating any blackout notice and procedures required pursuant to 29 CFR §2520.101-3(b) in connection with the applicable plan asset transfers hereunder. Parent and Buyer shall cooperate in good faith to take the actions set forth in Section 5.7(f) of the Disclosure Schedule.

(g)Certain Employee Transaction Costs. Except for liabilities which are reflected in the Final Net Working Capital (not including liabilities relating to cash performance unit awards, equity-based awards or other Parent long-term incentive awards), Parent shall indemnify Buyer and its Affiliates from and against any Losses attributable to any stay or retention bonus, change in control bonus, transaction bonus, amounts due or that become due under a cash performance unit award, equity-based award or other Parent long-term incentive award or other payment to be made to any Active Employee or Former Employee (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments) that is payable as a result of, or in connection with, this Agreement and the transactions and other agreements contemplated hereby.

(h)Saudi Arabia and the United Arab Emirates. Prior to the Closing Date, Parent shall, to Buyer’s reasonable satisfaction, use its reasonable best efforts to (i) modify the working arrangements and relevant work permit and visa arrangements of the individuals working for the benefit of the Business located in the Kingdom of Saudi Arabia and (ii) rectify any failure by Parent or any of its Affiliates to comply with rules relating to overtime or end-of-service gratuities with respect to individuals working for the benefit of the Business located in the United Arab Emirates. Parent shall indemnify Buyer and its Affiliates against, and shall hold each of them harmless from, any and all liabilities and costs (including employment Taxes, penalties, fees and contributions) with respect to the arrangements and rules described in the immediately preceding sentence.

(i)Certain Employees. With respect to employees of the Business who, as of the date hereof, are employed by Parent or its Affiliates (other than any Company or Subsidiary),

#88810454v1

including such employees located in Turkey, Kazakhstan and Russia, prior to the Closing Date, Parent and Buyer shall cooperate in good faith to determine the manner in which, and the date on which, such employees will become employees of Buyer or its Affiliates, and whether such employees will provide services to Buyer or its Affiliates after the Closing Date pursuant to the Transition Services Agreement.

(j)Tyco Benefit Plans. With respect to any Company Benefit Plan that is not a Parent Sponsored Benefit Plan, at Buyer’s request at any time after the Closing Date and at Buyer’s sole expense, Parent will use reasonable best efforts to promptly seek to enforce, to the extent permitted by the Separation Agreement, any right of indemnification that such Company Benefit Plan may have against Tyco International Ltd. pursuant to the Separation Agreement.
(k)Company Benefit Plans. Parent shall indemnify Buyer and its Affiliates against, and shall hold each of them harmless from, any and all liabilities and costs incurred or suffered by Buyer or any of its Affiliates (including any Company or Subsidiary) with respect to any Company Benefit Plan that is (x) not set forth on Section 3.19(a)(i) of the Disclosure Schedule or (y) set forth on Section 3.19(a)(i) of the Disclosure Schedule but for which Parent has not made available to Buyer, prior to the date hereof, a true and complete copy of the items set forth in clauses (A) through (E) of the fourth sentence of Section 3.19(a). Notwithstanding the foregoing, Parent shall not be liable pursuant to this Section 5.7(k) (x) unless the aggregate amount of such liabilities and costs exceeds $4,000,000 or (y) to the extent that such liabilities and costs have been taken into account, on a dollar for dollar basis, in the determination of any adjustment pursuant to Section 2.3.

5.8    Property Transfer Statute Compliance.

(a)From the date hereof until the Closing, Parent shall cause the relevant Subsidiaries (the “New Jersey Entities”) listed on Section 5.8(a) of the Disclosure Schedule to comply with all obligations, if any, imposed by the New Jersey Industrial Site Recovery Act, all regulations promulgated thereunder, and all directives, orders or requirements of the New Jersey Department of Environmental Protection (“NJDEP”) issued thereunder (“ISRA”) resulting from the entering into this Agreement or the consummation of the transactions contemplated hereby or by the Step Plan.  Prior to the Closing, Parent shall cause the New Jersey Entities to use reasonable best efforts to achieve receipt of a Response Action Outcome issued by a Licensed Site Remediation Professional (as such terms are defined under the New Jersey Site Remediation Reform Act, N.J.S.A. 58-10C-1 et seq.) or other written determination of the NJDEP or an LSRP that the requirements of ISRA have been satisfied with respect to the subject site, including without limitation a written determination that the de minimis quantity exemption applies to the subject site (“Compliance with ISRA”).  In the event that the New Jersey Entities do not achieve Compliance with ISRA prior to the Closing, the New Jersey Entities shall file a Remediation Certification (as such term is defined under ISRA) with the NJDEP.

(b)From the date hereof until the Closing, Parent shall, and shall cause the New Jersey Entities to, give Buyer and its representatives reasonable opportunity to review all drafts of all filings under ISRA, shall incorporate any reasonable comments from Buyer, and shall provide Buyer a copy of the final ISRA filing or document following submission to the NJDEP.  From the date hereof until the Closing, Parent shall, and shall cause the New Jersey Entities to use reasonable best

#88810454v1

efforts to design and implement any investigation or remediation activities conducted or proposed by or on behalf of such Company or Subsidiary in a manner so as not to unreasonably adversely affect the ongoing operations at the relevant site.
(c)For the avoidance of doubt, (i) the New Jersey Entities listed on Section 5.8(a) of the Disclosure Schedule shall bear all responsibility for, and liability related to, ISRA or Compliance with ISRA as a result of entering into this Agreement or the consummation of the transactions contemplated hereby or by the Step Plan, and under no circumstances shall Parent or Buyer have any such responsibility or liability and (ii) Parent’s obligations under this Section 5.8 shall terminate upon the earlier of the Closing Date or Compliance with ISRA.

5.9    Asbestos Matters and Other Litigation Matters.

(a)Parent agrees to cause the Companies and the Subsidiaries, during the period commencing on the date hereof and ending on the Closing Date, upon reasonable advance notice to and with the prior consent of Parent in each instance (which consent shall not be unreasonably withheld), to use reasonable best efforts to provide Buyer and its representatives such access to the insurers that are parties to coverage in place agreements providing coverage under the Coverage Documents and to the Defense Firms (subject to appropriate arrangements to maintain all applicable privileges) for telephone conferences or meetings (which conferences or meetings Parent and its representatives may also attend). In addition, on and after the Closing Date, at Buyer's request, Parent will afford promptly to Buyer and its agents, and shall use reasonable best efforts to obtain for Buyer and its agents, access to documentation of losses relating to Coverage Documents, or prior Company Asbestos Actions, paid to any predecessor entities.

(b)Prior to the Closing, Parent shall promptly notify Buyer (after Parent has notice thereof) of all material developments in any pending Company Asbestos Action or lawsuit against any Company or Subsidiary, as well as provide to Buyer, on a monthly basis, a list of all new (i) Company Asbestos Actions filed after the date hereof (with plaintiff name and docket number, the manufacturer, seller or brand to which such Company Asbestos Action relates and the alleged disease) and (ii) lawsuits against any Company or any Subsidiary filed after the date hereof; provided that notwithstanding the foregoing, Parent shall promptly notify Buyer of any Company Asbestos Actions that has an expedited trial date.

(c)As of the Closing, Parent and each Seller, as applicable, shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to the applicable Companies and Subsidiaries all of their right to, title to and interest in all communications with, and work product of, Morgan Lewis and Bockius LLP, Forman Watkins & Krutz LLP, Nelson Mullins Riley & Scarborough LLP, Gardner Trabolsi & Associates, PLLC, Segal McCambridge Singer & Mahoney, Ltd., Shook, Hardy & Bacon LLP, McMillan LLP, Pepper Hamilton LLP and any other law firms involved in Company Asbestos Actions and other lawsuits against any Company or Subsidiary (collectively, the “Defense Firms”), together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product (collectively, the “Privilege Items”); provided that, for the sake of clarity, Privilege Items does not include engagement letters between a Defense Firm and Parent or any Seller. Parent agrees the intent and effect of this provision is to grant the applicable Companies and Subsidiaries control

#88810454v1

over the exercise of the attorney-client privilege, if any, held by Parent or any Seller, in respect of communications with the Defense Firms regarding the Company Asbestos Actions and other lawsuits against any Company or Subsidiary and the Privilege Items. Parent agrees, and shall cause each Seller to agree, after the Closing to refrain from and cause each Seller to (i) refrain from, knowingly waiving the attorney-client privilege belonging to the Companies or the Subsidiaries, relating to any current or future Company Asbestos Action or other lawsuit or the Privilege Items and (ii) allow the Defense Firms to represent Buyer and/or its Affiliates (including the Companies and the Subsidiaries) in connection with any Company Asbestos Actions or asbestos insurance recovery matters. Parent shall take the actions set forth in Section 5.9(c) of the Disclosure Schedule and shall permit Buyer and its Affiliates (including the Companies and Subsidiaries) to take the actions set forth in Section 5.9(c) of the Disclosure Schedule.

5.10    Post-Closing Access to Information. For a period of seven years following the Closing Date, or, with respect to records relating to Tax liabilities of the Companies and the Subsidiaries for taxable periods ending on or prior to the Closing Date, until the expiration of any applicable statute of limitations for assessment or refund of Taxes of assessments thereof, if shorter, each party hereto shall provide, and shall cause its appropriate personnel to provide, when reasonably requested to do so by another party hereto, access to all Tax, financial, accounting and personnel records of or relating to the Companies or the Subsidiaries and the right to make copies or extracts therefrom at its expense; provided that no party shall be required to provide to the other party information that (i) such party reasonably believes is competitively sensitive, relating to trade secrets, (ii) if provided, would adversely affect the ability of such party to assert attorney-client or attorney work product privilege or other similar privilege and (iii) in the reasonable opinion of such party’s legal counsel, may result in a violation of any Law or Contract applicable to such party; provided, further, that prior to withholding any information described in the preceding clauses (i), (ii) or (iii), the withholding party shall notify the other party in writing of the nature of such information being withheld and take any actions as may reasonably be requested by the other party to implement alternate arrangements (including entering into confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow the other party access to such information to the fullest extent reasonably practicable under the circumstances. No party shall, nor shall it permit its Affiliates to, intentionally dispose of, alter or destroy any such books, records and other data without giving 30 days’ prior written notice to the other party and permitting the other party hereto, at the other party’s expense, to examine, duplicate or repossess such records, files, documents and correspondence. Notwithstanding the provisions of this Section 5.10, while the existence of an adversarial proceeding between the parties will not abrogate or suspend the provisions of this Section 5.10, as to such records or other information directly pertinent to such dispute, the parties may not utilize this Section 5.10 but rather, absent agreement, must utilize the rules of discovery.

5.11    Further Assurances. From and after the Closing, the parties agree to execute and deliver, or to cause to be executed and delivered, all further documents and instruments and to take all further action as shall be reasonably necessary or appropriate to confirm or carry out the provisions and intent of this Agreement.

#88810454v1

5.12    Intellectual Property.

(a)License. Effective as of the Closing:

(i)Parent (on behalf of itself and its Affiliates) hereby grants and agrees to grant to Buyer and its Affiliates a non-exclusive, perpetual, irrevocable, nonsublicensable (except as provided in Section 5.12(a)(iii)) and non-assignable (except as provided in Section 5.12(a)(ii)), royalty-free, fully paid up, worldwide license, in connection with the current and future operation of the Business, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services that incorporate any and all Intellectual Property Rights owned by Parent and its Affiliates (other than any trademarks or domain names) that were used in connection with the Business as of the Closing.

(ii)Notwithstanding the assignment provision in Section 11.8, Buyer and its Affiliates may (A) assign the license set forth in Section 5.12(a)(i) in whole or in part in connection with a merger, consolidation, or sale of all, or substantially all, of the Business or any material portion of the assets of the Business, and (B) assume such license in bankruptcy.

(iii)Buyer and its Affiliates may sublicense the license set forth in Section 5.12(a)(i) to (A) its and their vendors, consultants, contractors and suppliers, in connection with their providing services to the Business and (B) its and their distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current and future products and services of the Business.

(iv)To the extent that Buyer and its Affiliates do not, as of the Closing Date, have access to or control of any tangible embodiments of Intellectual Property Rights licensed to Buyer and its Affiliates pursuant to Section 5.12(a)(i), Parent shall (or shall cause its Affiliate to) deliver to Buyer, or otherwise provide Buyer access to, such Intellectual Property Rights upon Buyer’s request and at Buyer’s expense.

(b)Buyer acknowledges that Parent and its Affiliates have the absolute and exclusive proprietary right to all names, trade names, trademarks, service names and service marks and domain names incorporating “Pentair” and Parent’s corporate logo or any derivation thereof and any corporate symbols or logos related thereto or incorporating “Pentair” (collectively, the “Parent Names”). Buyer agrees that it will not, and will cause the Companies and the Subsidiaries not to, use any Parent Name or any confusingly similar trademark, symbol or logo in connection with the sale of any products or services or otherwise in the conduct and operation of their businesses except as set forth in this Section 5.12(b). As soon as reasonably practicable following the Closing and in any event no more than 180 days following the Closing, Buyer shall cause each Company or Subsidiary with a name including the word “Pentair” to file with an appropriate Government Entity an amendment to such Company or Subsidiary’s charter or other organizational documents or take such other steps as are required by applicable Law to eliminate the word “Pentair” and any other Parent

#88810454v1

Name from such Company or Subsidiary’s name. Effective from and after the Closing, except as otherwise provided in this Section 5.12(b), until a date that is 18 months from the Closing Date, Parent hereby grants the Companies and the Subsidiaries the nonexclusive, royalty-free right to use (without right of sublicense, other than to its and their distributors, representatives, resellers, contractors, service providers, contract manufacturers, customers and end-users, in connection with the Business) the Parent Names, but only in connection with the conduct and operation of the Business in a manner consistent with their use as of the Closing Date. Notwithstanding the foregoing, (i) as to any item of tooling in existence on the Closing Date that bears any such Parent Names, the Companies and Subsidiaries may continue to use such tooling until it becomes necessary for the Companies and the Subsidiaries to replace such tooling in the ordinary course of business consistent with past practice, at which time the Companies and the Subsidiaries shall replace such tooling with tooling that does not bear such Parent Names, and to sell inventory produced after the Closing Date using such tooling, only until such inventory is exhausted and (ii) to the extent any such Parent Names appear on stationary, packaging, materials, supplies or inventory, the Companies and the Subsidiaries shall use commercially reasonable efforts to remove or strike over such Parent Names as soon as reasonably practicable after the Closing Date. Notwithstanding the foregoing, (A) Buyer shall not permit the Companies and the Subsidiaries to represent or hold themselves out as representing Parent or its Affiliates, (B) Parent shall have the right to require the Companies and the Subsidiaries to take such reasonable action as Parent deems necessary to maintain appropriate quality control of the products and services of the Companies and the Subsidiaries that use any Parent Names and (C) Buyer shall indemnify and hold harmless Parent and its Affiliates from any Losses incurred by Parent or its Affiliates as a result of any breaches of subclauses (A) or (B) of this Section 5.12(b). Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, nothing in this Agreement shall be construed as restricting or limiting Buyer or any of its Affiliates (including, after the Closing, the Companies and the Subsidiaries) from using or referencing the Parent Names (x) in any materials or documents to indicate Parent’s and its Affiliates’ historical or factual relationship to the Companies and the Subsidiaries or (y) in a manner that would constitute “fair use” under applicable Law if such use were made by any other Persons.

(c)To the extent that any Intellectual Property set forth in Section 3.21(a) of the Disclosure Schedule is not owned by and/or registered in the name of any Company or any Subsidiary as of the date hereof, then, (i) prior to the Closing Date, Parent and its Affiliates shall use reasonable best efforts to effect all transfers and take all such actions (including filings with the United States Patent and Trademark Office and its foreign equivalents) as are necessary so that all such Intellectual Property is transferred to, owned by, and registered in the name of, one of the Companies or Subsidiaries as of the Closing Date and (ii) following the Closing Date, Parent and its Affiliates shall, as promptly as possible, effect all transfers and take all such actions (including filings with the United States Patent and Trademark Office and its foreign equivalents) as are necessary so that any such Intellectual Property that has not been transferred to or registered in the name of one of the Companies or Subsidiaries pursuant to the foregoing clause (i) is transferred to, owned by, and registered in the name of, one of the Companies or Subsidiaries. Parent and Buyer shall cooperate in good faith to determine whether any such Intellectual Property is no longer needed for use in the Business such that it may be abandoned instead of transferred.

#88810454v1

5.13    No Competition; No Solicitation.

(a)During the period commencing on the Closing Date and ending on the date that is three years after the Closing Date, Parent will not, and will cause its Affiliates not to, conduct or engage in the Business as conducted and engaged in by the Companies and the Subsidiaries on the Closing Date (a “Competitive Business”). Notwithstanding the foregoing, nothing in this Section 5.13(a) shall prohibit Parent or any of its Affiliates from (i) owning securities of corporations engaged in a Competitive Business that are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation or (ii) acquiring any entity or business partially engaged in a Competitive Business; provided that such activities do not exceed 20% of the revenues or net equity of the acquired entity or business and that Parent shall use reasonable best efforts to divest the Competitive Business as soon as practicable, but in any event within 18 months of Parent’s acquisition of such entity or business, to an unaffiliated third party.

(b)During the period commencing on the Closing Date and ending on the date that is two years after the Closing Date, Parent will not, and will cause its Affiliates not to, take any action to solicit or induce for employment any employee of the Companies or the Subsidiaries. Notwithstanding the foregoing, nothing in this Section 5.13(b) shall prohibit Parent or its Affiliates from soliciting or inducing any employee of the Companies or the Subsidiaries (i) who responds to a public advertisement of general solicitation that is not targeted at such employees or (ii) whose employment with the applicable Company or Subsidiary (A) has ceased at least six months prior to such solicitation or inducement or (B) was terminated by the Companies or the Subsidiaries without cause.

(c)During the period commencing on the Closing Date and ending on the date that is three years after the Closing Date, Parent will not, and will cause its Affiliates not to, take any action to offer employment to, engage in discussions regarding employment with, or hire any employee of the Companies or the Subsidiaries set forth in Section 5.13(c) of the Disclosure Schedule. Notwithstanding the foregoing, nothing in this Section 5.13(c) shall prohibit Parent or its Affiliates from offering employment to, engaging in discussions regarding employment with, or hiring any such employee whose employment with the applicable Company or Subsidiary (i) has ceased at least six months prior to such offer, discussion or hire or (ii) was terminated by the Companies or the Subsidiaries without cause.

(d)If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those

#88810454v1

contained herein) as shall be valid and enforceable under such applicable Law. Parent acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Parent agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Parent of this Section, and Parent consents to the entry thereof.

5.14    Insurance. Prior to the Closing Date, commercial general liability (including products liability) and other insurance policies (collectively, the “Parent Policies”) have been provided to the Companies and the Subsidiaries (the “Insured Subsidiaries”) including, but not limited to, the insurance policies listed on Section 3.14 of the Disclosure Schedule. Coverage under the current Parent Policies and all other current insurance coverage for the Companies and/or the Subsidiaries shall be canceled effective on the Closing Date and Parent shall have no further obligation to provide insurance coverage for occurrences, accidents or diseases, as the case may be, which occur after the Closing Date. However, to the extent the Parent Policies afford coverage, or continue to afford coverage, to the Insured Subsidiaries for occurrences, accidents or diseases, as the case may be, taking place on or prior to the Closing Date (collectively, “Pre-Closing Occurrences”), Buyer and the Insured Subsidiaries shall have the right to present claims under the Parent Policies in accordance with this Section 5.14. Further, at the reasonable request of Buyer, Parent agrees to present claims of the Insured Subsidiaries (to the extent such claims are eligible to be so presented) under any third party insurance policies (other than the Parent Policies), or other agreements, which provide coverage for Pre-Closing Occurrences of the Insured Subsidiaries. Buyer agrees to, and shall cause the Insured Subsidiaries to, after the Closing comply with all terms and conditions of any Parent Policies affording coverage for Pre-Closing Occurrences:

(a)Comply with all terms and conditions of the claims handling procedures set forth in Section 5.14 of the Disclosure Schedule, as such may be amended by Parent from time to time with written notice to Buyer, provided that any such amendments shall not adversely impact insurance coverage offered under the Parent Policies for any Pre-Closing Occurrences covered by the Parent Policies or the ability of Buyer and the Insured Subsidiaries to access the Parent Policies in accordance with the terms hereof;

(b)Comply with all terms and conditions of any Parent Policies and any other umbrella or excess insurance policies affording coverage for Pre-Closing Occurrences; and

(c)Provide Parent, at no cost to Parent and/or its insurers, reasonable access to the Insured Subsidiaries’ (i) product engineers and other personnel and (ii) documents, documentation and other records, when, and as necessary, for consultation relative to Pre-Closing Occurrence claims issues. This access shall include, but is not limited to, access for the purpose of reviewing and preparing claims and litigation reports, providing written analyses and consultation relative to product design and construction and serving and testifying as witnesses relative to claims and litigation arising from or based upon Pre-Closing Occurrences.

Further, for any claims or Pre-Closing Occurrences for which the Separation Agreement is applicable, Parent shall present such claims promptly on behalf of Buyer and the Insured Subsidiaries in accordance with the Separation Agreement and provide any support necessary to ensure that such claims are accepted.

#88810454v1

Without limiting the foregoing, Buyer agrees that the Insured Subsidiaries may only submit claims for payment under the Parent Policies with respect to Pre-Closing Occurrences if and to the extent Buyer and the Insured Subsidiaries have reasonably complied with all terms and conditions of the claims handling procedures set forth in Section 5.14 of the Disclosure Schedule.
Parent shall not seek to amend any of the Parent Policies in any manner which adversely modifies coverage afforded to the Insured Subsidiaries.
For the avoidance of doubt, this Section 5.14 shall not apply to Company Asbestos Actions.
5.15    Step Plan; Certain Restrictions on Intercompany Loan Receivables. Each Carve-Out Document shall be in form and substance reasonably acceptable to Buyer (with Buyer’s consent not to be unreasonably withheld, conditioned or delayed), and prior to executing (or permitting any Affiliate to execute) any Carve-Out Document, Parent shall provide Buyer with a reasonable opportunity to review and comment thereon, and Buyer shall conduct its review and provide any comments thereon reasonably promptly (and in no event later than five Business Days) after receipt of such Carve-Out Document (the “Carve-Out Document Approval”). Parent shall provide copies to Buyer of each executed final Carve-Out Document prior to the Closing. Parent shall use its reasonable best efforts to complete the transactions contemplated in the Step Plan as soon as reasonably practicable after the date hereof and, in any event, shall, and shall cause its Affiliates to, complete the transactions contemplated in the Step Plan, including obtaining all regulatory approvals and making all regulatory filings set forth in the Step Plan and obtaining all regulatory approvals and making all regulatory filings required in connection with any repatriation, withdrawals, distributions or contributions of cash or capital or repayment of intercompany accounts or loans between any Company or Subsidiary, on the one hand, and Parent or any of its Affiliates (including the Companies and the Subsidiaries), on the other hand, that will occur after the date hereof and prior to the Closing (such actions collectively, the “Repatriation Plan”), in each case prior to the Closing. Parent shall not make any modifications to the Step Plan or its implementation without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) (the “Step Plan Modifications”). Buyer will use its reasonable best efforts to cooperate with Parent to complete the Step Plan, the Carve-Out Document Approvals and any Step Plan Modifications, and the individual listed in Section 5.15(b) of the Disclosure Schedule will act as the primary contact person in the event of any dispute relating to the Step Plan, its implementation, the Carve-Out Document Approval, the Step Plan Modifications or any allegation Buyer is being insufficiently responsive to such matters. Prior to the Closing, Parent shall not cause or permit (i) any of the Companies or the Subsidiaries to create any new Intercompany Loan Receivables between any Companies or Subsidiaries that are not organized in the same jurisdiction, (ii) any of the Companies or Subsidiaries organized in Italy to create any new Intercompany Loan Receivables, or increase the balance of any existing Intercompany Loan Receivables, between any such Companies or Subsidiaries organized in the same jurisdiction, (iii) the Companies or Subsidiaries organized in a jurisdiction other than Italy to create any new Intercompany Loan Receivables in the aggregate in excess of $75,000,000 with the balance of each such Intercompany Loan Receivable measured in the applicable Foreign Currency and converted into United States Dollars using the Exchange Rate on June 30, 2016, and (iv) the balance at the Effective Time of each Intercompany Loan Receivable in existence on the date hereof to exceed the balance of such Intercompany Loan Receivable set forth

#88810454v1

on Section 3.7(w) of the Disclosure Schedule by more than 5%. Parent will use its reasonable best efforts to cooperate with Buyer to minimize the amount of Cash held by the Companies and the Subsidiaries organized in (i) the United States and (ii) the Other Countries, in each case as of the Closing consistent with the Repatriation Plan.

5.16    Resignations. Parent will deliver to Buyer the resignations of all officers and directors of each Company and each Subsidiary who will be officers, directors or employees of Parent or any of its Affiliates after the Closing Date from their positions with any Company or any Subsidiary at or prior to the Closing Date.

5.17    Title Insurance Cooperation. From the date hereof until the Closing, Parent shall, and shall cause each Seller to, cooperate with Buyer to obtain, at Buyer’s sole cost and expense, owner’s title insurance policies (or, at Parent’s election, endorsements to any existing owner’s title insurance policies) with respect to the Company Facilities located in the United States and Canada, only, dated the Closing Date and issued from a title insurance company and in amounts reasonably satisfactory to Buyer; provided, however, such cooperation shall be at no cost, expense or liability to Parent or any Seller, including no obligation to deliver any affidavits, statements, certificates, indemnities, surveys or instruments of any kind to the title insurance company or any other party and no obligation to take any measures or actions to cure title defects or satisfy any title insurance company requirements.

5.18    Transition Services Agreement. As soon as practicable following the date hereof, Parent and Buyer will work together in good faith to complete the schedules to the Transition Services Agreement setting forth the services to be provided under the Transition Services Agreement and the fees and duration thereof (it being understood that such schedules shall be completed prior to the Closing). Parent and Buyer agree that (a) Parent will make available to the Business, the Companies and the Subsidiaries, to the extent so requested by Buyer, the full range of services provided by Parent or its Affiliates to the Business during the twelve-month period prior to the date hereof, (b) Buyer will cause the Companies and the Subsidiaries to make available to Parent and its Affiliates, to the extent so requested by Parent, services provided by the Companies or the Subsidiaries to businesses of Parent other than the Business during the twelve-month period prior to the date hereof, (c) each such service shall be provided for a period of at least twelve months from the Closing Date (but subject to the extension and termination provisions set forth in the Transition Services Agreement) and (d) the fees for each such service shall be as set forth in the Transition Services Agreement.

5.19    Required Financial Statements.

(a)Parent shall deliver to Buyer (i) as soon as reasonably practicable after the date hereof, but in any event no later than September 30, 2016, the combined balance sheet of the Business as of and for the fiscal year ended December 31, 2015 and the related combined statement of income for the fiscal year ended December 31, 2015, in substantially the form set forth on Section 5.19(a) of the Disclosure Schedule, prepared in accordance with GAAP and Rule 3-05 and (ii) if the Closing has not occurred on or prior to December 31, 2016, as soon as reasonably practicable after December 31, 2016, but in any event no later than January 31, 2017, the combined balance sheet of the Business as of and for the fiscal year ended December 31, 2016 and the related combined statement of income for the fiscal year ended December 31, 2016, in substantially the form set forth

#88810454v1

on Section 5.19(a) of the Disclosure Schedule, prepared in accordance with GAAP and Rule 3-05 (the financial statements in clauses (i) and (ii) collectively, the “Carve-Out Financial Statements”).

(b)On or prior to October 31, 2016, Buyer shall make a determination whether the 2015 Required Financial Statements are required under Rule 3-05 with respect to its acquisition of the Business and provide Parent with written notice of such determination. If Buyer makes a determination that the 2015 Required Financial Statements are required under Rule 3-05 with respect to its acquisition of the Business (a “2015 Audit Determination”), then Parent shall deliver to Buyer (i) as soon as reasonably practicable after the date hereof, but in any event prior to the Closing, (A) audited combined financial statements of the Business as of and for the fiscal year ended December 31, 2015, (B) unaudited condensed combined financial statements (reviewed by Parent’s independent accountants) of the Business as of and for the three-month and nine-month period ended September 30, 2016 and (C) unaudited condensed combined financial statements (reviewed by Parent’s independent accountants) of the Business as of and for the three-month period ended December 31, 2015, and (ii) if the Closing occurs prior to December 31, 2016, as soon as reasonably practicable after the Closing Date, but in any event no later than 40 days after the Closing Date, unaudited condensed combined financial statements (reviewed by Parent’s independent accountants) of the Business as of and for the period starting from October 1, 2016 and ending on the Closing Date, in each of clauses (i) and (ii) prepared in accordance with GAAP and as required by Rule 3-05 and in comparative form to the extent required (the financial statements in clauses (i) and (ii) collectively, the “2015 Required Financial Statements”).

(c)Unless Buyer has made a 2015 Audit Determination, within five Business Days after receipt of the Carve-Out Financial Statements as of and for the fiscal year ended December 31, 2016, Buyer shall make a determination whether the 2016 Required Financial Statements are required under Rule 3-05 with respect to its acquisition of the Business and provide Parent with written notice of such determination. If the Closing has not occurred on or prior to December 31, 2016 and (x) Buyer makes a determination that the 2016 Required Financial Statements are required under Rule 3-05 with respect to its acquisition of the Business or (y) Buyer made a 2015 Audit Determination, then in the case of each of clauses (x) and (y) Parent shall also deliver to Buyer (i) on or prior to the earlier of (A) the date on which Parent files its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 10-K”) with the SEC and (B) the latest date on which Parent is required to file the 2016 10-K with the SEC, audited combined financial statements of the Business as of and for the fiscal year ended December 31, 2016, (ii) on or prior to the earlier of (A) the date on which Parent files each Quarterly Report on Form 10-Q for each quarter of Parent’s fiscal year ended December 31, 2017 that is completed prior to the Closing (each such report, a “10-Q”) with the SEC and (B) the latest date on which Parent is required to file each such 10-Q with the SEC, unaudited condensed combined financial statements (reviewed by Parent’s independent accountants) of the Business as of the end of and for the quarter for which such 10-Q was filed or required to be filed, (iii) on or prior to February 7, 2017, unaudited condensed combined financial statements (reviewed by Parent’s independent accountants) of the Business as of the end of and for the quarter ended December 31, 2016, and (iv) as soon as reasonably practicable after the Closing Date, but in any event no later than 40 days after the Closing Date, unaudited condensed combined financial statements (reviewed by Parent’s independent accountants) of the Business as of the end of and for the period starting from the day after the last quarter for which Parent is required

#88810454v1

to deliver to Buyer unaudited condensed combined financial statements in accordance with the preceding clause (ii) and ending on the Closing Date, in each of clauses (i), (ii), (iii) and (iv) prepared in accordance with GAAP and as required by Rule 3-05 and in comparative form to the extent required (the financial statements in clauses (i), (ii), (iii) and (iv) collectively, the “2016 Required Financial Statements” and, together with the 2015 Required Financial Statements, the “Required Financial Statements”).

(d)After the Closing, Parent shall use reasonable best efforts to prepare, or assist Buyer in the preparation of, any financial statements of the Business (or pro forma financial statements of Buyer to the extent related to the Business) to the extent requested by Buyer (in addition to the financial statements set forth in clauses (a), (b) and (c) of this Section 5.19) and required in connection with Buyer’s obligations under the Securities Act of 1933 or the Securities Exchange Act of 1934.

(e)Parent and Buyer shall each be responsible for 50% of the fees and expenses of Parent’s independent accountants incurred in connection with the review or audit of the Required Financial Statements.

ARTICLE VI

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer under this Agreement to consummate the Closing is subject to the satisfaction (or waiver by Buyer) prior to or at the Closing of each of the following conditions:
6.1    Accuracy of Representations and Warranties; Performance of Obligations. The Fundamental Representations (excluding, for this purpose, the representations set forth in (x) Section 3.3(a)(ii), Section 3.3(b)(i) and Section 3.4 (in each case, solely with respect to the representations and warranties made thereunder related to the Individual Shares and the Individual Owners), (y) Section 3.3(c) and (z) Section 3.17(a)) of Parent set forth in Article III shall be true and correct, except for de minimis inaccuracies, as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except for such representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time. The representations and warranties of Parent (other than the Fundamental Representations (excluding, for this purpose, the representations set forth in (x) Section 3.3(a)(ii), Section 3.3(b)(i) and Section 3.4 (in each case, solely with respect to the representations and warranties made thereunder related to the Individual Shares and the Individual Owners), (y) Section 3.3(c) and (z) Section 3.17(a))) set forth in Article III shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” or “materiality”) as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, and Parent shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Parent by the Effective Time, except (a) for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time) and (b) for breaches of such representations and warranties that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Parent shall

#88810454v1

have delivered to Buyer a certificate dated the Closing Date and signed by an officer of Parent in the officer’s capacity as such confirming the foregoing in this Section 6.1.

6.2    No Legal Prohibition. No Law or Order shall have been enacted, entered, promulgated, adopted, issued or enforced by any Government Entity that is then in effect and has the effect of making the transactions contemplated hereby illegal, otherwise prohibiting or restraining the consummation of the transactions contemplated hereby or imposing a Burdensome Condition, and there shall be no proceeding pending by any Governmental Entity seeking such an Order.

6.3    HSR Act and Other Approvals. All applicable waiting periods under the HSR Act and any other applicable Competition Laws as set forth in Section 5.3 of the Disclosure Schedule shall have expired or terminated, and all approvals by, and filings with, Government Entities with respect to the transactions contemplated by this Agreement required under applicable Competition Laws as set forth in Section 5.3 of the Disclosure Schedule shall have been obtained and made, in each case without the imposition of a Burdensome Condition.

6.4    Delivery of Documents. Parent shall be prepared to deliver, or cause to be delivered, to Buyer the documents described in Section 8.2 at the Closing.

6.5    Buyer’s Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in this Article VI if such failure was caused by Buyer’s failure to comply with any provision of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO PARENT’S OBLIGATIONS

Each and every obligation of Parent under this Agreement to consummate the Closing is subject to the satisfaction (or waiver by Parent) prior to or at the Closing of the following conditions:
7.1    Accuracy of Representations and Warranties; Performance of Obligations. The Fundamental Representations of Buyer set forth in Article IV shall be true and correct, except for de minimis inaccuracies, as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except for such representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time. The representations and warranties of Buyer (other than the Fundamental Representations) set forth in Article IV shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “material,” or “materiality”) as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer by the Effective Time, except (a) for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time) and (b) for breaches of such representations and warranties that, in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

#88810454v1

Buyer shall have delivered to Parent a certificate dated the Closing Date and signed by an officer of Buyer in the officer’s capacity as such confirming the foregoing in this Section 7.1.

7.2    No Legal Prohibition. No Law or Order shall have been enacted, entered, promulgated, adopted, issued or enforced by any Government Entity that is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

7.3    HSR Act and Other Approvals. All applicable waiting periods under the HSR Act and any other applicable Competition Laws as set forth in Section 5.3 of the Disclosure Schedule shall have expired or terminated, and all approvals by, and filings with, Government Entities with respect to the transactions contemplated by this Agreement required under applicable Competition Laws as set forth in Section 5.3 of the Disclosure Schedule shall have been obtained and made.

7.4    Delivery of Purchase Price and Documents. Buyer shall be prepared to deliver, or cause to be delivered, to Parent the cash payment contemplated by Section 2.2 and the documents described in Section 8.3 at the Closing.

7.5    Parent’s Frustration of Closing Conditions. Parent may not rely on the failure of any condition set forth in this Article VII if such failure was caused by Parent’s failure to comply with any provision of this Agreement.

ARTICLE VIII

CLOSING
8.1    Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1, and provided that the conditions to the Closing set forth in Article VI and Article VII are satisfied or waived (other than those, that by their terms, are capable of being satisfied only at the Closing), the closing with respect to the transaction (the “Closing”) shall take place at 9:00 a.m. Eastern Time on the fifth Business Day immediately following the satisfaction or waiver of the conditions to the Closing set forth in Section 6.3 and Section 7.3, or at such other date and time as the parties hereto shall agree upon in writing. The actual date of the Closing is referred to in this Agreement as the “Closing Date,” and if the Closing occurs, the Closing shall be deemed to have become effective at 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”), and for all purposes under this Agreement and each Ancillary Agreement, to the extent permitted by applicable Law, unless Parent and Buyer agree otherwise, the Closing will be deemed to have occurred at 12:01 a.m. local time in each applicable jurisdiction on the Closing Date regardless of the actual occurrence of the Closing at any particular time on the Closing Date. The parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery (or, if necessary, the prior physical exchange) of documents, to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of the release of such documents at the Closing.

#88810454v1

8.2    Documents to be Delivered by Parent. At the Closing, Parent shall deliver or cause to be delivered to Buyer (or, to the extent required by applicable Law, to the relevant Designated Purchaser) the following documents, in each case duly executed or otherwise in proper form:

(a)Instruments of Transfer. The Equity Transfer Documents executed by the relevant Sellers and the certificates, if any, representing the Purchased Shares and the Specified Individual Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank by the respective Seller (provided that such requirements in relation to certificates and stock powers shall be subject to such other equivalent or alternative procedures as are required under applicable Law to effect the valid transfer of the Purchased Shares and the Specified Individual Shares), and such other deeds, documents and instruments as are necessary or appropriate to effect the valid transfer of the Purchased Shares and the Specified Individual Shares.

(b)Compliance Certificate. The certificate described in Section 6.1, duly executed by an officer of Parent.

(c)Transition Services Agreement. The Transition Services Agreement, duly executed by Parent.

(d)Payoff Letters. The Payoff Letters, duly executed by the lenders of the Companies and the Subsidiaries to which Buyer will deliver the Debt Payoff Amount pursuant to Section 2.2.

(e)Certificates With Respect to United States Real Property. With respect to the Shares of the Companies set forth on Section 8.2(e) of the Disclosure Schedule, a certificate, in customary form and substance reasonably acceptable to Buyer, certifying that the Shares of such Company do not constitute “United States real property interests” within the meaning of Code Section 897(c).

(f)Other Documents. Each of the other Ancillary Agreements duly executed by Parent or the relevant Seller and such other certificates of authority and documents as Buyer may reasonably request.

8.3    Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Parent (or, to the extent required by applicable Law, to the relevant Seller) the following documents, in each case duly executed or otherwise in proper form:

(a)Compliance Certificate. The certificate described in Section 7.1, duly executed by an officer of Buyer.

(b)Transition Services Agreement. The Transition Services Agreement, duly executed by Buyer.

(c)Other Documents. Each of the other Ancillary Agreements duly executed by Buyer or the relevant Designated Purchaser and such other certificates of authority and documents as Parent may reasonably request.

#88810454v1

ARTICLE IX

SURVIVAL; INDEMNIFICATION
9.1    Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the third anniversary of the Closing Date; provided that the Fundamental Representations shall survive until the sixth anniversary of the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the third anniversary of the Closing Date, except that those covenants and agreements (i) that by their nature are to be performed after the Closing shall survive (A) with respect to any covenant or agreement that expires or terminates by its terms, for a period of three years following the date of such expiration or termination, and (B) with respect to any covenant or agreement that does not expire or terminate by its terms, indefinitely after the Closing, (ii) set forth in Article I shall survive the Closing indefinitely and (iii) set forth in Section 5.6 shall survive until 60 days following the expiration of the applicable statute of limitations (taking into account any waiver or extension thereof). Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, but only if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

9.2    Indemnification.

(a)Effective at and after the Closing, Parent hereby indemnifies Buyer, its Affiliates and their respective successors and assignees and, effective at the Closing, without duplication, each Company, each Subsidiary and their respective successors and assignees against and agrees to hold each of them harmless from any and all Losses incurred or suffered by Buyer, any Affiliate of Buyer, any Company, any Subsidiary or any of their respective successors and assignees arising out of (i) any misrepresentation or breach of warranty (determined, except with respect to ýSection 3.8(a), without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) (each such misrepresentation and breach of warranty a “Warranty Breach”); provided that, (1) except (A) in the case of fraud and (B) with respect to a Warranty Breach of any Fundamental Representation or of Section 3.7(m): (x) Parent shall not be liable pursuant to this Section 9.2(a)(i) unless the aggregate amount of Losses with respect to such Warranty Breaches exceeds $15,750,000 and then only to the extent of such excess and (y) Parent’s maximum liability shall not exceed $15,750,000, and (2) with respect to a Warranty Breach of Section 3.7(m), Parent’s maximum liability shall not exceed $100,000,000; (ii) any breach of covenant or agreement made or to be performed by Parent pursuant to this Agreement or to be performed by any Company or any Subsidiary prior to or at the Closing; provided, that Parent’s maximum liability for breaches of any covenant set forth under Section 5.2 shall not exceed the Base Purchase Price; (iii) (A) any Asbestos Action brought against Buyer, any Affiliate of Buyer, any Company or any Subsidiary to the extent relating to Parent, any of its Affiliates or any of their respective businesses and (B) any Asbestos Action which is the subject of

#88810454v1

indemnification under Section 8.2 of the Separation Agreement; (iv) the failure of Parent to deliver, or cause to be delivered, to Buyer or a Designated Purchaser any Specified Individual Share at the Closing; provided that Parent’s maximum liability pursuant to this Section 9.2(a)(iv) shall not exceed $500,000 and that Parent shall have no liability pursuant to this Section 9.2(a)(iv) after the second anniversary of the Closing Date (except for any indemnification claim made pursuant to this Section 9.2(a)(iv) prior to the second anniversary of the Closing Date); (v) any sale or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) of the Companies, the Subsidiaries or the Business to a third party, that was entered into or consummated after the date of the Recent Balance Sheet and prior to the Closing, including any payment obligations to any third party, restructuring costs, payments which are required to be made to any Active Employee or Former Employee, inventory write-offs, in each case solely to the extent that such Losses have not been taken into account, on a dollar for dollar basis, in the determination of any adjustment pursuant to Section 2.3; (vi) any non-compliance with, or breach or violation of, or any alleged non-compliance with, or alleged breach or alleged violation of, any Anti-Corruption Law by any Company or Subsidiary or any person acting on behalf of the Business, the Companies or the Subsidiaries, including any joint venture in which the Companies or the Subsidiaries have participated and joint venture partners acting on behalf of such joint venture or the Business, the Companies or the Subsidiaries, in each case that occurred prior to the Closing (including, for the avoidance of doubt, any such non-compliance, breach or violation that is disclosed in the Disclosure Schedule); provided that Parent shall have no liability pursuant to this Section 9.2(a)(vi) after the fourth anniversary of the Closing Date (except for any indemnification claim made pursuant to this Section 9.2(a)(vi) prior to the fourth anniversary of the Closing Date); and (vii) the Liens described in Items 2 through 9 of Section 3.17(a) of the Disclosure Schedule after the Closing, including any actions taken to cause the removal, discharge and release in full of such Liens. Notwithstanding the foregoing, in no event shall Parent’s aggregate indemnification obligations under Section 9.2(a)(i) with respect to Warranty Breaches of Fundamental Representations exceed the Base Purchase Price.

(b)Effective at and after the Closing, Buyer hereby indemnifies Parent, its Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all Losses incurred or suffered by Parent, any of its Affiliates or any of their respective successors and assignees arising out of (i) any Warranty Breach; provided that, except (A) in the case of fraud and (B) with respect to a Warranty Breach of any Fundamental Representation: (x) Buyer shall not be liable pursuant to this Section 9.2(b) unless the aggregate amount of Losses with respect to such Warranty Breaches exceeds $15,750,000 and then only to the extent of such excess and (y) Buyer’s maximum liability shall not exceed $15,750,000; (ii) any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement or to be performed by any Company or any Subsidiary after the Closing; and (iii) any Company Asbestos Action brought against Parent or any of its Affiliates to the extent relating to any Company, any Subsidiary or any of their respective businesses.

(c)The amount of any Losses for which indemnification is provided under this Article IX shall be net of any (i) amounts actually recovered by the indemnified party pursuant to any indemnification by or indemnification or other agreement with any third party or (ii) insurance proceeds or other cash receipts or sources of reimbursement actually received by the indemnified party as an offset against such Loss, in each of clauses (i) and (ii) net of any Tax or costs incurred to

#88810454v1

recover such amounts; provided that if the indemnified party is Buyer, the amount of any such Losses shall be net of any such amounts, insurance proceeds, cash receipts or sources of reimbursement only to the extent that such amounts, insurance proceeds, cash receipts or sources of reimbursement are recovered or received pursuant to Contracts or insurance policies entered into prior to the Closing by or on behalf of or for the benefit of the Business, a Company or a Subsidiary.

(d)No Losses may be claimed under this Article IX to the extent such Losses are (i) taken into account, on a dollar for dollar basis, in the determination of any adjustment pursuant to Section 2.3 or (ii) indemnifiable by a party hereto pursuant to Section 5.6.

9.3    Third Party Claim Procedures.

(a)The party seeking indemnification under Section 9.2(a) or Section 9.2(b) (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article IX.

(c)The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 9.3(b) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 9.3(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim seeks as the primary remedy an injunction or equitable relief against the Indemnified Party or any of its affiliates, (iv) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim or (v) such Third Party Claim relates to an indemnification claim under Section 9.2(a)(vi); provided, however, that in such circumstances, (A) the Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnifying Party, (B) the Indemnified Party shall promptly inform the Indemnifying Party of any material communication received from, or given to, any Government Entity regarding any such Third Party Claim, (C) the Indemnifying Party shall have the right to review in advance, and to the extent practicable the Indemnified Party shall consult with the Indemnifying Party on and consider in good faith the views of the Indemnifying Party in connection with, any material filing made with, or

#88810454v1

material written materials to be submitted to any Government Entity in connection with any such Third Party Claim, (D) the Indemnified Party shall make available to the Indemnifying Party copies of all material filings, notices and other written communications submitted or made by the Indemnified Party or its Affiliates to any Government Entity or received from any Government Entity in connection with any such Third Party Claim and (E) the Indemnified Party shall consult with the Indemnifying Party in advance of any material meeting, discussion, telephone call or conference with any Government Entity, and to the extent not expressly prohibited by the Government Entity or Person, give the Indemnifying Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding any such Third Party Claim, (F) the Indemnified Party shall consult with the Indemnifying Party with respect to such Third Party claim and shall, upon the Indemnifying Party’s reasonable request and in any event no less often than biweekly, provide the Indemnifying Party with reasonably detailed oral reports on the progress and status of such Third Party Claim (including an opportunity to discuss the Third Party Claim with the counsel defending against the Third Party Claim on behalf of the Indemnified Party and review any documents discovered or produced in connection with the Third Party Claim) and (G) the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnifying Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnifying Party or any of its Affiliates.

(d)If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.3, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its affiliates.

(e)In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f)Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

#88810454v1

9.4    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 9.2(a) or Section 9.2(b) against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Losses with respect to such claim, such Losses shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Losses arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.2.

ARTICLE X

TERMINATION
10.1    General. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, only:

(a)By mutual written agreement of Buyer and Parent;

(b)By Parent or Buyer, if:

(i)The Closing shall not have occurred on or before February 18, 2017 (the “Outside Date”); provided, however, that, if on the Outside Date all of the conditions to Closing contained in Article VI and Article VII have been satisfied (other than those, that by their terms, are capable of being satisfied only at the Closing) other than the conditions set forth in Section 6.2, Section 6.3, Section 7.2 or Section 7.3 (provided in the case of Section 6.2 and Section 7.2 to the extent related in whole or in part to or arising under any Competition Law) or the condition set forth in Section 6.1 as a result of Parent’s inability to complete the transactions contemplated in the Step Plan because all approvals by, and filings with, Government Entities set forth in the Step Plan or required in connection with the Repatriation Plan have not been obtained or made, then either Parent or Buyer may, by written notice to the other party, extend the Outside Date to May 18, 2017; provided, further, that, if on such extended date set forth in the preceding proviso all of the conditions to Closing contained in Article VI and Article VII have been satisfied (other than those, that by their terms, are capable of being satisfied only at the Closing) other than the conditions set forth in Section 6.2, Section 6.3, Section 7.2 or Section 7.3 (provided in the case of Section 6.2 and Section 7.2 to the extent related in whole or in part to or arising under any Competition Law) or the condition set forth in Section 6.1 as a

#88810454v1

result of Parent’s inability to complete the transactions contemplated in the Step Plan because all approvals by, and filings with, Government Entities set forth in the Step Plan or required by the Repatriation Plan have not been obtained or made, then either Parent or Buyer may, by written notice to the other party, further extend the Outside Date to August 18, 2017; provided, further, that if a party seeking termination pursuant to Section 10.1(b)(i) is in breach in any material respect of any of its covenants and agreements under this Agreement, then that party may not terminate this Agreement pursuant to Section 10.1(b)(i);

(ii)Any Order or Law enacted, entered, promulgated, adopted, issued or enforced by a Government Entity permanently restrains, enjoins, prohibits or makes illegal the consummation of the transactions contemplated hereby in a manner that would give rise to the failure of a condition set forth in Section 6.2 or Section 7.2, and such Order or Law becomes effective (and final and non-appealable) (except for Orders or Laws relating to Competition Laws, which shall be governed by Section 10.1(b)(iii)); or

(iii)Any Government Entity that must grant a Permit in order for Parent and Buyer to consummate the transactions contemplated hereby shall have denied or conditioned such grant in a manner that would give rise to a failure of a condition set forth in Section 6.3 or Section 7.3, or any Order or Law enacted, entered, promulgated, adopted, issued or enforced by a Government Entity that would give rise to the failure of a condition set forth in Section 6.2 or Section 7.2 to the extent related in whole or in part to or arising under any Competition Law, and such denial, condition, Order or Law shall have become effective (and final and non-appealable); provided, however, that the party seeking termination pursuant to Section 10.1(b)(iii) shall have complied with its covenants and agreements set forth in Section 5.3;

(c)By Parent if there is any breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 7.1 would not be satisfied at the Closing and such breach cannot be cured by the Outside Date, or if capable of being cured, is not cured within 30 days after written notice of such breach is given (or, if earlier, the Outside Date); or

(d)By Buyer if there is any breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions specified in Section 6.1 would not be satisfied at the Closing and such breach cannot be cured by the Outside Date, or if capable of being cured, is not cured within 30 days after written notice of such breach is given (or, if earlier, the Outside Date).

10.2    Notice of Termination. In the event of termination of this Agreement by either or both of Parent and Buyer pursuant to Section 10.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

10.3    Effect of Termination. In the event of the termination of this Agreement by either or both of Parent or Buyer pursuant to Section 10.1, this Agreement shall terminate and become void

#88810454v1

and have no effect, and there shall be no liability on the part of either Parent or Buyer; provided, however, that the provisions of Section 10.4 and Article XI shall survive the termination of this Agreement and nothing in this Agreement shall relieve either Parent or Buyer from liability for fraud; provided, further, that no such termination shall relieve any party from liability for any willful breach of this Agreement or willful failure to perform its obligations under this Agreement. The obligations of Parent and Buyer under the Confidentiality Agreement shall survive the termination of this Agreement unchanged.

10.4    Termination Fee.

(a)Each of Buyer and Parent agrees that if Buyer or Parent terminates this Agreement pursuant to (i) Section 10.1(b)(i) and at the time of such termination (A) the conditions set forth in Section 6.2, Section 6.3, Section 7.2 or Section 7.3 shall not have been satisfied (in the case of Section 6.2 and Section 7.2 solely to the extent related in whole or in part to or arising under Competition Laws), (B) the failure described in clause (A) shall not have been caused by, or the result of, Parent’s breach of this Agreement or failure to perform its obligations under this Agreement and (C) all other conditions set forth in Article VI and Article VII have been satisfied (other than those, that by their terms, are capable of being satisfied only at the Closing; provided that such conditions (except for the conditions set forth in Section 7.4) would be satisfied if the Closing Date were the date of such termination), including the conditions set forth in Section 6.2 and Section 7.2 to the extent not related to or arising under Competition Laws, shall have been satisfied or (ii) Section 10.1(b)(iii), then Buyer shall, within two Business Days after this Agreement is so terminated, pay to an account designated by Parent by wire transfer of immediately available funds in the amount set forth on Section 10.4(a) of the Disclosure Schedule (the “Termination Fee”), which obligation will survive the termination of this Agreement.

(b)Each of Buyer and Parent acknowledges and agrees that the agreements contained in this Section 10.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Each of Buyer and Parent acknowledges and agrees that the Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. For the avoidance of doubt, unless Parent receives the Termination Fee, nothing in this Agreement shall limit or otherwise affect Parent’s right to specific performance as provided in Section 11.7.

(c)The parties agree that if this Agreement is terminated in circumstances in which the Termination Fee is payable, then (i) Parent’s sole remedy against Buyer or any of its Affiliates and any of their respective former, current or future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, partners, assignees or representatives (collectively, the “Buyer Related Parties”), whether at law or equity, in contract, in tort or otherwise, shall be to collect the Termination Fee and (ii) upon payment of the Termination Fee to Parent, the Buyer Related Parties shall have no further liability or obligation whatsoever

#88810454v1

relating to or arising out of this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

ARTICLE XI

MISCELLANEOUS
11.1    Publicity. Parent and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may, in the judgment of the releasing party, be required by Law or of any United States securities exchange on which the releasing party is listed. Notwithstanding the foregoing, Buyer and Parent may each issue a press release and file a Current Report on Form 8-K with the United States Securities and Exchange Commission at the time of the signing of this Agreement (and Parent, the Companies and the Subsidiaries may make such announcements to their respective employees) and on the Closing Date provided that the party issuing the release shall allow the other party reasonable time to review such release in advance of such issuance.

11.2    Consent to Service of Process; Waiver of Jury Trial; Venue.

(a)Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.5.

(b)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right that they may have to trial by jury of any claim or cause of action, or in any legal proceeding, directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based on contract, tort, or any other theory).

(c)Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts located in the County of New Castle, State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

11.3    Entire Agreement; Amendments and Waivers.

(a)This Agreement (including the schedules and exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof.

(b)This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the

#88810454v1

part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(c)The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement. From and after the Closing, except for claims for fraud and except with respect to the remedies set forth in Section 2.3(c), Section 5.6(m), Section 5.13(c) and Section 11.7, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be the indemnification provisions set forth in Section 5.5(b), Section 5.6(h), Section 5.6(i), Section 5.6(l), Section 5.7(a)(iii), Section 5.7(d)(iv), Section 5.7(d)(vi), Section 5.7(g), Section 5.7(h), Section 5.12(b) and Article IX.

11.4    Governing Law. This Agreement, and all claims or causes of action that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts negotiated, made and performed in the State of Delaware, without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

11.5    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers set forth below (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision). If the addressee fails or refuses to accept delivery, such notice or other communication under this Agreement shall be deemed given as of the date of such failure or refusal.

(a)If to Buyer, to:

Emerson Electric Co.
8000 West Florissant Avenue
P.O. Box 4100
St. Louis MO 63136
Attention:    Robert M. Levy
Vanessa R. McKenzie
Facsimile:    (314) 553-2706
(314) 553-1232

#88810454v1

(with a copy to)
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:    Phillip R. Mills
Marc O. Williams
Facsimile:    (212) 701-5800
(b)If to Parent, to:

Pentair plc
c/o Pentair Management Company
5500 Wayzata Boulevard, Suite 600
Golden Valley, Minnesota 55416
Attention:    Angela D. Jilek
John L. Stauch
Facsimile:    (763) 656-5403

(with a copy to)

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5306
Attention:    Benjamin F. Garmer, III
John K. Wilson
Facsimile:    (414) 297-4900
11.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.7    Specific Performance. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

#88810454v1

11.8    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, except as expressly provided otherwise herein. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Buyer or Parent, directly or indirectly (by operation of law or otherwise), without the prior written consent of the opposing party (such consent not to be unreasonably withheld), except that Buyer may, without such consent, assign its rights and obligations, in whole or in part, under this Agreement to one or more Designated Purchasers pursuant to Section 1.2, and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

11.9    Expenses. Except as otherwise provided in this agreement, including pursuant to Section 5.3, Section 5.19(e), Section 10.4 and Section 11.10 all costs, fees and expenses incurred by the parties hereto in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Step Plan and the implementation thereof) shall be borne solely and entirely by the party that has incurred such expenses, and all such costs, fees and expenses incurred by any Company or Subsidiary shall be paid in full prior to the Effective Time or otherwise borne by Parent.

11.10    Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the purchase and sale of the Purchased Shares and the Specified Individual Shares contemplated by this Agreement shall be borne 50% by Buyer and 50% by Parent.

11.11    Schedules. The disclosures set forth in the Disclosure Schedule are not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Parent, the Companies or the Subsidiaries except as and to the extent expressly provided in this Agreement. The disclosures set forth in the Disclosure Schedule are not intended to constitute, and shall not be construed as constituting, an admission or indication that any such matters are required to be disclosed, nor shall such disclosure be construed as an admission or indication that such information would be material or would have a Material Adverse Effect or that such items did not arise in the ordinary course of business or be deemed to establish a standard of materiality. Such additional matters are set forth for informational purposes only. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. References to any Contract, Company Benefit Plan, Order, action, suit, arbitration proceeding or investigation are qualified in their entirety by reference to more detailed information in documents attached to the Disclosure Schedule. The parties hereto agree that any reference in a particular section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement, except that any fact or item disclosed in any Section of the Disclosure Schedule shall be deemed disclosed in any other Section of the Disclosure Schedule as to which it is readily apparent that such

#88810454v1

fact or item would apply so long as such disclosure is in sufficient detail to enable a party hereto to identify the facts or items to which it applies.

11.12    Knowledge. The term “knowledge” when used in the phrases “to the knowledge of Parent” or “Parent has no knowledge” or words of similar import shall mean, and shall be limited to, the actual knowledge of the individuals listed on Section 11.12 of the Disclosure Schedule and shall only include their actual knowledge obtained in their respective capacities with Parent and/or a Company or a Subsidiary.

11.13    Interpretation.

(a)For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, clause and Exhibit are references to the Articles, Sections, clauses and Exhibits to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedule and Exhibits hereto; (iv) references to “$” shall mean United States Dollars; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) the Article and Section headings contained in this Agreement, the Table of Contents to this Agreement and the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Ancillary Agreements; (ix) a reference to any Person includes such Person’s successors and permitted assigns; (x) any reference to “days” means calendar days unless Business Days are expressly specified; and (xi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

(b)Except as set forth in Section 5.15 and the definition of “Cash” set forth in Section 11.16, whenever conversion of values to or from any Foreign Currency for a particular date or period shall be required, either pursuant to this Agreement or pursuant to any Ancillary Agreement, such conversion shall be made using the closing rate of United States Dollars to the relevant Foreign Currency provided by Bloomberg (the “Exchange Rate”) two Business Days prior to the applicable date or dates, or as otherwise required by applicable Law.

11.14    No Strict Construction. Notwithstanding the fact that this Agreement and the Ancillary Agreements have been drafted or prepared by one of the parties, each of the parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement and the Ancillary Agreements as the joint agreement and understanding of the parties, and the language used in this Agreement and the Ancillary Agreements shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

#88810454v1

11.15    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, PDF or other electronic means), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

11.16    Definitions. For purposes of this Agreement, the term:

“10-Q” shall have the meaning set forth in Section 5.19(c).
“2015 Audit Determination” shall have the meaning set forth in Section 5.19(b).
“2015 Required Financial Statements” shall have the meaning set forth in Section 5.19(b).
“2016 Required Financial Statements” shall have the meaning set forth in Section 5.19(c).
“2016 10-K” shall have the meaning set forth in Section 5.19(c).
“Accounting Firm” shall have the meaning set forth in Section 2.3(c)(iv).
“Accrued Tax Liabilities” shall mean the sum of (i) the aggregate liability for current income Taxes (as reduced by any available reliefs and as reduced by any current income Tax refunds) and (ii) the aggregate liability for non-income Taxes (as reduced by any available reliefs and by any current non-income Tax refunds), in each case, with respect to the Companies and the Subsidiaries, determined in accordance with GAAP (applying GAAP in the same manner used to prepare the Recent Balance Sheet).
“Active Employee” shall mean any employee of the Companies or the Subsidiaries who is actively employed as of the Closing Date by the Companies or the Subsidiaries or who is not so actively employed due to vacation, illness, short-term disability, military leave, layoff with recall rights or authorized leave of absence.
“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the Securities Exchange Act of 1940, as amended.
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Amendment Period” shall have the meaning set forth in Section 2.3(c)(v).

#88810454v1

“Ancillary Agreement” shall mean each of the Transition Services Agreement, the Equity Transfer Documents and any other agreements, documents, certificates or instruments to be executed or delivered in connection with the transactions contemplated by this Agreement.
“Anti-Corruption Law” shall mean the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 (in each case, as amended from time to time) and all other laws or legal requirements adopted by any foreign or domestic federal, state or municipal court or governmental, quasi-governmental, legislative, regulatory or administrative department or authority, that prohibit the bribery of, the providing of or the acceptance of unlawful gratuities, facilitation payments or other benefits to or from, any Government Official or any other person, as well as any such prohibitions of an International Funding Institution.
“Applicable Rate” shall have the meaning set forth in Section 2.3(d).
“Asbestos Action” shall mean any claim, complaint, petition, action, suit, arbitration, proceeding or investigation arising out of or relating to actual or alleged exposure to asbestos, or from products containing or allegedly containing asbestos, including claims for bodily injury or death or with respect to claims seeking medical monitoring or alleging tort, conspiracy, failure to warn or consumer fraud.
“Base Purchase Price” shall mean an amount equal to $3,150,000,000.
“Burdensome Condition” shall have the meaning set forth in Section 5.3(c) of the Disclosure Schedule.
“Business” shall mean the Valves & Controls business conducted by Parent and its subsidiaries comprising the design, manufacture, marketing and servicing of valves and fittings, actuators, automation and controls used in connection with such valves for the energy and industrial verticals, but excluding for purposes of clarity (a) hygienic valves, (b) valves used in residential and commercial water conditioning and (c) valves, fittings, actuators, automation and controls used in recreational vehicle, recreational marine and agriculture applications.
“Business Day” shall mean any day except Saturday, Sunday or any other day of the year on which national banking institutions in New York City are authorized or required by Law to be closed for business.
“Buyer” shall have the meaning set forth in the preamble of this Agreement.
“Buyer Foreign Retirement Plans” shall have the meaning set forth in Section 5.7(a)(ii)(D).
“Buyer Pre-Closing Returns” shall have the meaning set forth in Section 5.6(b).
“Buyer Related Parties” shall have the meaning set forth in Section 10.4(c).
“Buyer Rollover Plan” shall have the meaning set forth in Section 5.7(b)(ii).
“Capped Country” shall mean any jurisdiction listed under the caption “Capped Country” on Section 11.16(i) of the Disclosure Schedule.

#88810454v1

“Carve-Out Documents” shall have the meaning set forth in Section 3.29.
“Carve-Out Document Approval” shall have the meaning set forth in Section 5.15.
“Carve-Out Financial Statements” shall have the meaning set forth in Section 5.19(a).
“Cash” means cash and cash equivalents (in each case per books) of the Companies or the Subsidiaries (as such cash and cash equivalents may be reduced by issued or outstanding checks and drafts and pending electronic debits that are not included in Indebtedness), determined in accordance with GAAP, applying GAAP in the same manner used to prepare the Recent Balance Sheet; provided that: (i) Cash shall not include any cash or cash equivalents greater than $50,000,000 held in the aggregate by any Company or Subsidiary organized in the United States; (ii) with respect to any cash or cash equivalents held by any Company or Subsidiary organized in a Capped Country (the aggregate cash held by any Company or Subsidiary organized in each Capped Country, a “Capped Country Cash Amount”), to the extent that the Capped Country Cash Amount for a Capped Country exceeds the amount set forth under the caption “Cap - Foreign Currency” on Section 11.16(i) of the Disclosure Schedule for such Capped Country (each such amount, a “Capped Country Cap,” and the amount by which the Capped Country Cash Amount for a Capped Country exceeds the Capped Country Cap, “Excess Capped Country Cash”), Cash shall be reduced by the amount of Repatriation Costs with respect to such Excess Capped Country Cash; (iii) with respect to any cash or cash equivalents held in the aggregate by all Companies or Subsidiaries organized in a Specified Country (after taking into account any reduction of Cash pursuant to clause (ii)) (the “Specified Country Cash Amount”), to the extent that the Specified Country Cash Amount exceeds $230,000,000 with the Specified Country Cash Amount measured in the applicable Foreign Currency and converted into United States Dollars using the Exchange Rate on June 30, 2016 (such excess, “Excess Specified Country Cash”), Cash shall be reduced by the amount of Repatriation Costs with respect to such Excess Specified Country Cash; and (iv) with respect to any cash or cash equivalents held in the aggregate by any Company or Subsidiary organized in a jurisdiction other than the United States or a Specified Country (any such jurisdiction, an “Other Country,” and the aggregate cash held by all Companies or Subsidiaries organized in the Other Countries, the “Other Country Cash Amount”), (x) to the extent that the Other Country Cash Amount exceeds $40,000,000 but is less than $100,000,000 with the Other Country Cash Amount measured in the applicable Foreign Currency and converted into United States Dollars using the Exchange Rate on June 30, 2016 (such excess, “Excess Soft Cap Other Country Cash”), Cash shall be reduced by the amount of Repatriation Costs with respect to such Excess Soft Cap Other Country Cash, and (y) to the extent that such Other Country Cash Amount exceeds $100,000,000 with the Other Country Cash Amount measured in the applicable Foreign Currency and converted into United States Dollars using the Exchange Rate on June 30, 2016 (such excess, “Excess Hard Cap Other Country Cash”), Cash shall not include such Excess Hard Cap Other Country Cash. “Repatriation Costs” shall mean the aggregate amount of (x) any applicable withholding and other Taxes imposed or that would be imposed on the distribution(s) of Excess Capped Country Cash, Excess Specified Country Cash or Excess Soft Cap Other Country Cash, as the case may be, to the United States, (y) any U.S., state, local or foreign income Taxes imposed or that would be imposed with respect to the receipt of such distribution(s) and (z) any reasonable and necessary out-of-pocket costs that would be incurred to lawfully repatriate to the United States such Excess Capped Country Cash, Excess Specified Country Cash or Excess Soft Cap

#88810454v1

Other Country Cash, as the case may be, as of the day immediately following the Closing Date. For purposes of the preceding clause (iii), (a) repatriation shall be deemed to occur as a dividend or return of capital up the legal entity chain of the Companies or the Subsidiaries, even if the relevant amounts cannot then be lawfully repatriated in such manner and (b) in determining Repatriation Costs, Excess Specified Country Cash shall be deemed repatriated from each Specified Country in an amount equal to the product of (I) the total amount of Excess Specified Country Cash and (II) a fraction, the numerator of which is the portion of the Specified Country Cash Amount held by the Companies or Subsidiaries in such Specified Country, and the denominator of which is the Specified Country Cash Amount. For purposes of the preceding clause (iv), (a) repatriation shall be deemed to occur as a dividend or return of capital up the legal entity chain of the Companies or the Subsidiaries, even if the relevant amounts cannot then be lawfully repatriated in such manner and (b) in determining Repatriation Costs, Excess Soft Cap Other Country Cash shall be deemed repatriated from each Other Country in an amount equal to the product of (I) the total amount of Excess Soft Cap Other Country Cash and (II) a fraction, the numerator of which is the portion of the Other Country Cash Amount held by the Companies or Subsidiaries in such Other Country, and the denominator of which is the Other Country Cash Amount.
“Closing” shall have the meaning set forth in Section 8.1.
“Closing Date” shall have the meaning set forth in Section 8.1.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, 29 U.S.C. 4980B, et seq.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collar Ceiling” shall mean an amount equal to $660,000,000.
“Collar Floor” shall mean an amount equal to $640,000,000.
“Company Securities” shall have the meaning set forth in Section 3.3(a).
“Compliance with ISRA” shall have the meaning set forth in Section 5.8(a).
“Company” and “Companies” shall have the meanings set forth in the recitals of this Agreement.
“Company Asbestos Action” shall mean any claim, complaint, petition, action, suit, arbitration, proceeding or investigation arising out of or relating to actual or alleged exposure to asbestos at premises owned, controlled or operated by any Company or any Subsidiary, or from products containing or allegedly containing asbestos that were actually or allegedly manufactured, sold, handled, or distributed by any Company or any Subsidiary, including claims for bodily injury or death or with respect to claims seeking medical monitoring or alleging tort, conspiracy, failure to warn or consumer fraud.
“Company Benefit Plans” shall have the meaning set forth in Section 3.19(a).

#88810454v1

“Company Facilities” shall mean any real property, leaseholds or other interests currently owned, leased or operated by the Companies or the Subsidiaries and any buildings, plants or structures currently owned, leased or operated by the Companies or the Subsidiaries.
“Company Guarantees” shall have the meaning set forth in Section 5.5(e).
“Company Guarantors” shall have the meaning set forth in Section 5.5(e).
“Competition Law” shall mean the HSR Act and all other federal, state and foreign Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Competitive Business” shall have the meaning set forth in Section 5.13(a).
“Company Sponsored Mixed Foreign Retirement Plans” shall have the meaning set forth in Section 5.7(a)(ii)(A).
“Confidentiality Agreement” shall have the meaning set forth in Section 5.1(a).
“Contract” shall mean any indenture, mortgage, deed of trust, lease, license, contract, instrument or other legally binding agreement or contract (other than purchase orders), including all amendments thereto.
“Contractor Indemnity” shall have the meaning set forth in Section 3.15(d).
“Coverage Documents” shall have the meaning set forth in Section 3.16(f).
“Current Assets” shall have the meaning set forth in Exhibit A.
“Current Liabilities” shall have the meaning set forth in Exhibit A.
“Debt Payoff Amount” shall mean the amount necessary, if any, to fully repay and discharge the Indebtedness referred to in clauses (i) and (ii) of the definition thereof of the Companies and the Subsidiaries outstanding at and as of the Closing.
“Defense Firms” shall have the meaning set forth in Section 5.9(c).
“Designated Purchaser” shall have the meaning set forth in Section 1.2.
“Disclosure Schedule” shall have the meaning set forth in Article III.
“Disputed Items” shall have the meaning set forth in Section 2.3(c)(iii).
“Effective Time” shall have the meaning set forth in Section 8.1.
“Environmental Laws” shall mean all Laws relating to the environment, natural resources, health and safety and to pollutants, contaminants, waste or chemicals or any toxic,

#88810454v1

radioactive, ignitable, corrosive, reactive or otherwise hazardous waste or material, including those Laws protecting the quality of the ambient air, soil, surface water or groundwater.
“Environmental Permits” shall have the meaning set forth in Section 3.15(a).
“Equity Award Deductions’’ shall mean any item of loss or deduction resulting from or attributable to (i) any vesting of restricted share units or performance share units of Parent that occurs after the Closing Date and that relates to restricted share units or performance share units of Parent that are described in Section 5.6(o) of the Disclosure Schedule and are held by individuals employed by a U.S. Group Entity prior to the Closing Date, or (ii) any exercise of options to acquire shares of Parent that occurs after the Closing Date and that relates to options to acquire shares of Parent that are described in Section 5.6(o) of the Disclosure Schedule and are held by individuals employed by a U.S. Group Entity prior to the Closing Date.
“Equity Transfer Documents” shall have the meaning set forth in Section 1.3.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Code Section 414(b)) of which any Company or any Subsidiary is a member, or an unincorporated trade or business under common control with any Company or any Subsidiary (as determined under Code Section 414(c)).
“Estimated Accrued Tax Liabilities” shall have the meaning set forth in Section 2.3(a).
“Estimated Cash” shall have the meaning set forth in Section 2.3(a).
“Estimated Closing Statement” shall have the meaning set forth in Section 2.3(a).
“Estimated Indebtedness” shall have the meaning set forth in Section 2.3(a).
“Estimated Net Working Capital” shall have the meaning set forth in Section 2.3(a).
“Estimated Purchase Price” shall have the meaning set forth in Section 2.3(a).
“Exchange Period” shall have the meaning set forth in Section 2.3(c)(iii).
“Exchange Rate” shall have the meaning set forth in Section 11.13(b).
“Excluded Matter” shall mean any one or more of the following: (i) the effect of any change in interest rates, the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Companies or the Subsidiaries operates; (iii) the effect of any change arising in connection with natural disasters or calamities, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or

#88810454v1

material worsening of any such hostilities, acts of war, sabotage or terrorism, military actions existing or underway as of the date hereof or change in geopolitical condition; (iv) the effect of any action taken by Buyer or its Affiliates prior to the Closing Date with respect to the transactions contemplated hereby; (v) the effect of any changes in applicable Laws or accounting rules; (vi) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement, the consummation of the transactions contemplated by this Agreement or expenses incurred in connection therewith; or (vii) any actions taken at the written request of Buyer; provided, however, that any effect, event, change, occurrence or circumstance arising out of or resulting from any of the matters set forth in the foregoing clauses (x) (i), (ii), (iii) and (v) shall not be an Excluded Matter to the extent such effect, event, change, occurrence or circumstance has a disproportionate effect on the Companies and the Subsidiaries, taken as a whole, relative to other participants in the industry in which the Companies and the Subsidiaries operate and (y) (iv), (vi) and (vii) shall not be an Excluded Matter with respect to any representation and warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
“Excluded Plans” shall mean the Parent NQ 401(k) Plans, the Pentair Supplemental Executive Retirement Plan, the Pentair Restoration Plan and the Pentair Pension Plan.
“Existing Buyer Foreign Retirement Plan” shall have the meaning set forth in Section 5.7(a)(ii)(D).
“Final Accrued Tax Liabilities” shall have the meaning set forth in Section 2.3(c)(viii).
“Final Allocation” shall have the meaning set forth in Section 5.6(m).
“Final Cash” shall have the meaning set forth in Section 2.3(c)(viii).
“Final Closing Statement” shall have the meaning set forth in Section 2.3(c)(viii).
“Final Indebtedness” shall have the meaning set forth in Section 2.3(c)(viii).
“Final Net Working Capital” shall have the meaning set forth in Section 2.3(c)(viii).
“Financial Statements” shall have the meaning set forth in Section 3.6(a).
“Foreign Currency” shall mean any currency other than United States Dollars.
“Foreign Plan” shall mean any Company Benefit Plan that is maintained outside of the United States.
“Former Employee” is an individual, other than (i) an Active Employee and (ii) an individual who would be an Active Employee if Parent and its Affiliates (other than the Companies and the Subsidiaries) were substituted for the Companies and the Subsidiaries in applying the definitions relevant to such term, who was an employee of the Companies or the Subsidiaries or their

#88810454v1

respective predecessors immediately before he or she last terminated employment with Parent or any of its Affiliates.
“Fundamental Representations” mean the representations and warranties of Parent set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.17(a), Section 3.17(f) and Section 3.30 and the representations and warranties of Buyer set forth in Section 4.1, Section 4.2 and Section 4.6.
“GAAP” shall mean generally accepted accounting principles in the United States.
“Government Entities” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality, subdivision, ministry, official or other body of any transnational, domestic or foreign federal, state, county, province, prefect, municipal, locality or other governmental or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Government Official” means any officer or employee of any government or any department, agency or instrumentality thereof, or of any government-owned or government-controlled entity or any public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or official of that party, or candidate for political office.
“Government Plans” shall have the meaning set forth in Section 3.19(a).
“Hazardous Substance” shall mean all pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including polychlorinated biphenyls or urea formaldehyde, and any other substances subject to regulation under any Environmental Law.
“Health and Welfare Benefit Plan” shall have the meaning set forth in Section 5.7(d)(i).
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, without duplication, all obligations (including in respect of the principal of, accrued and unpaid interest in respect of, and all prepayment penalties, breakage fees and exit fees incurred in connection with the repayment thereof) of any Company or any Subsidiary in respect of (i) indebtedness for money borrowed, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, (iii) the deferred purchase price of businesses, property, securities, goods or services (including any “earn-outs”), (iv) letters of credit, bankers’ acceptances and similar facilities issued for the account of any Company or any Subsidiary (but solely to the extent drawn and not paid), (v) leases that are capitalized in accordance with GAAP, (vi) Contracts relating to interest rate protection, swap, collar, hedging and other similar agreements and (vii) all obligations of the type described in any of clauses (i) through (vii) above of other Persons to the extent any Company or any Subsidiary is responsible or liable, as obligor, guarantor, surety or

#88810454v1

otherwise, including any guarantee of such obligations, in each of clauses (i) through (vi) as determined in accordance with GAAP, applying GAAP in the same manner used to prepare the Recent Balance Sheet; provided that Indebtedness shall not include any indebtedness owed by any Company or any Subsidiary solely to another of the Companies or the Subsidiaries.
“Indemnified Party” shall have the meaning set forth in Section 9.3(a).
“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).
“Individual Owners” shall mean the individuals listed in Section 3.3 of the Disclosure Schedule as Individual Owners.
“Individual Shares” shall mean (i) the Shares set forth on Section 3.3 of the Disclosure Schedule as owned by Individual Owners and/or (ii) the stock, shares, quotas, investment capital, membership units and interests, capital, limited liability or partnership interests or other equity ownership interests in the Subsidiaries set forth on Section 3.3 of the Disclosure Schedule as owned by Individual Owners.
“Intercompany Loan Receivable” means an intercompany receivable of a Company or a Subsidiary, on the one hand, that is payable by a Company or a Subsidiary, on the other hand, but does not include cash pooling, intercompany miscellaneous and intercompany trade receivables arising in the ordinary course of business consistent with past practice.
“International Funding Institution” shall mean any multilateral development bank (such as the World Bank, Asian Development Bank, and European Bank for Reconstruction and Development), any multilateral financial institution (such as the European Commission), any sub-regional bank (such as the Central American Bank for Economic Integration and the West African Development Bank), or any international aid coordination group (such as the U.S. Agency for International Development).
“IRS” shall mean the U.S. Internal Revenue Service.
“Insured Subsidiaries” shall have the meaning set forth in Section 5.14.
“Intellectual Property Rights” shall mean any and all intellectual property and industrial property rights throughout the world, including (i) trademarks and service marks whether registered or unregistered, brand names, certification marks, collective marks, Internet domain name registrations, logos, slogans, symbols, trade dress and design rights, all registrations, renewals and applications for registration of the foregoing, and all goodwill associated therewith; (ii) patents, patent applications, statutory invention registrations, invention disclosures, and all reissuances, continuations, continuations in part, divisionals, extensions, re-examinations, renewals, and related applications; (iii) trade secrets, know-how and other confidential or proprietary information, including ideas, inventions, designs, drawings, specifications, product configurations, prototypes, models, improvements, technical data and other data, databases, formulae, laboratory notebooks, pricing and cost information, plans, proposals, processes, procedures, schematics, manufacturing techniques, business methods, customer lists and supplier lists; (iv) rights of publicity and privacy,

#88810454v1

rights to personal information and moral rights, (v) shop rights, (vi) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship (including product literature, advertising and marketing materials and website content), including all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (vii) rights in all computer software programs, including, source code, object code, development tools, library functions, compilers, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto (collectively, “Software”), (viii) the right and power to assert, defend and recover title to any of the foregoing; and (ix) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; (x) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing; and (xi) all tangible embodiments of the foregoing (in any form or medium).
“ISRA” shall have the meaning set forth in Section 5.8(a).
“IT Assets” shall mean any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets, including all associated documentation related to any of the foregoing, (i) owned by any of the Companies or Subsidiaries or (ii) licensed or leased to or otherwise used by any of the Companies or Subsidiaries.
“Key Employee” means an employee of any Company or any Subsidiary at the level of “Salary Grade Level 42” or above.
“Laws” shall mean any transnational, domestic or foreign federal, state, territorial, local or municipal law, common law, statute, judgment, decree, ordinance, Permit, rule, regulation, order, treaty, constitution, administrative interpretation, code or requirement of any Government Entity.
“Leased Real Property” shall have the meaning set forth in Section 3.17(c).
“Licensed Intellectual Property Rights” shall mean all Intellectual Property Rights owned by a third party and licensed or sublicensed to any of the Companies or any of the Subsidiaries or for which any of the Companies or any of the Subsidiaries has obtained a covenant not to be sued.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, charge, option, right of first refusal, easement, servitude, lease, sublease, license, security interest or encumbrance or adverse claim of any kind.
“Losses” shall include, except as provided in Section 11.16(iii) of the Disclosure Schedule, (i) all debts, liabilities, obligations and payments owed to or at the behest of any other party; (ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to

#88810454v1

be valid; and (iv) all costs and expenses (including interest (excluding prejudgment interest in any litigated or arbitrated matter other than that payable to a third party), court costs and reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing.
“Material Adverse Effect” shall mean an event, occurrence or change that has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, properties, results of operations or condition (financial or otherwise) of the Business, the Companies and the Subsidiaries taken as a whole, other than in each case an effect to the extent resulting from an Excluded Matter or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement.
“Material Contract” shall have the meaning set forth in Section 3.18.
“Material Customer” shall have the meaning set forth in Section 3.24.
“Material Supplier” shall have the meaning set forth in Section 3.25.
“Mixed Foreign Retirement Plans” shall have the meaning set forth in Section 5.7(a)(ii).
“Mixed Foreign Retirement Plan DB Liabilities” shall have the meaning set forth in Section 5.7(a)(ii)(F).
“Mixed DC Plan Liabilities” shall have the meaning set forth in Section 5.7(a)(ii)(A).
“Net Working Capital” means the Current Assets less the Current Liabilities, excluding all Tax assets and liabilities (including any provision for deferred Tax assets or liabilities). Exhibit A sets forth, for illustrative purposes, a calculation of the Net Working Capital as if the Closing had occurred on June 30, 2016.
“New Buyer Foreign Retirement Plan” shall have the meaning set forth in Section 5.7(a)(ii)(D).
“New Seller Foreign Retirement Plan” shall have the meaning set forth in Section 5.7(a)(ii)(C).
“New Jersey Entities” shall have the meaning set forth in Section 5.8(a).
“NJDEP” shall have the meaning set forth in Section 5.8(a).
“Objection Notice” shall have the meaning set forth in Section 2.3(c)(ii).
“Orders” shall mean any order, writ, injunction, judgment, plan or decree.
“Outside Date” shall have the meaning set forth in Section 10.1(b)(i).

#88810454v1

“Owned Intellectual Property Rights” shall mean all Intellectual Property Rights owned (or purported to be owned), in whole or in part, by any of the Companies or any of the Subsidiaries.
“Owned Real Property” shall have the meaning set forth in Section 3.17(b).
“Panthro” shall have the meaning set forth in Section 5.6(k).
“Parent” shall have the meaning set forth in the preamble of this Agreement.
“Parent Guarantees” shall have the meaning set forth in Section 5.5(b).
“Parent Guarantors” shall have the meaning set forth in Section 5.5(b).
“Parent Names” shall have the meaning set forth in Section 5.12.
“Parent NQ 401(k) Plans” shall mean, collectively, the Pentair, Inc. Non-Qualified Deferred Compensation Plan, the Flow Control Supplemental Savings and Retirement Plan and any predecessor plans thereto.
“Parent Policies” shall have the meaning set forth in Section 5.14.
“Parent Pre-Closing Returns” shall have the meaning set forth in Section 5.6(a).
“Parent Sponsored Benefit Plans” shall mean those Company Benefit Plans which (i) cover or benefit current or former employees, or persons deriving benefits through such employees, of Parent or its Affiliates and are sponsored or maintained by Parent or its Affiliates (other than the Companies or the Subsidiaries) or (ii) are provided or administered pursuant to insurance or similar contractual arrangements between a third party and Parent.
“Payoff Letters” shall mean payoff letters, in form and substance reasonably satisfactory to Buyer, setting forth the respective amounts, if any, to be paid in connection with the Closing so that the Debt Payoff Amount shall be paid as provided in Section 2.2.
“Pentair-Tyco TSA” means the Tax Sharing Agreement by and among Tyco International Ltd., Tyco International Finance S.A., Pentair Ltd. and The ADT Corporation, dated September 28, 2012.
“Permit” shall have the meaning set forth in Section 3.13.
“Permitted Lien” means (i) Liens for Taxes and assessments not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate reserves have been established on the Recent Balance Sheet in accordance with GAAP), (ii) Liens reflected in title records relating to real property owned by the Companies or the Subsidiaries, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens arising in the ordinary course of business for amounts that are not yet delinquent or are being contested in good

#88810454v1

faith by appropriate proceedings (and for which adequate reserves have been established on the Recent Balance Sheet in accordance with GAAP), (iv) statutory Liens of lessors under real property leases and Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties, (v) statutory Liens and other rights of landlords, (vi) easements, covenants, conditions and restrictions of record to the extent affecting real property that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the property or assets subject thereto, (vii) easements, covenants, conditions and restrictions not of record that do not, individually or in the aggregate, materially detract from the value or impair in any material manner the use of the property or assets subject thereto, (viii) other Liens arising in the ordinary course of business that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the property or assets subject thereto, (ix) any zoning or other governmentally established restrictions or encumbrances, and (x) Liens affecting lessor’s or owner’s interest in any Leased Real Property.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, labor union, works council, a division or operating group of any of the foregoing and any Government Entity or other entity or organization.
“Parent Active Employees” shall have the meaning set forth in Section 5.7(a)(ii)(C).
“Parent Sponsored Mixed Foreign Retirement Plans” shall have the meaning set forth in Section 5.7(a)(ii)(A).
“Position Statements” shall have the meaning set forth in Section 2.3(c)(iii).
“Pre-Closing Occurrences” shall have the meaning set forth in Section 5.14.
“Preliminary Closing Statement” has the meaning set forth in Section 2.3(c)(i).
“Privilege Items” shall have the meaning set forth in Section 5.9(c).
“Purchased Shares” means all of the issued and outstanding Shares of all of the Companies, except for the Specified Individual Shares and the Shares set forth in Section 3.3 of the Disclosure Schedule as owned by a Company or a Subsidiary.
“Purchased Entity Plans” shall have the meaning set forth in Section 3.19(a).
“Purchase Price” shall have the meaning set forth in Section 2.1.
“Put Option” shall have the meaning set forth in Section 5.7(e)(ii).
“Recent Balance Sheet” shall have the meaning set forth in Section 3.6(a).
“Repatriation Plan” shall have the meaning set forth in Section 5.15.

#88810454v1

“Required Financial Statements” shall have the meaning set forth in Section 5.19(c).
“Response Period” shall have the meaning set forth in Section 2.3(c)(ii).
“RSIP” shall have the meaning set forth in Section 5.7(b)(i).
“Rule 3-05” shall have the meaning set forth in Section 3.6(b).
“R&W Insurance” shall mean the policy issued pursuant to that certain Buyer-Side Representations and Warranties Insurance Binder dated as of the date hereof between Buyer and AIG Specialty Insurance Company.
“SEC” shall have the meaning set forth in Section 3.6(b).
“SDN List” shall have the meaning set forth in Section 3.12(d).
“Seller” or “Sellers” shall have the meaning set forth in the recitals to this Agreement.
“Separation Agreement” means the Amended and Restated Separation and Distribution Agreement by and among Tyco International Ltd., Pentair Ltd. and the ADT Corporation dated as of September 27, 2012.
“Service Provider” means any director, officer, employee or individual independent contractor of any Company or any Subsidiary.
“Shared Contract” shall have the meaning set forth in Section 5.5(c).
“Shares” shall have the meaning set forth in the recitals to this Agreement.
“Specified Carryforward” shall mean, with respect to a Company or Subsidiary identified in Section 5.6(p) of the Disclosure Schedule, any loss carryover or credit carryover that is described in Section 5.6(p) of the Disclosure Schedule and that is available to be carried forward into the first taxable period that begins on the day immediately following the Closing Date or, in the case of a Company or Subsidiary that has a Straddle Period, that would be available to be carried forward into the first taxable period that begins on the day immediately following the Closing Date if the portion of the Straddle Period that ends on the Closing Date were treated as a separate taxable period.
“Specified Country” shall mean any jurisdiction that is a Capped Country and Australia, Chile, Hong Kong, Indonesia, Taiwan and Venezuela.
“Specified Individual Shares” shall mean the Shares and the stock, shares, quotas, investment capital, membership units and interests, capital, limited liability or partnership interests or other equity ownership interests in the Subsidiaries set forth on Section 11.16(ii) of the Disclosure Schedule to the extent such Shares or equity ownership interests in the Subsidiaries are not eliminated prior to the Closing in accordance with the terms of this Agreement.

#88810454v1

“Step Plan” shall mean the Step Plan, dated as of August 18, 2016, attached as Exhibit B hereto, as amended or supplemented from time to time in accordance with Section 5.15.
“Step Plan Modifications” shall have the meaning set forth in Section 5.15.
“Straddle Period” shall mean a taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Straddle Returns” shall have the meaning set forth in Section 5.6(b).
“Subsidiary” shall mean any Person engaged in the Business and of which the share capital, voting securities or other equity ownership interests representing the majority of voting control or the ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by any of the Companies.
“Subsidiary Securities” shall have the meaning set forth in Section 3.3(b).
“Tax Claim” shall have the meaning set forth in Section 5.6(d)(i).
“Tax Contest” shall have the meaning set forth in Section 5.6(d)(i).
“Taxes” shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.
“Termination Fee” shall have the meaning set forth in Section 10.4(a).
“Third Party Claim” shall have the meaning set forth in Section 9.3(a).
“Tracer” shall have the meaning set forth in Section 5.6(k).
“Transferred Contract” shall have the meaning set forth in Section 5.5(d).
“Transition Services Agreement” shall mean the Transition Services Agreement substantially in the form attached as Exhibit C hereto and the schedules thereof described in Section 5.18.
“UK Pension Alternative Mechanism” shall have the meaning set forth in Section 5.5(b).
“UK Pension Plan” shall have the meaning set forth in Section 5.7(a)(iii).
“UK Pension Plan Guarantees” shall have the meaning set forth in Section 5.5(b).

#88810454v1

“U.S. Group Entity” shall mean U.S. Holdco or any of its Subsidiaries that is organized under the laws of the United States or a political subdivision thereof.
“U.S. Holdco” shall have the meaning set forth in Section 5.6(k).
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended.
“Warranty Breach” shall have the meaning set forth in Section 9.2(a).
“Working Capital Target” shall mean an amount equal to $650,000,000.
[Signature page follows]

#88810454v1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMERSON ELECTRIC CO.

By: /s/ Robert M. Levy
Name: Robert M. Levy
Title: Vice President, Development

PENTAIR PLC
By: /s/ Randall J. Hogan
Name: Randall J. Hogan
Title: Chairman and Chief Executive Officer

[Signature Page to Share Purchase Agreement]
#88810454v1